Exhibit 99.1

CIT GROUP INC.

Consolidated Financial Statements as of
December 31, 2021 and 2020 and for each of the
Three Years in the Period Ended December 31,
2021, and Independent Auditor’s Report

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of First Citizens Bancshares, Inc.

Opinion

We have audited the consolidated financial statements of CIT Group Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2021, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matters

As discussed in Note 28 to the financial statements, on January 3, 2022, the Company was acquired by First Citizens Bancshares, Inc. pursuant to an Agreement and Plan of Merger dated as of October 16, 2020. Also, as discussed in Note 1 to the financial statements, the Company changed its method of accounting for the allowance for credit losses in 2020 due to the adoption of Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (Topic 326). Our opinion is not modified with respect to these matters.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

New York, New York

March 1, 2022

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (dollars in millions — except share data)

	December 31, 2021	December 31, 2020
Assets
Cash and due from banks, including restricted balances of $35.7 at December 31, 2021 and $41.7 at December 31, 2020 (see Note 10 for amounts pledged)	$141.5	$174.6
Interest bearing cash, including restricted balances of $59.1 at December 31, 2021 and $2.6 at December 31, 2020 (see Note 10 for amounts pledged)	2,874.6	3,837.1
Securities purchased under agreement to resell	—	150.0
Investment securities (see Note 6 for amounts pledged)	6,813.7	6,889.0
Assets held for sale	53.3	721.2
Loans (see Note 10 for amounts pledged)	32,839.6	36,144.6
Allowance for credit losses	(712.3)	(1,063.8)
Total loans, net of allowance for credit losses	32,127.3	35,080.8
Operating lease equipment, net (see Note 10 for amounts pledged)	8,024.3	7,836.6
Bank-owned life insurance	1,201.5	1,168.8
Other assets, including $220.6 at December 31, 2021 and $431.6 at December 31, 2020, at fair value	2,003.4	2,248.5
Total Assets	$53,239.6	$58,106.6
Liabilities
Deposits	$39,357.9	$43,071.6
Credit balances of factoring clients	1,533.5	1,719.9
Other liabilities, including $77.8 at December 31, 2021 and $79.2 at December 31, 2020, at fair value	1,793.3	1,754.9
Borrowings, including $1,147.0 at December 31, 2021 and $500.0 at December 31, 2020 contractually due within twelve months	4,251.5	5,837.3
Total Liabilities	46,936.2	52,383.7
Stockholders’ Equity
Preferred Stock: $0.01 par value, 100,000,000 shares authorized, 8,325,000 shares issued and outstanding at December 31, 2021 and 2020	525.0	525.0
Common Stock: $0.01 par value, 600,000,000 shares authorized
Issued: 164,146,474 at December 31, 2021 and 163,309,861 at December 31, 2020	1.6	1.6
Outstanding: 99,174,305 at December 31, 2021 and 98,609,395 at December 31, 2020
Paid-in capital	6,932.3	6,892.0
Retained earnings	2,180.3	1,428.3
Accumulated other comprehensive income (loss)	(163.6)	35.7
Treasury stock: 64,972,169 shares at December 31, 2021 and 64,700,466 shares at December 31, 2020 at cost	(3,172.2)	(3,159.7)
Total Common Stockholders’ Equity	5,778.4	5,197.9
Total Equity	6,303.4	5,722.9
Total Liabilities and Equity	$53,239.6	$58,106.6

The accompanying notes are an integral part of these consolidated financial statements.

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in millions — except per share data)

	Years Ended December 31,
	2021	2020	2019
Interest income
Interest and fees on loans	$1,402.2	$1,667.8	$1,783.3
Other interest and dividends	81.2	131.2	233.5
Interest income	1,483.4	1,799.0	2,016.8
Interest expense
Interest on deposits	203.9	475.8	664.9
Interest on borrowings	225.2	257.5	287.1
Interest expense	429.1	733.3	952.0
Net interest revenue	1,054.3	1,065.7	1,064.8
Provision for credit losses	(327.4)	800.3	110.8
Net interest revenue, after credit provision	1,381.7	265.4	954.0
Non-interest income
Rental income on operating leases	773.3	810.9	857.7
Other non-interest income	662.9	540.5	415.2
Total non-interest income	1,436.2	1,351.4	1,272.9
Total revenue, net of interest expense and credit provision	2,817.9	1,616.8	2,226.9
Non-interest expenses
Depreciation on operating lease equipment	340.7	327.4	308.6
Maintenance and other operating lease expenses	209.0	212.5	180.7
Operating expenses	1,038.8	1,309.9	1,113.2
Goodwill impairment	—	485.1	—
Loss (gain) on debt extinguishment and deposit redemption	0.3	(14.7)	0.5
Total non-interest expenses	1,588.8	2,320.2	1,603.0
Income (loss) before provision (benefit) for income taxes	1,229.1	(703.4)	623.9
Provision (benefit) for income taxes	306.8	(88.1)	94.5
Income (loss) from continuing operations	922.3	(615.3)	529.4
Discontinued operations
Income from discontinued operations, net of taxes	—	—	0.5
Net income (loss)	$922.3	$(615.3)	$529.9
Preferred stock dividends	30.1	31.1	18.9
Net income (loss) available to common shareholders	$892.2	$(646.4)	$511.0
Income (loss) from continuing operations available to common shareholders	$892.2	$(646.4)	$510.5
Basic income (loss) per common share
Income (loss) from continuing operations	$9.01	$(6.57)	$5.29
Income (loss) from discontinued operations	—	—	0.01
Basic income (loss) per share	$9.01	$(6.57)	$5.30
Diluted income (loss) per common share
Income (loss) from continuing operations	$8.92	$(6.57)	$5.27
Income (loss) from discontinued operations	—	—	—
Diluted income per share	$8.92	$(6.57)	$5.27
Average number of common shares (thousands)
Basic	99,067	98,405	96,503
Diluted	100,068	98,405	96,921

The accompanying notes are an integral part of these consolidated financial statements.

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Net income (loss)	$922.3	$(615.3)	$529.9
Other comprehensive (loss) income, net of tax
Foreign currency translation adjustments	10.1	—	11.8
Net unrealized (loss) gain on available for sale securities	(203.8)	81.3	96.8
Changes in benefit plans net (loss) gain and prior service (cost)/credit	(5.6)	6.5	17.6
Other comprehensive (loss) income, net of tax	(199.3)	87.8	126.2
Comprehensive income (loss)	$723.0	$(527.5)	$656.1

The accompanying notes are an integral part of these consolidated financial statements.

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (dollars in millions)

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock, at Cost	Total Equity
December 31, 2018	$325.0	$1.6	$6,810.8	$1,924.4	$(178.3)	$(2,936.9)	$5,946.6
Net income	—	—	—	529.9	—	—	529.9
Other comprehensive income, net of tax	—	—	—	—	126.2	—	126.2
Dividends paid ($1.30 per common share and $58.00 per preferred share)	—	—	—	(146.7)	—	—	(146.7)
Issuance of preferred stock	200.0	—	(4.9)	—	—	—	195.1
Share repurchases	—	—	—	—	—	(340.9)	(340.9)
Amortization of stock compensation expenses	—	—	44.8	—	—	(19.0)	25.8
Employee stock purchase plan	—	—	3.0	—	—	—	3.0
December 31, 2019	$525.0	$1.6	$6,853.7	$2,307.6	$(52.1)	$(3,296.8)	$6,339.0
Adoption of ASU 2016-13	—	—	—	(82.4)	—	—	(82.4)
Net loss	—	—	—	(615.3)	—	—	(615.3)
Other comprehensive income, net of tax	—	—	—	—	87.8	—	87.8
Dividends paid ($1.40 per common share, $58.00 per preferred A share and $1.53 per preferred B share)	—	—	—	(171.5)	—	—	(171.5)
Issuance of common stock - acquisition	—	—	—	(10.1)	—	151.3	141.2
Amortization of stock compensation expenses	—	—	34.1	—	—	(14.2)	19.9
Employee stock purchase plan	—	—	4.2	—	—	—	4.2
December 31, 2020	$525.0	$1.6	$6,892.0	$1,428.3	$35.7	$(3,159.7)	$5,722.9
Net income	—	—	—	922.3	—	—	922.3
Other comprehensive loss, net of tax	—	—	—	—	(199.3)	—	(199.3)
Dividends paid ($1.40 per common share, $58.00 per preferred A share and $1.40 per preferred B share)	—	—	—	(170.3)	—	—	(170.3)
Amortization of stock compensation expenses	—	—	37.4	—	—	(12.5)	24.9
Employee stock purchase plan	—	—	2.9	—	—	—	2.9
December 31, 2021	$525.0	$1.6	$6,932.3	$2,180.3	$(163.6)	$(3,172.2)	$6,303.4

The accompanying notes are an integral part of these consolidated financial statements.

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Cash Flows from Operations
Net income (loss)	$922.3	$(615.3)	$529.9
Adjustments to reconcile net income (loss) to net cash flows from operations:
Provision for credit losses	(327.4)	800.3	110.8
Depreciation on operating lease equipment	340.7	327.4	308.6
Amortization of stock compensation expenses	37.4	34.1	44.8
Net gain on asset sales and impairments on assets held for sale	(342.3)	(209.7)	(71.6)
Loss (gain) on debt extinguishment and deposit redemption	0.3	(14.7)	0.5
Provision for deferred income taxes	276.2	(95.8)	115.1
Increase (decrease) in loans held for sale	(11.5)	(15.3)	33.9
Goodwill impairment	—	485.1	—
Decrease (increase) in other assets	284.3	(266.6)	(303.8)
(Decrease) increase in other liabilities	(283.5)	(32.1)	80.8
Other operating activities	90.5	83.0	78.2
Net cash flows provided by operations	987.0	480.4	927.2
Cash Flows from Investing Activities
Changes in loans, net	2,467.7	478.2	(1,598.3)
Purchases of investment securities and securities purchased under agreement to resell	(4,394.8)	(5,751.3)	(12,953.8)
Proceeds from sales and maturities of investment securities and securities purchased under agreement to resell	4,419.5	7,645.2	12,543.2
Proceeds from asset and receivable sales	1,767.2	688.3	1,009.5
Purchases of assets to be leased and other equipment	(750.7)	(1,018.6)	(807.9)
Proceeds from sale of OREO, net of repurchases	3.8	13.7	37.2
Purchase of bank owned life insurance	—	(100.0)	(200.0)
Acquisition, net of cash received	—	(720.1)	—
Other investing activities	5.8	(46.3)	22.9
Net cash flows provided by (used in) investing activities	3,518.5	1,189.1	(1,947.2)
Cash Flows from Financing Activities
Proceeds from the issuance of term debt and FHLB advances	606.7	2,207.5	2,694.3
Repayments of term debt and FHLB advances	(2,215.3)	(3,129.1)	(4,365.1)
Net (decrease) increase in deposits	(3,714.9)	947.2	3,898.1
Repurchase of common stock	—	—	(340.9)
Net proceeds from issuance of preferred stock	—	—	195.1
Dividends paid	(170.3)	(171.5)	(146.7)
Other financing activities	(7.2)	(199.8)	(26.7)
Net cash flows (used in) provided by financing activities	(5,501.0)	(345.7)	1,908.1
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.1)	2.3	1.9
(Decrease) increase in cash, cash equivalents and restricted cash	(995.6)	1,326.1	890.0
Cash, cash equivalents and restricted cash beginning of period	4,011.7	2,685.6	1,795.6
Cash, cash equivalents and restricted cash end of period	$3,016.1	$4,011.7	$2,685.6
Supplementary Cash Flow Disclosures
Interest paid	$(410.8)	$(725.5)	$(946.0)
Federal, foreign, state and local income taxes (paid) refunded, net	(11.4)	66.4	41.3
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for investment to held for sale	614.2	1,068.2	480.5
Transfer of assets from held for sale to held for investment	17.8	26.5	25.5
Transfers of assets to OREO	4.3	0.3	21.4
Commitments extended during the period on affordable housing investment credits	128.4	106.1	80.5
Issuance of common stock - acquisition	—	141.2	—

Reconciliation of cash, cash equivalents and restricted cash on the Balance Sheet to that presented in the above Statements of Cash Flow.

	Year Ended December 31,
	2021	2020	2019
Cash and due from banks, including restricted balances of $35.7, $41.7 and $875.2 at December 31, 2021, 2020 and 2019, respectively	$141.5	$174.6	$990.1
Interest-bearing cash, including restricted balances of $59.1, $2.6 and $2.2 at December 31, 2021, 2020 and 2019, respectively	2,874.6	3,837.1	1,695.5
Total cash, cash equivalents, and restricted cash shown in the Statement of Cash Flows	$3,016.1	$4,011.7	$2,685.6

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CIT Group Inc. is a bank holding company (“BHC”) and a financial holding company (“FHC”). CIT Group Inc., together with its subsidiaries (collectively “we”, “our”, “CIT” or the “Company”), is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956, as amended. CIT was formed in 1908 and provides financing, leasing and advisory services principally to middle-market companies in a wide variety of industries, primarily in North America.

We also provide banking and related services to commercial and individual customers through our banking subsidiary, CIT Bank, N.A. (“CIT Bank” or the “Bank”), which includes a regional branch network of approximately 80 branches and its online bank.

CIT Bank is regulated by the Office of the Comptroller of the Currency of the U.S. Department of the Treasury (“OCC”). In addition, CIT Bank, as an insured depository institution, is supervised by the Federal Deposit Insurance Corporation (“FDIC”).

BASIS OF PRESENTATION

Basis of Financial Information

The accounting and financial reporting policies of CIT conform to generally accepted accounting principles (“GAAP”) in the United States, and the preparation of the consolidated financial statements is in conformity with GAAP, which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Some of the more significant estimates include allowance for credit losses (“ACL”) and the realizability of deferred tax assets. Additionally, where applicable, the policies conform to accounting and reporting guidelines prescribed by bank regulatory authorities.

Principles of Consolidation

The accompanying consolidated financial statements include financial information related to CIT and its majority-owned subsidiaries and those variable interest entities (“VIEs”) where the Company is the primary beneficiary (“PB”), if any.

In preparing the consolidated financial statements, all significant inter-company accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

Merger Agreement

On October 16, 2020, First Citizens BancShares, Inc. (“First Citizens”), the parent company of First-Citizens Bank & Trust Company, and CIT, the parent company of CIT Bank, N.A., jointly announced that they had entered into a definitive agreement under which the companies will combine in an all-stock merger. On January 3, 2022, First Citizens closed its merger with CIT. See Note 28 – Subsequent Events for further details.

SIGNIFICANT ACCOUNTING POLICIES

Loans and Leases

CIT extends credit to commercial customers through a variety of financing arrangements including term loans, revolving credit facilities, finance leases and operating leases. CIT also extends credit through consumer loans, including residential mortgages. The amounts outstanding on term loans, consumer loans, revolving credit facilities and finance leases are referred to as loans. These loans, when combined with assets held for sale (“AHFS”) and Operating lease equipment, net are referred to as loans and leases.

It is CIT’s expectation that the majority of the loans and leases originated will be held for the foreseeable future or until maturity. In certain situations, for example to manage concentrations and/or credit risk or where returns no longer meet specified targets, some or all of certain exposures are sold. Loans for which the Company has the intent and ability to hold for the foreseeable future or until maturity are classified as held for investment (“HFI”). If the Company no longer has the intent or ability to hold loans for the foreseeable future, then the loans are transferred to AHFS. Loans originated with the intent to sell are classified as AHFS.

Loans originated and classified as HFI are recorded at amortized cost. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to interest income over the contractual lives of the related loans. Unearned income on leases and discounts and premiums on loans purchased are amortized to interest income using the effective interest method. For loans classified as AHFS, the amortization of discounts and premiums on loans purchased and unearned income ceases. Finance leases originated and classified as HFI are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Management performs periodic reviews of estimated residual values, with other than temporary impairment (“OTTI”) recognized in current period earnings.

If it is determined that a loan should be transferred from HFI to AHFS, then the loan is transferred at the lower of its amortized cost basis or fair value on the date of transfer, which excludes the allowance for credit losses. Prior to the transfer, CIT applies its write-off policy to the recorded investment. If the recorded investment exceeds the loan’s fair value at the date of transfer, a valuation allowance (“VA”) is established equal to the difference between the recorded investment and fair value. Once classified as AHFS, the amount by which the amortized cost exceeds fair value is recorded as a change in the VA and is reflected as a reduction to other non-interest income. If it is determined that a loan should be transferred from AHFS to HFI, the loan is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the fair value, if lower, is reflected as a loan discount at the transfer date, which reduces its carrying value. Subsequent to the transfer to HFI, the discount is accreted into earnings as an increase to interest income over the life of the loan using the effective interest method and subject to CIT’s allowance for credit loss review.

Loans acquired are initially recorded at their fair value on the acquisition date. For loans that are not considered credit impaired at the date of acquisition and for which cash flows are evaluated based on contractual terms, a premium or discount is recorded, representing the difference between the unpaid principal balance and the fair value. The discount or premium is accreted or amortized to earnings using the effective interest method as a yield adjustment over the remaining contractual terms of the loans and is recorded in Interest Income. If the loan is prepaid, the remaining discount or premium is recognized in Interest Income. If the loan is sold, the remaining discount is considered in the resulting gain or loss on sale. If the loan is subsequently classified as non-accrual, or transferred to AHFS, accretion or amortization of the discount (premium) is ceased.

For purposes of income recognition, and consistent with valuation models across loan portfolios, the Company has elected not to take a position on the movement of future interest rates in the applicable model. If interest rates rise, the loans will generate higher income. If rates fall, the loans will generate lower income.

ASU 2016-13 Financial Instruments – Credit Losses (Topic 326)

On January 1, 2020, CIT adopted ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs. Topic 326 introduces a forward-looking “expected loss” model (the “Current Expected Credit Losses” or “CECL” model) to estimate credit losses over the full remaining expected life of the portfolio upon adoption, rather than the incurred loss model under GAAP prior to adoption. Estimates of expected credit losses (“ECL”) under the CECL model are based on relevant information about past events, current conditions, and reasonable and supportable forecasts regarding the collectability of reported amounts. The CECL model is applicable to financial assets measured on an amortized cost basis. It also applies to off-balance sheet credit exposures where CIT has contractual obligations to extend credit and such obligations are not unconditionally cancelable by CIT. In addition, Topic 326 amends accounting for available-for-sale (“AFS”) debt securities to incorporate an allowance, which allows for reversals of impairment losses if the credit of an issuer improves. Such changes require credit losses to be presented as an allowance rather than as a write-down on AFS debt securities that management does not intend to sell or for which the Company believes it is “more likely than not” that it will not be required to sell.

ASU 2016-13 was adopted using a modified-retrospective approach with a cumulative-effect adjustment to the opening balance of retained earnings. As of January 1, 2020, retained earnings was decreased by $82.4 million due to the adoption of this new standard. Comparative prior period financial information was not adjusted and is reported under previously applicable accounting guidance.

Allowance Methodology

Topic 326 requires estimating and recognizing expected credit losses over the remaining expected life for applicable financial assets. However, the standard does not prescribe a specific credit loss methodology, requiring CIT to use judgment in determining the relevant information and estimation methods that are appropriate, which must be applied consistently over time. Determining an appropriate ACL requires significant judgment that may change based on management’s ongoing process for analyzing the credit quality of the Company’s loan portfolio. The amounts outstanding on term loans, consumer loans, revolving credit facilities and finance leases are referred to as loans.

CIT estimates the ACL for financial assets with similar risk characteristics on a collective basis. A financial asset is measured individually only if it does not share similar risk characteristics with other financial assets. The ACL for AFS debt securities is estimated by using the discounted cash flow method, which reflects the differences between the amortized cost basis and the present value of the principal and interest cash flows expected to be collected. The ACL for loans (bifurcated between commercial and consumer loans) is estimated by using a method other than a discounted cash flow method, and therefore reflects CIT’s expected credit losses on the amortized cost basis of the financial assets as of the reporting date. The estimate of ACL is based on relevant information about past events, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amounts. CIT utilizes a forecast that extends over the contractual term of the loans, and which CIT considers reasonable and supportable for the life of the loan. This forecast uses historical information and takes into consideration current conditions and economic expectations before converging to a long-run trend.

The ACL is a valuation account that is deducted from the amortized cost basis of the financial asset to present the net amount expected to be collected on the financial asset. At the reporting date, CIT records an ACL on the amortized cost of financial assets, including purchased financial assets. Any changes in the current estimate of the ACL from the estimated ACL previously recorded are reported in net income in the provision for credit losses line.

Amortized cost basis is defined as the amount at which a loan or investment is originated or acquired, adjusted for applicable accrued interest, accretion, or amortization of premium, discount, and net of deferred fees or costs, collection of cash, write-offs, foreign exchange, and fair value hedge accounting adjustments.

Accrued interest is generally separately reported from the loan’s amortized cost basis as accrued interest receivable within Other Assets. Accrued interest receivable that is excluded from the amortized cost basis is disclosed in Note 3 – Loans. As permitted by CECL, the Company has elected not to measure an ACL for accrued interest receivable. Rather, CIT’s general policy is to reverse all previously accrued but uncollected interest with a charge against interest income when an account is placed on non-accrual status (for commercial loans) or is contractually delinquent for 90 days or more (for consumer mortgages and small ticket commercial loans).

Additionally, the Company applies qualitative adjustments that affect the allowance for the collectively evaluated loans. Qualitative reserve adjustments are applied for items not directly captured in the quantitative component of the reserve and has included items such as macroeconomic uncertainty, risk to specific industries or portfolio segments, potential changes in collateral value and other factors. The Company’s approach to macroeconomic uncertainty utilizes weighting of the differences between the forecasted baseline and upside and downside scenarios.

An ACL is not recognized for receivables arising from operating leases as these receivables are not within the scope of Topic 326. The accrual of rental income on operating leases is suspended when the collection of substantially all rental payments is no longer probable and rental income for such leases is recognized when cash payments are received. In the period we conclude that collection of rental payments is no longer probable, accrued but uncollected rental revenue, including operating lease receivables resulting from payment deferrals made in response to COVID-19, is reversed against rental income.

Commercial Loans

With respect to commercial loans, the Company monitors various factors, including expected and historical losses and levels of, and trends in, past due loans, non-performing assets, collateral values and economic conditions. These risk factors are considered when commercial loans are graded according to the Company’s internal rating system with respect to probability of default (“PD”) and loss given default (“LGD” or “severity”). The PD and severity are derived through historical observations of default and subsequent losses within each risk grading. Credit quality indicators used in determining risk ratings are monitored and updated at least annually. CECL models are employed to develop a lifetime PD which is used to establish the ACL for financial assets that are measured on a collective basis. These models utilize external and internal historical loan performance data together with historical macroeconomic data to identify correlations and select macro variables that would be appropriate predictors of loan losses in the future to determine the ACL. See Note 3 – Loans for additional information regarding credit quality indicators. For individually reviewed financial assets, see detail provided in the Individually Reviewed Loans section below.

Consumer Loans

With respect to consumer loans, which are primarily residential mortgage loans, the Company monitors loan performance metrics, including delinquency and non-accrual status, and credit quality risk indicators such as the loan-to-value ratio (“LTV”) of the underlying collateral and the credit score developed by the Fair Isaac Corporation (the “FICO score”) of borrowers excluding government insured loans (which are discussed in the Zero Loss Assumption section below). LTV refers to the ratio comparing the loan’s unpaid principal balance to the property’s current collateral value as an indicator of the potential loss severity in the event of default. The borrower’s current FICO score, which is obtained quarterly, is a secondary credit quality indicator to evaluate borrower’s credit payment history. For consumer loans that are evaluated collectively, ACL and cash flow projections are developed with models that utilize historical loan performance data together with historical macroeconomic data to identify correlations and select macro variables that would be appropriate in estimating future loan losses. The macroeconomic variables considered include measurements of the regional economy, home price changes and unemployment rates, which may have an impact on credit quality. Refer to Note 3 – Loans for additional information regarding credit quality. For individually reviewed financial assets, see detail provided in the Individually Reviewed Loans section below.

Purchased Credit Deteriorated (“PCD”) Financial Assets

PCD assets are acquired individual financial assets (or acquired groups of financial assets with similar risk characteristics) that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by an acquirer’s assessment. A single asset can be deemed a PCD asset, or a group of assets acquired together that have similar risk characteristics can be classified as PCD assets. PCD assets are recorded at their purchase price plus the ACL expected at the time of acquisition, or “gross up” of the amortized cost basis. Day 1 ACL is established for these loans without a statement of operations effect. Any changes in the current estimate of the ACL after acquisition from the estimated ACL previously recorded are reported in net income in the provision for credit losses line in subsequent periods as they arise. A purchased financial asset that does not qualify as a PCD asset is accounted for similarly to originated assets, whereby an ACL is recognized with a corresponding increase to the provision for credit losses.

Determining which assets meet the PCD definition requires management’s judgment as there is no definition provided for “more-than-insignificant deterioration in credit quality”. Credit deterioration attributes such as credit risk ratings, FICO score, delinquency status and other standard indicators (e.g., TDR, non-accrual status, charge-offs and bankruptcy) are used to classify PCD assets either at the level of the individual asset or on the basis of a group or pool in an asset acquisition or business combination.

Zero Loss Assumption

Measurement of expected credit losses is not required for a financial asset or group of financial assets if historical credit loss information adjusted for current conditions and reasonable and supportable forecasts results in an expectation that there is zero probability of nonpayment of the amortized cost basis. Government-insured loans (e.g., Federal Housing Administration (“FHA”)), U.S. treasury securities, and U.S. government agency issued securities are within the scope of the zero loss assumption under CECL given these securities have the highest credit ratings, a long history of no credit losses, and are guaranteed by high credit quality entities.

Other Allowance Factors

With respect to loans transferred from held for investment (“HFI”) to assets held for sale (“AHFS”), prior to transfer to AHFS a write-down of the amortized cost basis is recognized with a charge to the provision for credit losses, to the extent the carrying value exceeds the fair value and the difference relates to credit quality. After the asset is transferred to AHFS, a valuation allowance is recognized in other income to the extent the amortized cost basis exceeds fair value, and changes in valuation are included in the determination of net income of the period in which the change occurs.

With respect to loans transferred from AHFS to HFI, any valuation allowance previously recorded on the AHFS is reversed through earnings prior to the transfer. CIT then reclassifies the loan into HFI at its amortized cost basis (which is reduced by any previous charge-offs but excludes any valuation allowance). After transferring back into HFI, the loan is evaluated in accordance with CIT’s normal credit review policies with any necessary ACL recognized with a corresponding increase to the provision for credit losses.

An approach similar to the ACL process is utilized to calculate the allowance for off-balance sheet credit exposures related to unfunded loan commitments, letters of credit and deferred purchase agreements (“DPAs”). The allowance for off-balance-sheet credit exposures is maintained to absorb estimated credit losses related to these facilities and includes an assumption of the likelihood that funding will occur prior to an obligor defaulting. The allowance for off-balance-sheet credit exposures is recorded as a liability within other liabilities on the Consolidated Balance Sheets. Net adjustments to the allowance for off-balance-sheet credit exposures are included in the provision for credit losses.

A loan or lease is determined to be collateral-dependent when the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. Collateral dependent loans and leases are recorded at their amortized cost basis. An ACL is established for an excess of amortized cost of collateral-dependent loans or leases over the fair value of the underlying collateral (less costs to sell, if applicable) at the reporting date. The underlying collateral is primarily equipment and real estate.

CECL requires that entities do not extend the contractual term for expected extensions, renewals, non-contractual rollovers, and modifications unless it has a reasonable expectation at the reporting date that it will execute a TDR with the borrower. Under CIT’s allowance methodology, CIT defines a TDR as reasonably expected when the Company has identified and approved a TDR for commercial loans and when CIT as a Lender has approved the terms of a trial modification for a borrower experiencing financial difficulty (typically the beginning of the three- to four-month trial period during which the borrower makes monthly payments under the anticipated modified payment terms) for consumer loans. In addition, extension or renewal options (excluding those that are accounted for as a derivative) that are included in the original or modified contract at the reporting date and are not unconditionally cancellable by the entity are considered when determining the contractual term of a loan. The amount of the reserve required for these contracts is affected by (1) the size of the portfolio with extension options at the discretion of the borrower; (2) the length and number of extensions for which the borrower is eligible, and (3) the probability the borrower will elect and qualify for the extension.

Accounting for Purchased Credit-Impaired Loans Prior to the Adoption of the CECL Guidance

Purchased credit-impaired loans (“PCI loans”) were determined as of the date of purchase to have evidence of credit quality deterioration since origination, which made it probable that the Company would be unable to collect all contractually required payments (principal and interest). At acquisition, PCI loans were initially recorded at estimated fair value, which was determined by discounting each commercial loan’s or consumer pool’s principal and interest cash flows expected to be collected using a discount rate for similar instruments with adjustments that management believed a market participant would consider.

Subsequent to acquisition, the estimates of the cash flows expected to be collected were evaluated on a quarterly basis for both commercial PCI Loans (evaluated individually) and consumer PCI loans (evaluated on a pool basis). During each subsequent reporting period, the cash flows expected to be collected was reviewed but would be revised only if it was deemed probable that a significant change had occurred. Probable and significant decreases in expected cash flows as a result of further credit deterioration would result in a charge to the provision for credit losses and a corresponding increase to the allowance for credit losses. Probable increases in cash flows expected to be collected due to improved credit quality would result in recovery of any previously recorded allowance for credit losses, to the extent applicable, and an increase in the accretable yield applied prospectively for any remaining increase.

Upon adoption of CECL, PCI assets became PCD assets via the re-characterization of existing non-accretable discount as ACL using the undiscounted contractual cash flows method at the loan level, with no equity impact at transition. For the consumer PCI loans, the Company elected to transition from pool level to individual loan level by using the undiscounted expected cash flows for each asset within the pool to allocate the respective non-credit discount. In transitioning from PCI to PCD, accrued interest was recognized separately from the loan balance because of the Company’s accounting policy election not to measure an ACL on accrued interest receivables within other assets.

Past Due and Non-Accrual Loans

A loan is considered past due for financial reporting purposes if a default of contractual principal or interest exists for a period of 30 days or more. For consumer mortgage loans, under the Mortgage Bankers Association’s method of reporting delinquencies, a loan is delinquent if a monthly payment has not been received by the end of the day immediately preceding the loan’s next due date. All other loans use a method of reporting delinquencies that considers a loan delinquent if a monthly payment has not been received by the close of business on the loan’s next due date. Past due loans consist of loans that are still accruing interest as well as loans on non-accrual status.

Loans are placed on non-accrual status when the financial condition of the borrower has deteriorated and payment in full of principal or interest is not expected or the scheduled payment of principal and interest has been delinquent for 90 days or more, unless the loan is both well secured and in the process of collection.

The Company elected that at the time a loan is placed on non-accrual status (for commercial loans) or is contractually delinquent for 90 days or more (for consumer mortgages and small ticket commercial loans), all previously accrued but uncollected interest is reversed and charged against interest income. All future interest accruals, as well as amortization of deferred fees, costs, purchase premiums or discounts are suspended if a loan is placed on non-accrual status. Subsequent interest received is applied to the outstanding principal balance until the account is collected, charged-off or returned to accrual status. Loans that are on cash basis non-accrual do not accrue interest income; however, payments designated by the borrower as interest payments may be recorded as interest income. To qualify for this treatment, the remaining recorded investment in the loan must be deemed fully collectable.

Regarding payment deferrals granted due to COVID-19, as there are no contractual payments due during the deferral period, these loans will generally not be reported as past due or placed on non-accrual during the period of the deferral. The loans modified for payment deferral shall maintain the borrower’s delinquency status that existed prior to entering the forbearance or deferment period and is frozen for the duration of the payment deferral period as no contractual payments are due. The frozen delinquency status applies to both initial payment deferrals and any additional payment deferrals granted after the initial deferral period.

Individually Reviewed Loans

CECL guidance provides that a financial asset is measured individually if it does not share similar risk characteristics with other financial assets. For CIT, loans which are identified to be individually reviewed under CECL typically would have been evaluated individually as impaired loans using accounting guidance in effect in periods prior to the adoption of CECL.

Loans of $500 thousand or greater that are placed on non-accrual status are subject to periodic individual review by the Company’s problem loan management (“PLM”) function. The Company excludes certain loan portfolios from its individually reviewed loan disclosures as charge-offs are typically determined and recorded for such loans beginning at 90-150 days of contractual delinquency, depending on loan type. These excluded loan portfolios include small-ticket loans, primarily in Business Capital, as well as short-term factoring receivables in Commercial Finance.

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Interagency Statement

On March 27, 2020, the CARES Act was signed into law. The CARES Act gives financial institutions temporary relief from the accounting and disclosure requirements related to troubled debt restructurings (“TDRs”) under ASC 310-40 and past due and non-accrual reporting in certain situations relating to the COVID-19 pandemic. CIT elected to apply this guidance. With respect to past due and non-accrual loans, the CARES Act provides that financial institutions are not expected to designate loans with payment accommodations granted due to COVID-19 as past due or non-accrual if they were current on the date used to determine the borrower’s delinquency status for the purpose of providing the deferment.  On December 27, 2020, the Consolidated Appropriations Act, 2021 extended certain provisions of the CARES Act. This allows banks to elect to not consider loan modifications related to COVID-19 that were made between March 1, 2020 and January 1, 2022, to borrowers that are current (i.e., less than 30 days past due as of December 31, 2019) as TDRs. The CARES Act expired on January 1, 2022.

 Additionally, on April 7, 2020, a group of federal and state government banking agencies issued an Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus (Revised) (the “Interagency Statement”) that offers some practical expedients for evaluating whether loan modifications that occur in response to the COVID-19 pandemic are TDRs. The Interagency Statement interprets, but does not suspend, ASC 310-40. Under the Interagency Statement, any loan modification that meets either of these practical expedients would not automatically be considered a TDR because the borrower is presumed not to be experiencing financial difficulty at the time of the loan modification.

CIT applies the TDR provisions of the CARES Act on a product-type basis, or on a loan-by-loan basis, for eligible loan modifications. For eligible loans for which the CARES Act is not applied, CIT follows the applicable guidance of the Interagency Statement. For payment deferrals granted to borrowers impacted by COVID-19, CIT has elected to continue to recognize interest income (at a modified effective rate) subject to consideration of whether the loan should be placed on non-accrual status. In addition, CIT monitors deferred amounts and establishes a credit loss reserve for the estimated amount of any balances that will not be recovered for COVID-19 loans.

After the initial payment deferral period granted due to COVID-19, on a case-by-case basis where requested, borrowers may be offered an additional deferral of up to 90 days pursuant to the CARES Act or Interagency Statement guidance outlined above. After the deferral period, amounts deferred must be repaid based on modified terms, including adding the unpaid amounts to the end of the contract term, spread throughout the remaining term, or other arrangements made on a case-by-case basis.

Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic

On April 10, 2020, the FASB Staff issued a question-and-answer document (the “Lease Concessions Q&A”) on Topic 842: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic. The Lease Concessions Q&A provides that entities may elect to apply or not apply the lease modification guidance in ASC 842, Leases, for lease concessions provided by lessors as a result of the COVID-19 pandemic. This election is available for concessions that result in the total payments required by the modified contract being substantially the same as or less than total payments required by the original contract. CIT has elected not to apply the lease modification guidance in ASC 842 for such lease concessions as permitted by the Lease Concessions Q&A. We account for these lease concessions prospectively recognizing income on a straight-line basis for operating leases and a modified effective rate for finance leases.

Charge-Offs on Loans

Charge-offs on loans are recorded after considering such factors as the borrower’s financial condition, the value of underlying collateral and guarantees (including recourse to dealers and manufacturers), and the status of collection activities. Such charge-offs are deducted from the carrying value of the related loans. This policy is largely applicable in the loan classes within Commercial Banking. In general, charge-offs of large ticket commercial loans ($500 thousand or greater) are determined based on the facts and circumstances related to the specific loan and the underlying borrower and the use of judgment by the Company. Charge-offs of small ticket commercial loans are recorded beginning at 90-150 days of delinquency, depending on loan type.

Charge-offs of consumer loans are recorded beginning at 120 days of delinquency. The value of the underlying collateral will be considered when determining the charge-off amount if repossession is reasonably assured and in process.

Charge-offs on the Company’s loans result in a decline in the ACL. Expected recoveries of amounts previously written off also result in a decrease to the ACL. In some circumstances, the ACL for a specific portfolio or loan may be negative because the amount expected to be collected, including expected recoveries, exceeds the financial asset’s amortized cost basis. The negative ACL is limited to the amounts previously written off and expected to be written off by the Company.

For acquired PCD loans where all or a portion of the loan balance had been charged off prior to acquisition, and for which active collection efforts are still underway, the CECL allowance included as part of the grossed-up loan balance at acquisition is immediately charged off if required by CIT’s existing charge-off policy. Additionally, CIT is required to consider its existing policies in determining whether to charge-off any financial assets, regardless of whether a charge-off was recorded by the predecessor company. The initial ACL recognized on PCD assets includes the gross-up of the loan balance reduced by immediate charge-offs for loans previously charged off by the predecessor company or which meet CIT’s charge-off policy on the date of acquisition. Charge-offs against the allowance related to such acquired PCD loans do not result in a statement of operations impact. See Note 4 – Allowance for Credit Losses for additional details.

Regulatory Capital

In March 2020, the OCC, FRB and Federal Deposit Insurance Corporation (“FDIC”) collectively issued an interim final rule on the Revised Transition of the Current Expected Credit Losses Methodology for Allowances (“Revised CECL Transition Rule”) for regulatory capital. See Note 15 – Regulatory Capital for more details.

Leases

On January 1, 2019, CIT adopted ASU 2016-02, Leases (Topic 842), and subsequent related ASUs using January 1, 2019 as the date of initial application. The leasing standard modifies the accounting, presentation, and disclosures for both lessees and lessors. We elected the modified retrospective transition option which allows for application of the Topic 842 guidance at the adoption date. No cumulative-effect adjustment to retained earnings as of January 1, 2019 was necessary as a result of adopting the new standard. CIT elected the “package of practical expedients” permitted under the transition guidance which allowed the Company not to reassess its prior conclusions regarding lease identification, lease classification of existing leases, and treatment of initial direct costs on existing leases. Any lease arrangements and significant modifications entered into subsequent to the adoption date (January 1, 2019) are accounted for in accordance with the new standard.

Lessee Arrangements

The leasing standard requires recognition of leases on the consolidated balance sheets as right-of-use (“ROU”) assets and lease liabilities. ROU assets represent our right to use underlying assets for the lease terms and lease liabilities represent our obligation to make lease payments arising from the leases. ROU assets and lease liabilities are recognized based on the estimated present value of future lease payments over the lease term. As our leases do not provide an implicit rate and the rate is not readily determinable, we use our estimated incremental borrowing rate in determining the present value of lease payments.

The Company elected the lessee practical expedient by class of underlying asset to not separate lease and non-lease components for the majority of its lease contracts and for these leases non-lease component fixed payments (for example, maintenance included in fixed payments) are included in the measurement of right-of-use assets and lease liabilities.  However, we do separate lease and non-lease components for real estate leases that contain significant common area amenity space and for these leases non-lease components are not included in the measurement of right-of-use assets and lease liabilities. The Company also elected the short-term lease recognition exemption and does not recognize ROU assets or lease liabilities for leases with a term less than 12 months.

Operating lease cost is recognized as a single lease cost on a straight-line basis over the lease term and is recorded in Operating expenses. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

As a result of the adoption of Topic ASC 842 guidance as of January 1, 2019, CIT recognized lease liabilities, with corresponding ROU assets, based on the present value of unpaid lease payments for existing leases. The ROU assets were adjusted per Topic 842 transition guidance for existing lease-related balances of accrued and prepaid rent, unamortized lease incentives provided by lessors, and restructuring liabilities. As a result, CIT recognized ROU assets of approximately $210 million in Other Assets and corresponding lease liabilities of approximately $260 million in Other liabilities as of January 1, 2019. The January 1, 2019 incremental borrowing rates determined on a collateralized basis for the remaining lease terms were utilized when determining the present value of lease payments at the date of initial adoption.

Lessor Arrangements

We determine lease classification at commencement date. Leases not classified as sales-type or direct financing leases are classified as operating leases. The primary accounting criteria we use that results in sales-type lease classification are (a) the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, (b) the lease grants the lessee a purchase option that the lessee is reasonably certain to exercise, (c) using a seventy-five percent or more threshold, the lease term is for a major part of the remaining economic life of the underlying asset (however, we do not use this classification criterion when the lease commencement date falls within the last 25 percent of the total economic life of the underlying asset) and (d) using a ninety percent or more threshold, the present value of the sum of the lease payments and residual value guarantee from the lessee equals or exceeds substantially all of the fair value of the underlying asset. When none of the sales-type lease criteria have been met, leases are classified as direct financing leases when, using a ninety percent or more threshold, the present value of the sum of the lease payments and residual value guarantee purchased from a third party equals or exceeds substantially all of the fair value of the underlying asset. The majority of our finance leases are sales-type leases. We do not lease equipment of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term.

Lease components are separated from non-lease components that transfer a good or service to the customer; and the non-lease components in our lease contracts are accounted for in accordance with loan accounting guidance. However, the Company elected the operating lease practical expedient for its Rail portfolio leases to not separate non-lease components of railcar maintenance services from associated lease components. This practical expedient is available when both of the following are met: (i) the timing and pattern of transfer of the non-lease components and associated lease component are the same and (ii) the lease component, if accounted for separately, would be classified as an operating lease.

Residual realization risk varies by transaction type. Finance leases bear the least risk because contractual payments usually cover approximately 90% of the equipment’s cost at the inception of the lease. A significant portion of our leasing portfolios are comprised of operating leases which have higher risk because a smaller percentage of the equipment’s value is covered by contractual cash flows over the term of the lease. If the market value of leased equipment decreases at a rate greater than we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on the equipment, excessive use of the equipment, recession or other adverse economic conditions, or other factors, it could adversely affect the current values and the residual values of such equipment. CIT seeks to mitigate these risks by maintaining relatively young fleet assets with wide operator bases, which can facilitate attractive lease and utilization rates. CIT manages and evaluates residual risk by performing periodic reviews of estimated residual values and monitoring levels of residual realizations. A change in estimated operating lease residual values would result in a change in future depreciation expense. A change in estimated finance lease residual values during the lease term impacts the loss allowance as the lessor considers both the lease receivable and the unguaranteed residual asset when determining the finance lease net investment loss allowance. Incremental costs of a lease that would not have been incurred if the lease had not been obtained are capitalized as initial direct costs.

Property taxes paid by the lessor which are reimbursed by the lessee are considered to be lessor costs of owning the asset, and are recorded gross with revenue included in Other non-interest income and expense recorded in Operating expenses.

The Company elected a lessor accounting policy election to exclude from revenue and expenses sales taxes and other similar taxes assessed by a governmental authority on lease revenue-producing transactions and collected by the lessor from a lessee.

Operating Leases - Operating lease equipment is carried at cost less accumulated depreciation. Operating lease equipment is depreciated to its estimated residual value using the straight-line method over the lease term or estimated useful life of the asset. Rail equipment has estimated useful lives of 40-50 years and other equipment useful lives are generally 3-10 years. Where management’s intention is to sell the operating lease equipment, these are marked to the lower of cost or fair value and classified as AHFS. Depreciation is no longer recognized, and the assets are evaluated for impairment, with any further marks to lower of cost or fair value recorded in other non-interest income. Equipment received at the end of the lease, which will be sold, is marked to the lower of cost or fair value with the adjustment recorded in other noninterest income. Initial direct costs are amortized over the lease term.

Finance Leases - CIT’s finance lease activity primarily relates to leasing of new equipment with the equipment purchase price equal to fair value and therefore there is no selling profit or loss at lease commencement. When there is no selling profit or loss, initial direct costs are deferred at the commencement date and included in the measurement of the net investment in the lease.

A lease receivable and unguaranteed residual asset, if any, are recorded for finance leases at present value discounted using the rate implicit in the lease. The lease receivable includes lease payments not yet paid and guarantee of the residual value by the lessee or unrelated third party. Interest income is recognized over the lease term at a constant periodic discount rate on the remaining balance of the lease net investment using the rate implicit in the lease. After the commencement date, lease payments collected are applied to reduce net investment, and net investment is increased for interest income recorded.

Variable lease payments that are not included in the lease net investment are recognized as income in the Consolidated Statements of Operations in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

Revenue Recognition

Interest income on HFI loans is recognized using the effective interest method or on a basis approximating a level rate of return over the life of the asset. Interest income includes components of accretion of the fair value discount on loans and lease receivables recorded in connection with purchase accounting adjustments (“PAA”), which are accreted using the effective interest method as a yield adjustment over the remaining contractual term of the loan and recorded in interest income. If the loan is subsequently classified as AHFS, accretion (amortization) of the discount (premium) will cease.

Rental revenue on operating leases is recognized on a straight-line basis over the lease term and is included in Non-interest Income.

The recognition of interest income (including accretion) on commercial loans (exclusive of small ticket commercial loans) is suspended and an account is placed on non-accrual status when, in the opinion of management, full collection of all principal and interest due is doubtful. All future interest accruals, as well as amortization of deferred fees, costs, purchase premiums or discounts are suspended. To the extent the estimated cash flows, including fair value of collateral, does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against interest income. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. Loans that are on cash basis non-accrual do not accrue interest income; however, payments designated by the borrower as interest payments may be recorded as interest income. To qualify for this treatment, the remaining recorded investment in the loan must be deemed fully collectable.

The recognition of interest income (including accretion) on consumer mortgages and small ticket commercial loans is suspended, and all previously accrued but uncollected revenue is reversed, when payment of principal and/or interest is contractually delinquent for 90 days or more. Accounts, including accounts that have been modified, are returned to accrual status when, in the opinion of management, collection of remaining principal and interest is reasonably assured, and there is a sustained period of repayment performance, generally for a minimum of six months.

The Company periodically modifies the terms of loans in response to borrowers’ financial difficulties. These modifications may include interest rate changes, principal forgiveness or payment deferments. Loans that are modified, where a concession has been made to the borrower, are accounted for as troubled debt restructurings (“TDRs”). TDRs are generally placed on non-accrual upon their restructuring and remain on non-accrual until, in the opinion of management, collection of remaining principal and interest is reasonably assured, and upon collection of six consecutive scheduled payments.

Prior to the adoption of ASU 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments on January 1, 2020, PCI loans in pools that the Company may modify as TDRs are not within the scope of the accounting guidance for TDRs.

Other Revenue Streams

Certain revenue streams within Non-Interest Income, including some insignificant bank related fees and gains or losses related to the sale and disposition of leased equipment and other real estate owned (“OREO”), are recognized in accordance with Topic 606, Revenue from Contracts with Customers, at an amount reflecting the consideration received, or expected to be received, when control of goods or services is transferred, which generally occurs when services are provided or control of leased equipment or OREO is sold.

Impairment of Long-Lived Assets

A review for impairment of long-lived assets, such as operating lease equipment, is performed at least annually or when events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Impairment of long-lived assets is determined by comparing the carrying amount to future undiscounted net cash flows expected to be generated. If a long-lived asset is impaired, the impairment is the amount by which the carrying amount exceeds the fair value of the long-lived asset. Fair value is based upon discounted cash flow analysis and available market data. Current lease rentals, as well as relevant and available market information (including third party sales for similar equipment and published appraisal data), are considered both in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair value in measuring impairment. Depreciation expense is adjusted when the projected fair value at the end of the lease term is below the projected book value at the end of the lease term. Assets to be disposed of are included in AHFS in the Consolidated Balance Sheets and are reported at the lower of the cost or fair market value less disposal costs (“LOCOM”).

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase (“repos”) are accounted for as collateralized financing transactions as the terms of the sale agreements do not qualify for sale accounting and are therefore recorded at the amount of cash received. Accrued interest payables are recorded in other liabilities. Interest incurred is recorded in interest expense. Repos are collateralized by securities reported as assets on the Consolidated Balance Sheets. The fair value of collateral is monitored daily and additional collateral is provided or excess collateral is returned for margin maintenance purposes. All repos are short term and collateralized by High-Quality Liquid securities (“HQL securities”). HQL securities include readily marketable, unpledged securities, as well as securities available for sale and pledged but not drawn against at the FHLB. Given that repos are short term, the carrying values are assumed to approximate the fair value.

Securities Purchased Under Agreements to Resell

Securities purchased under agreements to resell (“reverse repos”) are accounted for as collateralized financing transactions as the terms of purchase agreements do not qualify for sale accounting and are therefore recorded at the amount of cash advanced. Accrued interest receivables are recorded in other assets. Interest earned is recorded in interest income. Reverse repos are generally collateralized by securities issued or guaranteed by HQL securities. The fair value of collateral is monitored daily and additional collateral is obtained or excess collateral is returned for margin maintenance purposes. Collateral accepted under reverse repo transactions is not permitted by contract to be sold or repledged.

Financial Assets with Collateral Maintenance Provisions

The Company has elected to measure the ACL of certain financial assets by comparing the amortized cost basis of the financial asset with the fair value of collateral at the reporting date. Such financial assets include reverse repurchase agreements that are collateralized by securities. The Company marks the collateral assets for these transactions on a daily basis and any change (e.g. decrease in value of collateral) results in additional collateral being called such that the Company is not exposed to default risk of the counterparty. The collateral placed or received are HQL securities. This election may result in an estimate of zero expected credit losses when the collateral levels are required to be adjusted and replenished to be always equal to or greater than the amortized cost basis of the financial assets. The fair value of collateral is reviewed at each reporting period to ensure zero loss assumption is appropriately applied.

Investments

Debt Securities

Investments in debt securities that are not classified as trading securities or held-to-maturity (“HTM”) securities are classified as AFS securities. Debt securities classified as AFS are carried at fair value with changes in fair value reported in AOCI, a component of stockholders’ equity, net of applicable income taxes.

Debt security purchases and sales are recorded as of the trade date. Realized gains and losses on sales are included in other non-interest income based primarily on the average cost method, and interest income on AFS securities is included within Other interest and dividend income.

Evaluating AFS Debt Securities for Credit Losses

An unrealized loss exists when the current fair value of an individual debt security is less than its amortized cost basis. Debt securities classified as AFS that are in an unrealized loss position, which the Company does not intend to sell or is not likely to be required to sell, are evaluated to determine whether the decline in fair value has resulted from credit losses or other factors at the individual security level, if they do not qualify for zero-loss assumption. If evidence of credit loss exists, the present value of expected cash flows is compared with the amortized cost basis and an allowance is recorded as a deduction from the security balance, with a corresponding increase in the provision for credit losses, limited by the amount that the fair value is less than the amortized cost basis. Non-credit related impairment losses are recorded in Other Comprehensive Income (“OCI”). Any changes in the current estimate of the ACL from the estimated ACL previously recorded are reported in net income in the provision for credit losses line. Losses are charged against the ACL when the uncollectibility of an AFS debt security is confirmed by management. Change in the ACL due to changes in time value is reported as provision for credit losses. If the Company intends to sell the debt security, or more likely than not will be required to sell the security before recovery of its amortized cost basis, any existing ACL is written off and the amortized cost basis of the security is written down to the fair value at the reporting date with any incremental impairment reported in earnings.

An AFS debt security is deemed to be a PCD asset if it has a non-investment grade public debt rating at acquisition. The ACL for PCD assets is measured at the individual security level and is added to the purchase price at the time of acquisition to establish the amortized cost basis.

Accrued Interest Receivable on AFS

The Company elected to present the accrued interest receivable balance separately within Other Assets. Accrued interest is excluded from both the fair value and the amortized cost basis of the AFS debt security for the purpose of identifying and measuring impairment. The Company elected not to measure an ACL for accrued interest receivable, rather, all previously accrued but uncollected interest is reversed and charged against interest income when the AFS security is deemed uncollectible by management.

Evaluating Investments for OTTI

Prior to the adoption of ASU 2016-13, unrealized losses that were determined to be temporary in nature were recorded, net of tax, in AOCI for AFS securities, as these investments were carried at their amortized cost. Unrealized losses on securities carried at fair value were recorded through earnings as part of the total change in fair value.

The Company conducted and documented periodic reviews of all securities with unrealized losses to evaluate whether the impairment was other than temporary. Under the legacy guidance for debt securities, OTTI was recognized in earnings for debt securities that the Company had an intent to sell or that the Company believed it is more-likely-than-not that it will be required to sell prior to the recovery of the amortized cost basis. OTTI on debt securities classified as AFS were recognized in other non-interest income in the Consolidated Statements of Operations in the period determined. Impairment was evaluated and to the extent it was credit related amounts were reclassified out of AOCI to other non-interest income. If it was not credit related then, the amounts remain in AOCI.

Equity Securities

Equity securities with readily determinable fair values are carried at fair value with changes in value recorded in earnings. The Company has made an accounting policy election to measure equity securities without readily determinable fair values using the “measurement alternative,” which reflects cost, less any impairment, adjusted for any changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Securities accounted for under equity method are recorded at cost in Other Assets, adjusted to reflect the Company’s portion of income, loss or dividend of the investee and are periodically assessed for OTTI, with the net asset values reduced when impairment is deemed to be other-than-temporary.

Investments in Restricted Stock

As a condition of membership, the Company owns capital stock in both the Federal Home Loan Bank (“FHLB”) of San Francisco and the FRB. The Company’s ownership of capital stock in the FHLB is based upon its outstanding FHLB advances whereas the FRB stock owned is based on a specified ratio relative to the Company’s capital. FHLB and FRB stock may only be sold back to the member institutions at their carrying value and cannot be sold to other parties. For FHLB stock, cash dividends are recorded within other interest and dividends when declared by the FHLB. For FRB stock, the Company is legally entitled (without declaration) to a specified dividend paid semi-annually. Dividends are recorded when received in other interest and dividends in the Consolidated Statements of Operations.

Due to the restricted ownership requirements, the Company accounts for its investments in FHLB and FRB stock at cost, as nonmarketable equity stock. Purchases and redemptions of restricted stock are reflected in the investing section of the Consolidated Statements of Cash Flows. Impairment reviews of these investments are performed at least annually, or when events or circumstances indicate that their carrying amounts may not be recoverable. The Company’s impairment evaluation considers the long-term nature of the investments, the liquidity position of the member institutions, its recent dividend declarations and the intent and ability to hold these investments for a period of time sufficient to ultimately recover the Company’s recorded investment.

Goodwill and Intangible Assets

During 2020, the Company impaired all of its goodwill. See Note 25 – Goodwill and Intangible Assets for details.

Goodwill primarily represents the excess of the purchase prices paid for acquired businesses over the respective fair value of net asset values acquired. Goodwill is assigned to reporting units (“RUs”) at the date the goodwill is initially recorded. Once the goodwill is assigned to the RU, it no longer retains its association with a particular transaction, and all of the activities within the RU, whether acquired or internally generated, are available to support the value of goodwill.

Goodwill is not amortized but it is subject to impairment testing for each RU on an annual basis, or more often if events or circumstances indicate there may be impairment. The Company follows guidance in ASC 350, Intangibles - Goodwill and Other that includes the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a RU is less than its carrying amount before performing the quantitative goodwill impairment test.

If the Company does not perform the qualitative assessment, or upon performing the qualitative assessment, concludes that it is more likely than not that the fair value of a RU is less than its carrying amount, CIT would be required to perform the quantitative goodwill impairment test for that RU. The quantitative goodwill impairment test involves comparing the fair value of the RU with its carrying value, including goodwill as measured by allocated equity. If the fair value of the RU exceeds its carrying value, goodwill in that unit is not considered impaired. However, if the carrying value exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that RU.  RU fair values are primarily estimated using discounted cash flow models.

The Company reviews intangible assets for impairment annually or when events or circumstances indicate that their carrying amounts may not be recoverable. Impairment is recognized by writing down the asset to the extent that the carrying amount exceeds the estimated fair value, with any impairment recorded in operating expense.

Other Assets

Tax Credit Investments

The Company has investments in limited liability entities that were formed to operate qualifying affordable housing projects, and other entities that make equity investments, provide debt financing or support community-based investments in tax-advantaged projects. Certain affordable housing investments qualify for credit under the Community Reinvestment Act (“CRA”), which requires regulated financial institutions to help meet the credit needs of the local communities in which they are chartered, particularly in neighborhoods with low or moderate incomes.  These tax credit investments provide tax benefits to investors primarily through the receipt of federal and/or state income tax credits or tax benefits in the form of tax-deductible operating losses or expenses.

The Company invests as a limited partner and its ownership amount in each limited liability entity varies. As a limited partner, the Company is not the PB as it does not meet the power criterion, i.e., it has no power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and has no direct ability to unilaterally remove the general partner.  Accordingly, the Company is not required to consolidate these entities on its financial statements. For further discussion on VIEs, see Note 9 – Variable Interest Entities.

CIT uses the proportional amortization method to account for low income housing tax credit (“LIHTC”) investments. Under the proportional amortization method, the investment performance is presented net of taxes as a component of income tax expense (benefit), which provides users with a better understanding of the returns from such investments.

Tax credit investments are evaluated for potential impairment at least annually, or more frequently when events or conditions indicate that it is probable that the Company will not recover its investment. Potential indicators of impairment might arise when there is evidence that some or all tax credits previously claimed by the limited liability entities would be recaptured, or that expected remaining credits would no longer be available to the limited liability entities.  If an investment is determined to be impaired, it is written down to its estimated fair value and the new cost basis of the investment is not adjusted for subsequent recoveries in value.

These investments are included within other assets and any impairment loss is recognized in other non-interest income.

Other Real Estate Owned

Other real estate owned (“OREO”) represents collateral acquired from the foreclosure of secured loans and is being actively marketed for sale. These assets are initially recorded at fair value less disposition costs. Estimated fair value is generally based upon independent appraisals or broker price opinions, which are then modified based on assumptions and expectations that are determined by management. Any write-down as a result of differences between carrying and fair value on the date of transfer from loan classification is charged to the allowance for credit losses.

Subsequently, the assets are recorded at the lower of its carrying value or estimated fair value less disposition costs. If the property or other collateral has lost value subsequent to foreclosure, a VA (contra asset) is established, and the charge is recorded in other non-interest income. OREO values are reviewed on a quarterly basis and subsequent declines in estimated fair value are recognized in earnings in the current period. Holding costs are expensed as incurred and reflected in operating expenses. Upon disposition of the property, any difference between the proceeds received and the carrying value is booked as a gain or loss on disposition recorded in other non-interest income.

Property and Equipment

Property and equipment are included in other assets and are carried at cost less accumulated depreciation and amortization. Depreciation is expensed using the straight-line method over the estimated service lives of the assets. Estimated service lives generally range from 3 to 7 years for furniture, fixtures and equipment and 20 to 40 years for buildings. Leasehold improvements are amortized over the term of the respective lease or the estimated useful life of the improvement, whichever is shorter.

Property and equipment that are held to be used are assessed for impairment where indications exist that their carrying amounts are not recoverable. The carrying amount of a fixed asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.

Fixed assets are impaired when their carrying amounts are not recoverable and exceed their fair values. An impairment loss is measured as the amount by which the carrying amount of a fixed asset exceeds its fair value. The related asset must then be written down and its depreciation adjusted prospectively over the asset’s remaining useful life.

Where an impairment loss is recognized, the adjusted carrying amount of an asset will be its new cost basis. For a depreciable asset, the new cost basis is depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Prepaid Railcar Certification Costs

The Company incurs certain costs mainly related to rail tank car safety certifications. These certification costs provide a long-term benefit to the Company as they allow the rail tank cars to comply with government standards and, as such, secure the use of these assets over future periods. These costs are accounted for as a prepaid expense, are classified within Other Assets and are amortized over the life cycle of the anticipated benefit of the re-certification (approximately 10 years).

Servicing Advances

The Company is required to make servicing advances in the normal course of servicing mortgage loans. These advances include customary, reasonable and necessary out-of-pocket costs incurred in the performance of its servicing obligation. They include advances related to mortgage insurance premiums, foreclosure activities, funding of principal and interest with respect to mortgage loans held in connection with a securitized transaction and taxes and other assessments which are or may become a lien upon the mortgage property. Servicing advances are generally reimbursed from cash flows collected from the loans.

A receivable is recognized for the advances that are expected to be reimbursed, while a loss is recognized in provision for credit losses under CECL for advances deemed uncollectable. Advances not collected are generally due to payments made in excess of the limits established by the investor or as a result of servicing errors. For our owned loans, CIT’s policy is to write-off any outstanding servicing advances when the underlying loans are non-performing. For loans serviced for others, servicing advances are accrued through liquidation regardless of delinquency status. Any accrued amounts that are deemed uncollectible at liquidation are written off against existing reserves. Any amounts outstanding 180 days post liquidation are written off against established reserves.

Indemnification Assets

In connection with CIT’s acquisition of OneWest Bank in 2015 (“OneWest Transaction”), CIT assumed the loss sharing agreements (“LSAs”) with the FDIC related to its acquisitions of IndyMac Federal Bank, FSB (“IndyMac”), First Federal Bank of California, FSB (“First Federal”) and La Jolla Bank, FSB (“La Jolla”). The LSAs were accounted for as indemnification assets and were initially recognized at estimated fair value as of the acquisition date based on the discounted present value of expected future cash flows under the respective LSAs pursuant to ASC 805. On a subsequent basis, the indemnification asset was measured on the same basis of accounting as the indemnified loans (e.g., as PCI loans under the effective yield method) subject to the lesser of the contractual term of the LSA and remaining life of the indemnified item. The IndyMac LSA expired in March 2019, the First Federal LSA expired in December 2019 and the La Jolla LSA expired in February 2020.

In addition, the Company recorded a separate FDIC true-up liability for an estimated payment due to the FDIC at 45 days following the expiry of the La Jolla LSA (April 2020), given the estimated cumulative losses of the acquired covered assets are projected to be lower than the cumulative losses originally estimated by the FDIC at inception of the LSA. The true-up liability represents contingent consideration to the FDIC and is re-measured at estimated fair value on a quarterly basis, with the changes in fair value recognized in noninterest expense. There was no FDIC true-up liability recorded in connection with the First Federal or IndyMac transaction. See Note 13 – Fair Value.

Derivative Financial Instruments

The Company manages economic risk and exposure to interest rate and foreign currency risk through derivative transactions in over-the-counter markets with other financial institutions. The Company also offers derivative products to its customers in order for them to manage their interest rate and currency risks. The Company does not enter into derivative financial instruments for speculative purposes.

Derivatives utilized by the Company may include swaps, forward settlement contracts and options contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. An option contract is an agreement that gives the buyer the right, but not the obligation, to buy or sell an underlying asset from or to another party at a predetermined price or rate over a specific period of time.

The Company documents, at inception, all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking various hedges. Upon executing a derivative contract, the Company designates the derivative as either a qualifying hedge or non-qualifying hedge. The designation may change based upon management’s reassessment of circumstances.

Upon de-designation or termination of a hedge relationship, if a de-designated derivative instrument continues to be held, changes in fair value of the derivative are reflected in earnings. For a fair value hedge, the basis adjustment on the hedged item is amortized to earnings over the remaining contractual life of the hedged item. For a net investment hedge, the amounts deferred remain in AOCI until the net investment is sold or liquidated.

The Company utilizes derivative instruments to hedge the exposure to changes in fair value of assets and liabilities. These transactions are designated as fair value hedges and gains and losses on derivatives qualify for fair value hedge and hedged items attributable to the hedged risk are recognized in earnings. The Company presents the entire change in the fair value of the hedging instrument in the same statement of operations line as the earnings effect of the hedged item.

The Company utilizes foreign currency forward contracts to hedge net investments in foreign operations. These transactions are classified as foreign currency net investment hedges with resulting gains and losses reflected in AOCI. For hedges of foreign currency net investment positions, the “forward” method is applied whereby effectiveness is assessed and measured based on the amounts and currencies of the individual hedged net investments versus the notional amounts and underlying currencies of the derivative contract. For those hedging relationships where the critical terms of the underlying net investment and the derivative are identical, and the credit-worthiness of the counterparty to the hedging instrument remains sound, there is an expectation of no hedge ineffectiveness so long as those conditions continue to be met.

The Company uses foreign currency forward contracts, interest rate swaps, and options to hedge interest rate and foreign currency risks arising from its asset and liability mix. These are treated as economic hedges.

The Company also provides interest rate and foreign currency derivative contracts to support the business requirements of its customers (“customer-related positions”). The derivative contracts include interest rate swap agreements, interest rate cap and floor agreements and foreign currency forward contracts wherein the Company acts as a seller of these derivative contracts to its customers. To mitigate the market risk associated with these customer derivatives, the Company enters into similar offsetting positions with broker-dealers.

CIT has both bought and sold credit protection in the form of participations on interest rate swaps (risk participations).  These risk participations were entered into in the ordinary course of business to facilitate customer credit needs. Swap participations where CIT has sold credit protection have maturities ranging between 2022 and 2040 and may require CIT to make payment to the counterparty if the customer fails to make payment on any amounts due to the counterparty upon early termination of the swap transaction.

All derivative instruments are recorded at their respective fair value. Derivative instruments that qualify for hedge accounting are presented in the balance sheet in other assets or other liabilities. CIT does not offset derivative assets and liabilities and cash collaterals under master netting agreements and reports all derivatives on a gross basis in the Consolidated Balance Sheets. For qualifying derivatives with periodic interest settlements (e.g., interest rate swaps), interest income or interest expense is reported as a separate line item in the Consolidated Statements of Operations. Derivatives that do not qualify for hedge accounting are also presented in the Balance Sheet in other assets or other liabilities, but with their resulting gains or losses recognized in other non-interest income. For non-qualifying derivatives with periodic interest settlements, the Company reports interest income with other changes in fair value in other non-interest income.

Fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation. The fair value of the derivative is reported on a gross-by-counterparty basis. Valuations of derivative assets and liabilities reflect the value of the instrument including the Company’s and counterparty’s credit risk.

CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative. Losses related to credit risk are reflected in other non-interest income. The Company manages this credit risk by requiring that all derivative transactions entered into as hedges be conducted with counterparties rated investment grade at the initial transaction by nationally recognized rating agencies, and by setting limits on the exposure with any individual counterparty. In addition, pursuant to the terms of the Credit Support Annexes between the Company and its counterparties, CIT may be required to post collateral or may be entitled to receive collateral in the form of cash or highly liquid securities depending on the valuation of the derivative instruments as measured on a daily basis.

Fair Value

Fair Value Hierarchy

CIT measures the fair value of its financial assets and liabilities in accordance with ASC 820, Fair Value Measurements, which defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. The Company categorizes its financial instruments, based on the significance of inputs to the valuation techniques, according to the following three-tier fair value hierarchy:

•
Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain other securities that are highly liquid and are actively traded in over-the-counter markets;

•
Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes derivative contracts and certain loans held-for-sale;

•
Level 3 - Unobservable inputs that are supported by little or no market activity and are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments and certain commercial and consumer loans whose value is determined using valuation models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes highly structured or long-term derivative contracts and structured finance securities where independent pricing information cannot be obtained for a significant portion of the underlying assets or liabilities.

Valuation Process

The Company has various processes and controls in place to ensure that fair value is reasonably estimated. The Company generally determines the estimated fair value of Level 3 assets and liabilities by using internally developed models, as well as inputs obtained from third-party pricing services or broker dealers (collectively, third-party vendors). The Company’s internally developed models primarily consist of discounted cash flow techniques, which require the use of relevant observable and unobservable market-based inputs. Unobservable inputs are generally derived from actual historical performance of similar assets or are determined from previous market trades for similar instruments. These unobservable inputs may include prices, default rates, loss severity and prepayment rates. Internal valuation models are subject to review prescribed by the Company’s model validation policy that governs the use and control of valuation models used to estimate fair value. This policy requires review and approval of significant models by the Company’s model review group, who are independent of the business units and perform model validation. Procedures and controls are in place to ensure new and existing models are subject to periodic validations by the Independent Model Validation Group (“IMV”). Model validation assesses the adequacy and appropriateness of the model, including reviewing its processing components, logic and output results and supporting model documentation. These procedures are designed to provide reasonable assurance that the model is appropriate for its intended use and performs as expected. Periodic re-assessments of models are performed to ensure that they are continuing to perform as designed. The Company updates model inputs and methodologies periodically as a result of the monitoring procedures in place.

Oversight of the IMV is provided by the Model Governance Committee (“MGC”). All internal valuation models are subject to ongoing review by business unit level management. More complex models, such as those involved in the fair value analysis of financial instruments, are subject to additional oversight, at least quarterly, by the Company’s Valuation Reserve Working Group (“VRWG”), which consists of senior management and subject-matter experts.

For valuations involving the use of third-party vendors for pricing of the Company’s assets and liabilities, the Company performs due diligence procedures to ensure that the information obtained, and valuation techniques used are appropriate. The Company monitors and reviews the results (e.g., non-binding broker quotes and prices) from these third-party vendors to ensure the estimated fair values are reasonable. Although the inputs used by the third-party vendors are generally not available for review, the Company has procedures in place to provide reasonable assurance that the relied upon information is complete and accurate. Such procedures may include, as available and applicable, comparison with other pricing vendors, corroboration of pricing by reference to other independent market data and investigation of prices of individual assets and liabilities.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the consolidated financial statements. Deferred tax assets and liabilities are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A VA is provided to reduce the reported amount of any net deferred tax assets of a reporting entity if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized. Additionally, in certain situations, it may be appropriate to write-off the deferred tax asset against the VA. This reduces the VA and the amount of the respective gross deferred tax asset that is disclosed.  A write-off might be appropriate if there is only a remote likelihood that the reporting entity will ever utilize its respective deferred tax assets, thereby eliminating the need to disclose the gross amounts.

The Company is subject to the income tax laws of the United States, its states and municipalities and those of the foreign jurisdictions in which the Company operates. These tax laws are complex, and the manner in which they apply to the taxpayer’s facts is sometimes open to interpretation. Given these inherent complexities, the Company must make judgments in assessing the likelihood that a beneficial income tax position will be sustained upon examination by the taxing authorities based on the technical merits of the tax position. An income tax benefit is recognized only when, based on management’s judgment regarding the application of income tax laws, it is more likely than not that the tax position will be sustained upon examination. The amount of benefit recognized for those tax positions that meet the “more-likely-than-not” recognition threshold is the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company adjusts the level of unrecognized tax benefits when there is new information available to assess the likelihood of the outcome. Liabilities for uncertain income tax positions are included in current taxes payable, which is reflected in accrued liabilities and payables. Accrued interest and penalties for unrecognized tax positions are recorded in income tax expense.

See Note 19 – Income Taxes.

Other Comprehensive Income/Loss

Other Comprehensive Income/Loss includes unrealized gains and losses, unless other than temporarily impaired, on AFS debt investments, foreign currency translation adjustments for both net investment in foreign operations and related derivatives designated as hedges of such investments, changes in fair values of derivative instruments designated as hedges of future cash flows and certain pension and postretirement benefit obligations, all net of tax.

Foreign Currency Translation

The Company has limited operations outside the U.S. The functional currency for certain of these foreign operations is the local currency. The value of assets and liabilities of these foreign operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in AOCI. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in other non-interest income.

Pension and Other Postretirement Benefits

CIT has both funded and unfunded noncontributory defined benefit pension and postretirement plans covering certain U.S. and non-U.S. employees, each of which is designed in accordance with the practices and regulations in the related countries.

Recognition of the funded status of a benefit plan, which is measured as the difference between plan assets at fair value and the benefit obligation, is included in the Balance Sheet. The Company recognizes as a component of OCI, net of tax, the net actuarial gains or losses and prior service cost or credit that arise during the period but are not recognized as components of net periodic benefit cost in the Consolidated Statements of Operations.

Variable Interest Entities

A VIE is a corporation, partnership, limited liability company, or any other legal structure used to conduct activities or hold assets. These entities lack sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties; have equity owners who either do not have voting rights or lack the ability to make significant decisions affecting the entity’s operations; and/or have equity owners that do not have an obligation to absorb the entity’s losses or the right to receive the entity’s returns.

ASC 810, Consolidation, requires legal entities to be evaluated for consolidation and addresses the approach for determining a VIE’s PB. The PB is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

ASC 810 provides guidance on the way reporting enterprises evaluate whether (a) they should consolidate limited partnerships and similar entities, (b) fees paid to a decision maker or service provider are variable interests in a VIE, and (c) variable interests in a VIE held by related parties of the reporting enterprise require the reporting enterprise to consolidate the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE (such as asset managers, collateral managers, servicers, or owners of call options or liquidation rights over the VIE’s assets) or have the right to unilaterally remove those decision-makers are deemed to have the power to direct the activities of a VIE.

To assess whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and derivative or other arrangements deemed to be variable interests in the VIE. This assessment requires that the Company apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: the design of the VIE, including its capitalization structure; subordination of interests; payment priority; relative share of interests held across various classes within the VIE’s capital structure; and the reasons why the interests are held by the Company.

The Company performs on-going reassessments of: (1) whether any entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain events, and are therefore subject to the VIE consolidation framework; and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation conclusion regarding the VIE to change.

Consolidated VIEs

CIT did not have any consolidated VIEs in 2019, 2020 and 2021.

Unconsolidated VIE’s

Unconsolidated VIEs include agency and non-agency securitization structures, limited partnerships interests and similar entities, and joint ventures where the Company’s involvement is limited to an investor interest and the Company does not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance or obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

Non-interest Income

Non-interest income is recognized in accordance with relevant authoritative pronouncements and includes rental income on operating leases and other non-interest income. Other non-interest income includes (1) fee income, including fees on lines and letters of credit, capital markets related fees, agent and advisory fees, insurance fees, and servicing fees on loans CIT services for others, (2) gains and losses on leasing equipment, net of impairments, (3) factoring commissions, (4) bank-owned life insurance income, (5) gains and losses on investment securities, net of impairments, (6) property tax income, and (7) other revenues. Other revenues include items that are more episodic in nature, such as gains and losses on receivables sales, gains and losses on OREO sales and work-out related claims, gains and losses on derivatives and foreign currency exchange, proceeds received in excess of carrying value on non-accrual accounts HFS that were repaid or had another workout resolution, insurance proceeds in excess of carrying value on damaged leased equipment, and also includes income from joint ventures.

Non-interest Expenses

Non-interest expense is recognized in accordance with relevant authoritative pronouncements and includes depreciation on operating lease equipment, maintenance and other operating lease expenses, operating expenses, goodwill impairment, and loss on debt extinguishments and deposit redemptions.

Operating expenses consists of (1) compensation and benefits, (2) technology costs, (3) professional fees, (4) net occupancy expense, (5) insurance, (6) restructuring costs, (7) advertising and marketing, (8) intangible asset amortization, (9) property tax expense, and (10) other expenses.

Stock-Based Compensation

The fair value measure of stock-based equity awards is primarily based on the fair market value of CIT’s common stock on the date of grant. Compensation expense associated with restricted stock units (“RSUs”) is recognized over the requisite service period, which is generally three years. For “graded vesting” awards, each vesting tranche of the award is amortized separately as if each were a separate award. Compensation expense for performance stock units (“PSUs”) that are “cliff vesting” is recognized over the requisite service period and adjusted based on the probability of achieving the performance condition. CIT recognizes the effect of forfeitures in compensation expense when they occur. Stock-based awards that are designed to settle in cash are accounted for as liability awards. The values of these cash-settled awards are re-measured at the end of each reporting period until the award is settled. Expenses related to stock-based compensation are included in operating expenses (compensation and benefits).

Bank-Owned Life Insurance (“BOLI”)

 CIT purchased life insurance policies on the lives of certain officers and employees and is the owner and beneficiary of the policies. These policies, known as BOLI, offset the cost of providing employee benefits. CIT records these BOLI policies as a separate line item in the Consolidated Balance Sheets at each policy’s respective cash surrender value, with changes recorded as other non-interest income in the Consolidated Statements of Operations.

Earnings per Share (“EPS”)

Basic EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding increased by the weighted-average potential impact of dilutive securities. The Company’s potential dilutive instruments primarily include restricted unvested stock grants and performance stock grants. The dilutive effect is computed using the treasury stock method, which assumes the conversion of these instruments. However, in periods when there is a net loss, these shares would not be included in the EPS computation as the result would have an anti-dilutive effect.

Treasury Stock Retirement

The Company may choose to retire treasury shares that it acquires through share repurchases and return those shares to the status of authorized but unissued. The Company accounts for treasury stock transactions under the cost method. For each reacquisition of common stock, the number of shares and the acquisition price for those shares is added to the existing treasury stock count and total value. When treasury shares are retired, the Company’s policy is to allocate the excess of the repurchase price over the par value of shares acquired to both retained earnings and paid-in capital. The portion allocated to paid-in capital is determined by applying a percentage, which is determined by dividing the number of shares to be retired by the number of shares issued, to the balance of additional paid-in capital as of the retirement date.

Accounting for Costs Associated with Exit or Disposal Activities

A liability for costs associated with exit or disposal activities, other than in a business combination, is recognized when the liability is incurred. The liability is measured at fair value, with adjustments for changes in estimated cash flows recognized in earnings.

Consolidated Statements of Cash Flows

Unrestricted cash and cash equivalents includes cash and interest-bearing deposits, which are primarily overnight money market investments and short-term investments in mutual funds. The Company maintains cash balances principally at financial institutions located in the U.S. The balances are not insured in all cases. Cash and cash equivalents also include amounts at CIT Bank, which are only available for the bank’s funding and investment requirements. Cash inflows and outflows from customer deposits are presented on a net basis. Factoring receivables are presented on a net basis, as a part of change in loans, in the Consolidated Statements of Cash Flows, as factoring receivables are generally due in less than 90 days.

Cash receipts and cash payments resulting from purchases and sales of loans, securities, and other financing and leasing assets are classified as operating cash flows when these assets are originated/acquired and designated specifically for sale.

Activity for loans and other financing and leasing assets originated or acquired for investment purposes, including those subsequently transferred to AHFS, is classified in the investing section of the Consolidated Statements of Cash Flows. The vast majority of the Company’s originations are for investment purposes. Cash receipts resulting from sales of loans and other financing and leasing assets that were not specifically originated and/or acquired and designated for resale are classified as investing cash inflows regardless of subsequent classification.

The cash flows related to investment securities and loans (excluding loans held for sale) purchased at a premium or discount are as follows:

•
CIT classifies the entire cash flow, including the premium, as investing outflow in the period of acquisition and on a subsequent basis, the premium amortization is classified in investing as a positive adjustment, similar to the cumulative earnings approach.

•
CIT classifies the entire cash flow, net of the discount, as investing outflow in the period of acquisition and on a subsequent basis, the discount accretion is classified in investing as a negative adjustment.

Restricted cash includes cash on deposit with other banks that are legally restricted as to withdrawal and primarily serve as collateral for certain servicer obligations of the Company.

Financial Accounting Standards Adopted as of January 1, 2021

The following pronouncements were issued by the Financial Accounting Standards Board (“FASB”) and adopted by CIT as of January 1, 2021:

•
ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The adoption of this standard did not have a material impact on CIT’s consolidated financial statements and disclosures.

•
ASU 2020-09, Debt (Topic 470): Amendments to SEC Paragraphs Pursuant to SEC Release No. 33-10762. The adoption of this standard did not have a material impact on CIT’s consolidated financial statements and disclosures.

•
ASU 2020-08, Codification Improvements to Subtopic 310-20, Receivables - Nonrefundable Fees and Other Costs. The adoption of this standard did not have a significant impact on CIT’s consolidated financial statements and disclosures.

RECENT ACCOUNTING PRONOUNCEMENTS

The following accounting pronouncements have been issued by the FASB but are not yet effective as of December 31, 2021:

Standard	Summary of Guidance	Effect on CIT’s Financial Statements
ASU 2020-04, Reference Rate Reform (Topic 848) Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and subsequent related ASUs

Issued March 2020 with Updates through January 2021

•     The amendments in this update provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met.

•      The amendments in this update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform.

•      For contract modifications, the amendments provide the optional relief of accounting for the modification as a continuation of the existing contract without additional analysis. In addition, companies can consider embedded features to be clearly and closely related to the host contract without reassessment.

•      For hedge accounting, entities can continue hedge accounting when certain critical terms of a hedging relationship change. Moreover, companies can perform some effectiveness assessments in ways that disregard certain potential sources of ineffectiveness.

•      The ASU applies prospectively to contract modifications and hedging relationships.

•      ASU 2021-01 clarifies that certain optional expedients and exceptions in Topic 848 apply to derivative instruments that use an interest rate for margining, discounting, or contract price alignment that is modified as a result of reference rate reform.

•      An entity may elect to apply the amendments in this update on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020, or on a prospective basis to new modifications from any date within an interim period that includes or is subsequent to the date of the issuance of a final update, up to the date that financial statements are available to be issued.

•      The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022.
•      In the fourth quarter of 2020, CIT elected to apply the contract modification relief to the interest rate swap contracts for which the discount rate changed from the Federal Funds Rates to the Secured Overnight Financing Rate (“SOFR”) due to discounting transition by the Central Counterparties (i.e., Chicago Mercantile Exchange and LCH Clearnet). In addition, CIT elected to apply the hedge accounting relief to interest rate hedge swaps, which allows the Company to not consider a change in the interest rate used for the discounting of a derivative hedging instrument as a change to the critical terms of the hedging relationship.
•      On October 23, 2020, the International Swaps and Derivatives Association (“ISDA”) published the Interbank offered rate (“IBOR”) Fallbacks Supplement and IBOR Fallbacks Protocol, effective January 25, 2021. The supplement incorporates the fallbacks into new covered IBOR derivatives referencing the 2006 ISDA Definitions unless the parties specifically agree to exclude them. CIT adhered to the protocol beginning in January 2021.
•      CIT is currently evaluating the impact of the optional expedients available through December 31, 2022 on the Company’s consolidated financial statements and disclosures.

ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity

Issued August 2020

•      The amendments in this update reduce the number of models used to account for convertible instruments, amend diluted earnings per share calculations for convertible instruments, amend the requirements for a contract (or embedded derivative) that is potentially settled in an entity’s own shares to be classified in equity, and expand disclosure requirements for convertible instruments.

•      Effective for CIT as of January 1, 2022. Early adoption is permitted.
•      This ASU is not expected to have a material impact on CIT’s consolidated statements and disclosures as the Company currently does not have any convertible instrument within the scope of this ASU.

ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options Issued May 2021
•      The amendments in this update clarifies an issuer’s accounting for certain modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The ASU requires that such modifications or exchanges be treated as an exchange of the original instrument for a new instrument. An issuer should measure the effect of such modifications or exchanges based on analysis of the difference between the fair value of the modified instrument and the fair value of that instrument immediately before modification or exchange. Recognition of a modification or an exchange of a freestanding equity-classified written call option is then based upon the substance of the transaction.

•      Effective for CIT as of January 1, 2022. Early adoption is permitted.
•      This ASU is not expected to have a material impact on CIT’s consolidated statements and disclosures as the Company currently does not have any freestanding equity-classified written call options within the scope of this ASU.

ASU 2021-05, Leases, (Topic 842), Lessors - Certain Leases with Variable Lease Payments Issued July 2021
•      The amendments in this update improve lessor accounting for certain leases with variable lease payments so that lessors are no longer required to recognize a day-one selling loss upon lease commencement when specified criteria are met. Specifically, this ASU requires a lessor to classify a lease with variable payments that do not depend on a reference index or a rate as an operating lease if classifying the lease as a sales-type lease or a direct financing lease would result in the recognition of a day-one selling loss at lease commencement.  A day-one selling loss is not recognized under operating lease accounting.

•      Effective for CIT as of January 1, 2022. Early adoption is permitted.
•      This ASU is not expected to have a material impact on CIT’s consolidated statements and disclosures as the Company has not originated finance leases which required a day-one selling loss at lease commencement.

NOTE 2 — ACQUISITION AND DISCONTINUED OPERATIONS

ACQUISITION

On January 1, 2020, CIT Bank acquired MOB, the savings bank subsidiary of Mutual of Omaha Insurance Company and OFHI, for approximately $1 billion in exchange for 100% of all outstanding shares of MOB common stock (“MOB Acquisition”). The original consideration was comprised of approximately $850 million in cash and 3.1 million shares of CIT Group Inc. common stock (valued at approximately $141 million based on the closing market price on December 31, 2019, the last trading price before the acquisition).

Assets acquired totaled approximately $8.6 billion, including $6.3 billion of loans, $115.2 million of goodwill and $102.6 million of intangible assets and included $7.6 billion of assumed liabilities, including $7.0 billion of deposits, and 25 bank branches. The assets acquired, liabilities assumed and consideration exchanged were recorded at their estimated fair values.

Interest income, non-interest income and net loss of $241.0 million, $32.8 million and $138.6 million, respectively, related to MOB were included in CIT’s Consolidated Statement of Operations for the year ended December 31, 2020. The MOB net loss included $44.8 million of MOB day 1 provision for credit losses related to the non-PCD loans, in addition to the increase to the provision for credit losses related to COVID-19 pandemic, and $115.2 million of goodwill impairment. MOB related operating expenses for the year ended December 31, 2020 included $59.2 million of merger and integration costs and $21.3 million of restructuring charges. Operations of MOB were fully integrated during 2020.

DISCONTINUED OPERATIONS

There were no discontinued operations at December 31, 2021 and 2020. Discontinued operations activity ended during the second quarter of 2019. Income from discontinued operations during 2019 totaled $0.5 million, while net cash flows used in operations totaled $4.4 million and net cash flows provided by investing activities totaled $54.9 million.

NOTE 3 — LOANS

Unless otherwise noted, loans held for sale are not included in the amounts presented throughout this note.

 Loans by Product (dollars in millions)

	December 31, 2021	December 31, 2020
Commercial loans	$25,592.0	$27,410.9
Financing leases and leveraged leases	2,033.7	2,318.0
Total commercial	27,625.7	29,728.9
Consumer loans	5,213.9	6,415.7
Total loans	$32,839.6	$36,144.6

The following table presents loans by segment, based on obligor location:

Loans (dollars in millions)

	December 31, 2021			December 31, 2020
	Domestic	Foreign	Total	Domestic	Foreign	Total
Commercial Banking	$25,184.8	$1,449.3	$26,634.1	$27,323.4	$1,313.1	$28,636.5
Consumer Banking(1)	6,205.5	—	6,205.5	7,508.1	—	7,508.1
Total	$31,390.3	$1,449.3	$32,839.6	$34,831.5	$1,313.1	$36,144.6

(1)
The Consumer Banking segment includes certain commercial loans, primarily consisting of a portfolio of Small Business Administration (“SBA”) loans. These loans are excluded from the consumer loan balances and included in the commercial loan balances in product related tables in this note.

The following table presents selected components of the net investment in loans:

Components of Net Investment (dollars in millions)

	December 31, 2021	December 31, 2020
Unearned income	$(367.8)	$(373.9)
Unamortized (discounts) premiums	(239.5)	(434.4)
Net unamortized deferred costs	45.7	35.8

Certain of the following tables present credit-related information at the “class” level.  A class is generally a disaggregation of a portfolio segment. In determining the classes, CIT considered the loan characteristics and methods it applies in monitoring and assessing credit risk and performance.

Credit Quality Indicators

Management monitors credit quality of commercial loans and financing leases based upon risk rating classifications consistent with bank regulatory guidance and consumer loans based upon FICO scores and LTV ratios.

The definitions of the commercial loan rating classifications are as follows:

•	Pass — loans in this category do not meet the criteria for classification in one of the categories below.

•
Special mention — loans in this category exhibit potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of a loan’s repayment prospects.

•
Classified — loans in this category range from: (1) loans that exhibit a well-defined weakness and are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to (2) loans with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Classified loans can accrue interest or be placed on non-accrual depending on the Company’s evaluation of these factors.

Commercial criticized loans include loans with a rating of special mention or classified.

For consumer loans, we monitor credit quality utilizing current LTV of the underlying collateral to assess potential loss severity in the event of default and the borrower FICO scores to evaluate borrowers’ credit payment history. The Company examines LTV ratio migration and stratifies LTV ratios into categories to monitor risk in the loan classes. The Company periodically updates the property values of real estate collateral (for home equity and residential mortgages) to calculate current LTV ratios, adjusted based on the Case-Shiller Home Price Indices. A loan to a borrower with a low FICO score (less than 660) is considered higher risk than a loan to a borrower with a higher FICO score. Generally, a loan to a borrower with a high LTV ratio and a low FICO score is at greater risk of default than a loan to a borrower that has both a high LTV ratio and a high FICO score.

The following table summarizes commercial loans disaggregated by year of origination and by risk rating, while the consumer loan LTV ratios and FICO scores tables summarize loans by year of origination and applicable ranges. These tables reflect the amortized cost basis of the respective commercial and consumer loans. Accrued interest receivable is not reported with the loan’s amortized cost basis and is reported in other assets.

Commercial Loans — Risk Rating by Class(1) (dollars in millions)

	Term Loans by Origination Year							Revolving Loans Converted
Grade	2021	2020	2019	2018	2017	2016 & Prior	Revolving Loans	to Term Loans	Total
December 31, 2021
Commercial Finance
Pass	$5,382.6	$2,109.7	$1,833.8	$1,174.2	$424.0	$750.2	$2,648.2	$44.7	$14,367.4
Special Mention	32.5	96.8	120.9	110.2	18.5	39.8	92.6	—	511.3
Classified-accrual	46.1	67.5	220.7	162.6	103.2	114.9	124.2	—	839.2
Classified-non-accrual	9.8	—	0.8	19.1	10.1	114.9	61.0	—	215.7
Total Commercial Finance	5,471.0	2,274.0	2,176.2	1,466.1	555.8	1,019.8	2,926.0	44.7	15,933.6
Real Estate Finance
Pass	671.9	1,115.0	1,659.3	637.5	241.7	694.1	2.8	—	5,022.3
Special Mention	—	51.0	116.3	41.6	58.9	28.0	—	—	295.8
Classified-accrual	—	—	322.0	161.1	45.6	46.2	—	—	574.9
Classified-non-accrual	—	—	—	—	1.9	79.5	—	—	81.4
Total Real Estate Finance	671.9	1,166.0	2,097.6	840.2	348.1	847.8	2.8	—	5,974.4
Business Capital
Pass	1,882.6	1,136.0	831.1	378.3	109.2	14.3	4.6	—	4,356.1
Special Mention	25.5	26.2	30.9	14.1	8.3	2.5	—	—	107.5
Classified-accrual	38.6	34.3	55.5	25.6	7.2	1.8	—	—	163.0
Total Business Capital	1,952.9	1,205.8	928.5	424.9	127.0	19.0	4.6	—	4,662.7
Rail
Pass	—	—	0.6	—	—	62.8	—	—	63.4
Total Rail	—	—	0.6	—	—	62.8	—	—	63.4
Total Commercial Banking
Pass	7,937.1	4,360.7	4,324.8	2,190.0	774.9	1,521.4	2,655.6	44.7	23,809.2
Special Mention	58.0	174.0	268.1	165.9	85.7	70.3	92.6	—	914.6
Classified-accrual	84.7	101.8	598.2	349.3	156.0	162.9	124.2	—	1,577.1
Classified-non-accrual	16.0	9.3	11.8	26.0	14.3	194.8	61.0	—	333.2
Total Commercial Banking	8,095.8	4,645.8	5,202.9	2,731.2	1,030.9	1,949.4	2,933.4	44.7	26,634.1
Consumer Banking - Consumer and Community Banking(2)
Pass	297.2	253.3	126.7	78.6	47.4	68.3	2.8	—	874.3
Special Mention	—	—	6.5	0.9	1.6	3.3	—	—	12.3
Classified-accrual	—	7.4	16.6	27.3	10.9	17.7	—	—	79.9
Classified-non-accrual	—	—	17.5	2.0	3.7	1.9	—	—	25.1
Total Consumer Banking	297.2	260.7	167.3	108.8	63.6	91.2	2.8	—	991.6
Commercial Loans
Pass	8,234.3	4,614.0	4,451.5	2,268.6	822.3	1,589.7	2,658.4	44.7	24,683.5
Special Mention	58.0	174.0	274.6	166.8	87.3	73.6	92.6	—	926.9
Classified-accrual	84.7	109.2	614.8	376.6	166.9	180.6	124.2	—	1,657.0
Classified-non-accrual	16.0	9.3	29.3	28.0	18.0	196.7	61.0	—	358.3
Total Commercial Loans	$8,393.0	$4,906.5	$5,370.2	$2,840.0	$1,094.5	$2,040.6	$2,936.2	$44.7	$27,625.7

(1), (2)	See footnotes below table on the next page.

Commercial Loans— Risk Rating by Class(1) (dollars in millions) (continued)

	Term Loans by Origination Year							Revolving Loans Converted
Grade	2020	2019	2018	2017	2016	2015 & Prior	Revolving Loans	to Term Loans	Total
December 31, 2020
Commercial Finance
Pass	$4,819.9	$2,132.5	$2,000.1	$678.0	$181.1	$745.6	$3,329.4	$61.1	$13,947.7
Special Mention	81.2	206.4	210.8	18.4	30.8	119.9	313.3	2.8	983.6
Classified-accrual	82.4	161.7	49.8	169.2	107.2	183.1	314.2	5.6	1,073.2
Classified-non-accrual	0.5	9.0	53.9	9.6	22.1	60.7	83.6	—	239.4
Total Commercial Finance	4,984.0	2,509.6	2,314.6	875.2	341.2	1,109.3	4,040.5	69.5	16,243.9
Real Estate Finance
Pass	1,075.9	2,089.2	1,212.3	663.5	480.3	493.0	28.1	—	6,042.3
Special Mention	65.9	333.7	126.4	225.5	93.5	46.3	—	—	891.3
Classified-accrual	0.3	184.4	124.2	74.6	78.0	75.8	—	—	537.3
Classified-non-accrual	—	33.3	0.2	15.3	0.2	28.0	6.2	—	83.2
Total Real Estate Finance	1,142.1	2,640.6	1,463.1	978.9	652.0	643.1	34.3	—	7,554.1
Business Capital
Pass	1,678.9	1,371.4	809.5	299.3	106.3	15.6	14.4	0.8	4,296.2
Special Mention	29.6	67.2	42.4	32.4	12.3	0.3	—	—	184.2
Classified-accrual	34.3	80.8	71.5	25.9	11.2	0.9	—	—	224.6
Classified-non-accrual	8.0	33.0	17.1	10.9	2.8	1.0	—	—	72.8
Total Business Capital	1,750.8	1,552.4	940.5	368.5	132.6	17.8	14.4	0.8	4,777.8
Rail
Pass	—	0.8	—	0.1	3.1	56.7	—	—	60.7
Total Rail	—	0.8	—	0.1	3.1	56.7	—	—	60.7
Total Commercial Banking
Pass	7,574.7	5,593.9	4,021.9	1,640.9	770.8	1,310.9	3,371.9	61.9	24,346.9
Special Mention	176.7	607.3	379.6	276.3	136.6	166.5	313.3	2.8	2,059.1
Classified-accrual	117.0	426.9	245.5	269.7	196.4	259.8	314.2	5.6	1,835.1
Classified-non-accrual	8.5	75.3	71.2	35.8	25.1	89.7	89.8	—	395.4
Total Commercial Banking	7,876.9	6,703.4	4,718.2	2,222.7	1,128.9	1,826.9	4,089.2	70.3	28,636.5
Consumer Banking - Consumer and Community Banking(2)
Pass	507.6	157.1	104.5	62.3	50.0	67.3	0.1	—	948.9
Special Mention	—	13.1	4.3	2.8	2.6	0.9	—	—	23.7
Classified-accrual	21.0	19.3	17.0	11.0	13.8	17.6	0.3	—	100.0
Classified-non-accrual	—	11.8	3.0	3.2	1.0	0.8	—	—	19.8
Total Consumer Banking	528.6	201.3	128.8	79.3	67.4	86.6	0.4	—	1,092.4
Commercial Loans
Pass	8,082.3	5,751.0	4,126.4	1,703.2	820.8	1,378.2	3,372.0	61.9	25,295.8
Special Mention	176.7	620.4	383.9	279.1	139.2	167.4	313.3	2.8	2,082.8
Classified-accrual	138.0	446.2	262.5	280.7	210.2	277.4	314.5	5.6	1,935.1
Classified-non-accrual	8.5	87.1	74.2	39.0	26.1	90.5	89.8	—	415.2
Total Commercial Loans	$8,405.5	$6,904.7	$4,847.0	$2,302.0	$1,196.3	$1,913.5	$4,089.6	$70.3	$29,728.9

(1)	Excludes accrued interest receivable of $37.7 million and $48.6 million at December 31, 2021 and 2020, respectively, which was included in other assets.

(2)	Primarily SBA loans.

The following table summarizes consumer loans by year of origination and LTV ratio ranges for primarily single-family residential (“SFR”) mortgage loans. The average LTV ratio was 52% and 58% for the total consumer loans included below at December 31, 2021 and 2020, respectively.

Consumer Loans — LTV Ranges(1) (dollars in millions)

	Term Loans by Origination Year							Revolving Loans Converted
LTV Range	2021	2020	2019	2018	2017	2016 & Prior	Revolving Loans	to Term Loans	Total
December 31, 2021
Legacy Consumer Mortgages
Greater than 125%	$—	$—	$—	$—	$—	$14.1	$—	$0.1	$14.2
Above 100% – 125%	—	—	—	—	—	17.6	—	0.2	17.8
80% – 100%	—	—	—	—	—	42.7	—	0.7	43.4
Less than 80%	—	—	—	—	—	945.3	—	22.4	967.7
Government-guaranteed(2)	—	—	—	—	—	18.6	—	—	18.6
No LTV available(3)	—	—	—	—	—	0.1	—	1.1	1.2
Total Legacy Consumer Mortgages	—	—	—	—	—	1,038.4	—	24.5	1,062.9
Consumer and Community Banking
Greater than 125%	—	—	—	—	—	—	—	—	—
Above 100% – 125%	—	—	—	—	—	—	—	—	—
80% – 100%	18.2	—	0.8	0.8	—	0.7	—	—	20.5
Less than 80%	1,698.1	822.6	374.8	187.5	245.6	665.2	22.7	—	4,016.5
Government-guaranteed(2)	—	9.0	19.9	7.8	40.6	12.3	—	—	89.6
No LTV available(3)	—	0.1	—	0.1	0.1	0.8	2.7	—	3.8
No LTV required(4)	1.2	2.2	1.0	0.8	0.7	12.3	2.4	—	20.6
Total Consumer and Community Banking	1,717.5	833.9	396.5	197.0	287.0	691.3	27.8	—	4,151.0
Total Consumer Loans	$1,717.5	$833.9	$396.5	$197.0	$287.0	$1,729.7	$27.8	$24.5	$5,213.9

	Term Loans by Origination Year							Revolving Loans Converted
LTV Range	2020	2019	2018	2017	2016	2015 & Prior	Revolving Loans	to Term Loans	Total
December 31, 2020
Legacy Consumer Mortgages
Greater than 125%	$—	$—	$—	$—	$—	$37.5	$—	$0.4	$37.9
Above 100% – 125%	—	—	—	—	—	60.5	—	1.1	61.6
80% – 100%	—	—	—	—	—	189.2	—	3.4	192.6
Less than 80%	—	—	—	—	—	1,344.3	—	34.7	1,379.0
Government-guaranteed(2)	—	—	—	—	—	20.8	—	—	20.8
No LTV available(3)	—	—	—	—	—	0.1	—	1.7	1.8
Total Legacy Consumer Mortgages	—	—	—	—	—	1,652.4	—	41.3	1,693.7
Consumer and Community Banking
Greater than 125%	—	—	—	—	—	—	—	—	—
Above 100% – 125%	—	—	—	—	—	—	—	—	—
80% – 100%	21.3	17.1	3.5	—	—	1.7	2.4	—	46.0
Less than 80%	1,328.4	1,022.7	445.8	507.2	380.1	778.8	41.5	—	4,504.5
Government-guaranteed(2)	12.0	33.7	15.7	68.2	9.5	7.8	—	—	146.9
No LTV available(3)	—	—	0.2	0.2	0.2	0.7	1.3	—	2.6
No LTV required(4)	2.0	1.0	1.0	0.6	1.0	13.4	3.0	—	22.0
Total Consumer and Community Banking	1,363.7	1,074.5	466.2	576.2	390.8	802.4	48.2	—	4,722.0
Total Consumer Loans	$1,363.7	$1,074.5	$466.2	$576.2	$390.8	$2,454.8	$48.2	$41.3	$6,415.7

(1)	Excludes accrued interest receivable of $12.7 million and $19.0 million at December 31, 2021 and 2020, respectively, which was included in other assets.

(2)	Represents loans with principal repayments insured by the FHA and U.S. Department of Veterans Affairs (“VA”).

(3)	Represents primarily junior lien loans for which LTV is not available.

(4)	Represents overdrafts, personal lines of credit, unsecured loans and third-party guaranteed loans with servicer recourse option for which LTV is not required.

The following table summarizes consumer loans by year of origination and current FICO score ranges. The average FICO score was 767 and 755 for total consumer loans included below at December 31, 2021 and 2020, respectively.

Consumer Loans — Current FICO Score Ranges(1) (dollars in millions)

	Term Loans by Origination Year							Revolving Loans Converted
Current FICO	2021	2020	2019	2018	2017	2016 & Prior	Revolving Loans	to Term Loans	Total
December 31, 2021
Legacy Consumer Mortgages
Greater than or equal to 730	$—	$—	$—	$—	$—	$583.6	$—	$11.3	$594.9
Greater than or equal to 660 and less than 730	—	—	—	—	—	307.1	—	7.2	314.3
Less than 660	—	—	—	—	—	107.1	—	5.4	112.5
Government-guaranteed(2)	—	—	—	—	—	18.6	—	—	18.6
No FICO score available(3)	—	—	—	—	—	22.0	—	0.6	22.6
Total Legacy Consumer Mortgages	—	—	—	—	—	1,038.4	—	24.5	1,062.9
Consumer and Community Banking
Greater than or equal to 730	1,473.2	693.4	321.8	156.0	223.2	538.0	16.7	—	3,422.3
Greater than or equal to 660 and less than 730	237.3	121.9	48.9	26.0	15.4	87.6	7.4	—	544.5
Less than 660	5.8	7.2	5.1	5.4	7.0	27.7	2.9	—	61.1
Government-guaranteed(2)	—	9.0	19.9	7.8	40.6	12.3	—	—	89.6
No FICO score available(3)	—	0.2	—	1.0	0.1	13.6	0.1	—	15.0
FICO score not required(4)	1.2	2.2	0.8	0.8	0.7	12.1	0.7	—	18.5
Total Consumer and Community Banking	1,717.5	833.9	396.5	197.0	287.0	691.3	27.8	—	4,151.0
Total Consumer Loans	$1,717.5	$833.9	$396.5	$197.0	$287.0	$1,729.7	$27.8	$24.5	$5,213.9

	Term Loans by Origination Year							Revolving Loans Converted
Current FICO	2020	2019	2018	2017	2016	2015 & Prior	Revolving Loans	to Term Loans	Total
December 31, 2020
Legacy Consumer Mortgages
Greater than or equal to 730	$—	$—	$—	$—	$—	$729.1	$—	$17.9	$747.0
Greater than or equal to 660 and less than 730	—	—	—	—	—	499.3	—	13.0	512.3
Less than 660	—	—	—	—	—	369.4	—	9.4	378.8
Government-guaranteed(2)	—	—	—	—	—	20.8	—	—	20.8
No FICO score available(3)	—	—	—	—	—	33.8	—	1.0	34.8
Total Legacy Consumer Mortgages	—	—	—	—	—	1,652.4	—	41.3	1,693.7
Consumer and Community Banking
Greater than or equal to 730	1,152.3	923.7	372.3	453.5	339.7	596.7	34.2	—	3,872.4
Greater than or equal to 660 and less than 730	186.3	104.7	68.7	46.3	34.5	125.6	10.0	—	576.1
Less than 660	11.0	11.2	8.4	7.3	5.5	40.8	3.1	—	87.3
Government-guaranteed(2)	12.0	33.7	15.7	68.2	9.5	7.8	—	—	146.9
No FICO score available(3)	0.1	0.5	0.1	0.3	0.6	18.2	0.2	—	20.0
FICO score not required(4)	2.0	0.7	1.0	0.6	1.0	13.3	0.7	—	19.3
Total Consumer and Community Banking	1,363.7	1,074.5	466.2	576.2	390.8	802.4	48.2	—	4,722.0
Total Consumer Loans	$1,363.7	$1,074.5	$466.2	$576.2	$390.8	$2,454.8	$48.2	$41.3	$6,415.7
(1)	Excludes accrued interest receivable. See footnote 1 to the LTV table above.

(2)	Represents loans with principal repayments insured by the FHA and VA.

(3)	Represents loans with no FICO score available due to borrower bankruptcy or limited credit history.

(4)	FICO sores not required for these overdrafts, personal lines of credit or third-party guaranteed loans with servicer recourse option.

Past Due and Non-accrual Loans

Additional information on reporting of past due and non-accrual loans is provided in the discussion of the CARES Act and Interagency Statement in Note 1 – Business and Summary of Significant Accounting Policies. Related to loan modifications made in response to the COVID-19 pandemic, the loan maintains the borrower’s delinquency status that existed prior to entering the payment deferral period and is frozen for the duration of the payment deferral period as no contractual payments are due.

The table that follows presents portfolio delinquency status, regardless of accrual or non-accrual classification:

Loans - Delinquency Status (dollars in millions)

	Past Due			Total
	30-59	60-89	90 or more	Past Due	Current	Total
December 31, 2021
Commercial Banking
Commercial Finance	$70.4	$11.5	$29.0	$110.9	$15,822.7	$15,933.6
Real Estate Finance	38.7	47.4	42.3	128.4	5,846.0	5,974.4
Business Capital	83.1	32.0	16.2	131.3	4,531.4	4,662.7
Rail	—	—	—	—	63.4	63.4
Total Commercial Banking	192.2	90.9	87.5	370.6	26,263.5	26,634.1
Consumer Banking
Legacy Consumer Mortgage	16.0	3.5	24.2	43.7	1,019.2	1,062.9
Consumer and Community Banking	31.8	29.0	11.0	71.8	5,070.8	5,142.6
Total Consumer Banking	47.8	32.5	35.2	115.5	6,090.0	6,205.5
Total	$240.0	$123.4	$122.7	$486.1	$32,353.5	$32,839.6
December 31, 2020
Commercial Banking
Commercial Finance	$59.9	$2.8	$122.0	$184.7	$16,059.2	$16,243.9
Real Estate Finance	71.7	38.3	82.4	192.4	7,361.7	7,554.1
Business Capital	113.6	40.2	16.6	170.4	4,607.4	4,777.8
Rail	—	—	—	—	60.7	60.7
Total Commercial Banking	245.2	81.3	221.0	547.5	28,089.0	28,636.5
Consumer Banking
Legacy Consumer Mortgage	61.0	17.6	79.7	158.3	1,535.5	1,693.8
Consumer and Community Banking	173.1	10.6	34.0	217.7	5,596.6	5,814.3
Total Consumer Banking	234.1	28.2	113.7	376.0	7,132.1	7,508.1
Total	$479.3	$109.5	$334.7	$923.5	$35,221.1	$36,144.6

The following table sets forth non-accrual loans, assets received in satisfaction of loans (OREO and repossessed assets) and loans 90 days or more past due and still accruing. Loans that are 90 days or more past due and are guaranteed by government agencies are not placed on non-accrual status.

Non-Performing Assets(1) (dollars in millions)

	December 31, 2021		December 31, 2020
	Non-Accrual Loans	With no allowance recorded(2)	Non-Accrual Loans	With no allowance recorded(2)
Commercial Banking
Commercial Finance(3)	$215.7	$21.7	$239.4	$8.0
Business Capital	36.1	—	72.8	1.5
Real Estate Finance	81.4	1.9	83.2	16.0
Total Commercial Banking	333.2	23.6	395.4	25.5
Consumer Banking
Consumer and Community Banking	42.0	19.8	53.4	38.2
Legacy Consumer Mortgages	23.2	5.9	139.3	30.0
Total Consumer Banking	65.2	25.7	192.7	68.2
Total non-accrual loans	$398.4	$49.3	$588.1	$93.7
Repossessed assets and OREO(4)	7.5		7.9
Total non-performing assets	$405.9		$596.0

Commercial loans past due 90 days or more accruing	$68.6		$92.5
Consumer loans past due 90 days or more accruing(5)	9.9		11.3
Total accruing loans past due 90 days or more	$78.5		$103.8

(1)	Accrued interest that was reversed when the loan went to non-accrual status was $4.2 million and $6.2 million for the years ended December 31, 2021 and 2020, respectively.

(2)	Includes loans that have been charged-off to their net realizable value and loans where the collateral or enterprise value exceeds the expected pay off value.

(3)
Factored receivables within our Commercial Finance division do not accrue interest and therefore are not considered within non-accrual loan balances; however factored receivables are considered for credit provisioning purposes.

(4)	Balances consist mostly of single-family residential OREO.

(5)	Consists of loans guaranteed by government agencies.

Payments received on non-accrual loans are generally applied first against outstanding principal, though in certain instances where the remaining recorded investment is deemed fully collectible, interest income is recognized on a cash basis. Interest recorded on non-accrual loans was $2.4 million and $2.2 million for the year ended December 31, 2021 and 2020, respectively.

Loans are in the process of foreclosure when repayment is expected to be provided substantially through the sale of the underlying real estate and the borrower is experiencing financial difficulty. The table below summarizes the residential mortgage loans in the process of foreclosure. Consistent with the government agency guidance, CIT suspended residential property foreclosures and evictions through July 31, 2021 related to single family homeowners due to the COVID-19 pandemic.

Loans in Process of Foreclosure (dollars in millions)

	December 31, 2021	December 31, 2020
Loans in process of foreclosure	$12.3	$22.9

Troubled Debt Restructuring

The Company periodically modifies the terms of loans in response to borrowers’ difficulties. Modifications that include a financial concession to the borrower are accounted for as TDRs. A restructuring of a debt constitutes a TDR for purposes of ASC 310-40, if CIT, for economic or legal reasons related to the debtor’s financial difficulties, grants a concession to the debtor that it would not otherwise consider. A concession either stems from an agreement between CIT and the debtor or is imposed by law or a court of law.  One key indicator of a concession is the lender granting a term or condition that it would not ordinarily consider, such as accepting assets other than cash in partial settlement of the obligation. Another key indicator of a concession is the lender agreeing to a term or condition that is below market, such as lowering the interest rate or agreeing to convert scheduled cash pay interest to Payment in Kind.

The CARES Act and Interagency Statement offer some practical expedients for evaluating whether loan modifications that occur in response to the COVID-19 pandemic are TDRs. See Note 1 – Business and Summary of Significant Accounting Policies for details. Any loan modification that meets these practical expedients would not automatically be considered a TDR because the borrower is presumed not to be experiencing financial difficulty at the time of the loan modification.

A TDR may include, but is not limited to, one or a combination of the following:

•
Transfer from the debtor to the creditor of receivables from third parties, real estate, or other assets to satisfy a debt in full or in part. This includes a transfer resulting from foreclosure or repossession.

•
Issuance or other granting of an equity interest by the debtor to the creditor as partial repayment of the debt, unless the equity interest is granted pursuant to existing terms for converting the debt into an equity interest.

•	Modification of the terms of a debt, such as one or a combination of the following:

o	Reduction (absolute or contingent) of the stated interest rate for the remaining original life of the debt,

o	Reduction (absolute or contingent) of the face amount or maturity extension of the debt,

o	Reduction (absolute or contingent) of accrued interest, or

o	Deferral of payments.

Modified loans that meet the definition of a TDR are subject to the Company’s individually reviewed loans policy.

The following table presents the recorded investment of TDRs, excluding those within a trial modification period of $0.3 million, $4.5 million and $5.5 million as of December 31, 2021, 2020 and 2019:

TDRs (dollars in millions)

	December 31, 2021		December 31, 2020		December 31, 2019
	Recorded Investment	% Total TDR	Recorded Investment	% Total TDR	Recorded Investment	% Total TDR
Commercial Banking	$127.0	80%	$109.8	82%	$129.5	87%
Consumer Banking	31.0	20%	24.6	18%	19.3	13%
Total	$158.0	100%	$134.4	100%	$148.8	100%
Percent non-accrual		55%		73%		71%

Modifications (dollars in millions)

	Years Ended
	2021	2020	2019
Recorded investment as of the years ended, related to modifications qualifying as TDRs that occurred during the years	$100.0	$88.4	$89.9
Recorded investment at the time of default of TDRs that experienced a payment default (payment default is one missed payment) during the years and for which the payment default occurred within one year of the modification	$30.7	$24.0	$23.2

There were $3.9 million and $28.3 million as of December 31, 2021 and 2020, respectively, of commitments to lend additional funds to borrowers whose loan terms have been modified while classified as TDRs.

The financial impact of the various modification strategies that the Company employs in response to borrower difficulties is presented below.

Modifications qualifying as TDRs based upon recorded investment at December 31, 2021 were comprised of payment deferrals (46%) and covenant relief and/or other (54%). At December 31, 2020, TDR recorded investment was comprised of payment deferrals (40%) and covenant relief and/or other (60%).

•
Payment deferrals result in lower net present value of cash flows, if not accompanied by additional interest or fees, and increased provision for credit losses to the extent applicable. The financial impact of these modifications is not significant given the moderate length of deferral periods.

•
Interest rate reductions result in lower amounts of interest being charged to the customer but are a relatively small part of the Company’s restructuring programs. The weighted average change in interest rates for all TDRs occurring during the years ended December 31, 2021 and 2020 was not significant.

•
Debt forgiveness, or the reduction in amount owed by borrower, results in incremental provision for credit losses, in the form of higher charge-offs. While these types of modifications have the greatest individual impact on the allowance, the amounts of principal forgiveness for TDRs occurring during years ended December 31, 2021 and 2020 was not significant, as debt forgiveness is a relatively small component of the Company’s modification programs.

The other elements of the Company’s modification programs that are not TDRs, do not have a significant impact on financial results given their relative size, or do not have a direct financial impact, as in the case of covenant changes. Loan modifications approved for COVID-19 impacted borrowers totaled $369 million at December 31, 2021, which included deferment and other modifications, such as covenant relief, compared to $705 million at December 31, 2020.

NOTE 4 — ALLOWANCE FOR CREDIT LOSSES

The ACL and the allowance for off-balance sheet credit exposures are reported on the Condensed Consolidated Balance Sheets in the allowance for credit losses and in other liabilities, respectively. Provision for credit losses related to the loan portfolio and the off-balance sheet credit exposures are reported in the Consolidated Statements of Operations as provision for credit losses.

Allowance for Credit Losses and Recorded Investment in Loans (dollars in millions)

	Year Ended December 31, 2021			Year Ended December 31, 2020
	Commercial Banking	Consumer Banking	Total	Commercial Banking	Consumer Banking	Total
Balance - beginning of period	$933.7	$130.1	$1,063.8	$460.4	$22.2	$482.6
CECL adoption(1)	—	—	—	74.7	148.9	223.6
Provision for credit losses(2)	(269.0)	(58.4)	(327.4)	834.2	(33.9)	800.3
The initial ACL recognized on PCD assets(3)	—	—	—	18.8	1.4	20.2
Other(4)	30.8	(1.0)	29.8	(32.1)	(3.8)	(35.9)
Gross charge-offs(3)	(105.7)	(7.3)	(113.0)	(488.0)	(7.1)	(495.1)
Recoveries	56.1	3.0	59.1	65.7	2.4	68.1
Balance - end of period	$645.9	$66.4	$712.3	$933.7	$130.1	$1,063.8

	December 31, 2021			December 31, 2020
	Commercial Banking	Consumer Banking	Total	Commercial Banking	Consumer Banking	Total
Allowance Balance
Loans individually evaluated for impairment	$68.7	$4.0	$72.7	$100.8	$5.5	$106.3
Loans collectively evaluated for impairment	577.2	62.4	639.6	832.9	124.6	957.5
Allowance for credit losses	645.9	66.4	712.3	933.7	130.1	1,063.8
Allowance for off-balance sheet credit exposures	$46.0	$1.3	$47.3	$76.8	$1.5	$78.3
Loans
Loans individually evaluated for impairment	$289.3	$44.2	$333.5	$346.3	$86.4	$432.7
Loans collectively evaluated for impairment	26,344.8	6,161.3	32,506.1	28,290.2	7,421.7	35,711.9
Ending balance	$26,634.1	$6,205.5	$32,839.6	$28,636.5	$7,508.1	$36,144.6
Percent of loans to total loans	81.1%	18.9%	100.0%	79.2%	20.8%	100.0%

(1)	CECL adoption was before the MOB Acquisition

(2)
Included in the provision for credit losses was $(30.9) million for the year ended December 31, 2021, related to the provision for off-balance sheet credit exposures, which is not part of the ACL and is offset in the “Other” line. The provision for off-balance sheet credit exposures was $33.4 million year ended December 31, 2020.

(3)
In connection with the MOB Acquisition, the initial ACL recognized on PCD assets was $58.8 million, of which $38.6 million was charged-off for loans that had been written-off prior to acquisition (whether full or partial) or which met CIT’s charge-off policy at the time of acquisition. After considering loans that were immediately charged-off upon acquisition, the net impact was $20.2 million of additional PCD reserves on January 1, 2020.

(4)
“Other” primarily includes the transfer of the “Allowance for off balance sheet credit exposures” to other liabilities, which represents credit loss reserves for unfunded lending commitments, DPA’s, and letters of credit.

The ACL was $712.3 million as of December 31, 2021, compared to $1,063.8 million at December 31, 2020. The lower ACL balance resulted in a net benefit in the provision for credit losses line of $(327.4) million for the year ended December 31, 2021, compared to a provision for credit losses of $800.3 million for the year ended December 31, 2020. The allowance for off-balance sheet credit exposures decreased from $78.3 million at December 31, 2020 to $47.3 million at December 31, 2021.

Changes in the ACL and allowance for off-balance sheet credit exposures compared to the prior year periods reflect lower loan balances and off-balance sheet credit exposures, as well as an improvement in the macroeconomic scenario forecasts and credit loss trends. The 2020 ACL and provision reflected the estimated impact of the COVID-19 pandemic on the economy and market environment across our portfolio, along with the adoption of the CECL standard and the impact of the MOB Acquisition on January 1, 2020.

NOTE 5 — LEASES

Lessee

CIT leases primarily include office space and bank branches; and substantially all of our lease liabilities relate to United States real estate leases under operating lease arrangements. Our lessee finance leases are not significant. Our real estate leases have remaining lease terms of up to 15 years. Our lease terms may include options to extend or terminate the lease. The options are included in the lease term when it is determined that it is reasonably certain the option will be exercised.

The following tables present supplemental balance sheet and cash flow information related to operating leases. Right of use (“ROU”) assets are included in other assets and lease liabilities are included in other liabilities.

Supplemental Lease Balance Sheet Information (dollars in millions)

	December 31, 2021	December 31, 2020
ROU assets	$246.4	$198.8
Lease liabilities	280.7	249.9
Weighted-average remaining lease terms	10 Years	9 Years
Weighted-average discount rate	3.85%	4.32%

Supplemental Cash Flow Information (dollars in millions):

	Years Ended December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities	$48.7	$56.3
ROU assets obtained in exchange for new lease liabilities	70.2	18.1

The following table presents maturities of lease liabilities at December 31, 2021:

Maturity of Lease Liabilities (dollars in millions)

Years Ended December 31,
2022	$41.1
2023	38.8
2024	38.2
2025	36.3
2026	35.0
Thereafter	148.7
Total undiscounted lease payments	338.1
Difference between undiscounted cash flows and discounted cash flows	(57.4)
Lease liabilities, at present value	$280.7

A 15-year lease commenced in April 2021 for office space in Morristown, NJ, which is primarily occupied by corporate functional staff.  At December 31, 2021, ROU assets and lease liabilities for the lease are $70.8 and $60.8 million, respectively.

In addition to the table above, the Company has future operating lease commitments of $8 million (undiscounted) for two office space leases which commence in 2022. A sublease that commences in 2022 was signed for one of these two leases.

The following table presents components of operating lease expense, which are included in operating expenses:

Components of Operating Lease Expense (dollars in millions)

	Years Ended December 31,
	2021	2020
Operating lease cost(1)	$42.6	$50.6
Variable lease cost	9.1	19.6
Sublease income	(5.9)	(11.3)
Total operating lease expense	$45.8	$58.9
(1) Includes short-term lease cost which is not significant.

The components of lease expense are recorded in Operating expenses. Variable lease cost includes common area maintenance, property taxes, and other operating expenses related to leased premises. Variable lease expense also includes lease termination expense. There was no variable lease termination expense for the year ended December 31, 2021 and $6.3 million for the year ended December 31, 2020.  As a result of these terminations, the remaining balances of the ROU assets and lease liabilities for these leased facilities were derecognized. Sublease income results from leasing excess building space that CIT is no longer utilizing under operating leases which have remaining lease terms of up to 9 years.

The Company incurred ROU asset impairment charges of $0.3 million and $6.1 million for the years ended December 31, 2021 and 2020, respectively, representing the carrying amount of ROU assets for leased facilities which were not recoverable. These impaired ROU assets were written down to fair value, which was determined based on the discounted cash flows of estimated rental income for the office space to be subleased, using market participant assumptions. The ROU asset impairment charges are included in Operating expenses and are not included in Operating lease expense in the table above.

Lessor

The Company leases equipment to commercial end-users under operating lease and finance lease arrangements. The majority of operating lease equipment is long-lived rail equipment which is typically leased several times over the equipment’s life. We also lease technology and office equipment and large and small ticket industrial, medical, and transportation equipment under both operating leases and finance leases.

Our Rail operating leases typically do not include purchase options. Many of our finance leases, and other equipment operating leases, offer the lessee the option to purchase the equipment at fair market value or for a nominal fixed purchase option, and many of the leases that do not have a nominal purchase option include renewal provisions resulting in some leases continuing beyond initial contractual term. Our leases typically do not include early termination options; and continued rent payments are due if leased equipment is not returned at the end of the lease.

The following table provides the net book value by type of operating lease equipment, net of accumulated depreciation of $1.7 billion at December 31, 2021 and $1.6 billion at December 31, 2020:

Operating Lease Equipment (dollars in millions)

	December 31, 2021	December 31, 2020
Railcars and locomotives	$7,330.6	$7,098.9
Other equipment	693.7	737.7
Total(1)	$8,024.3	$7,836.6

(1)	Includes off-lease Rail equipment of $887.1 million and $1,110.2 million at December 31, 2021 and 2020, respectively.

The following table presents components of finance lease net investment on a discounted basis:

Components of Net Investment in Finance Leases (dollars in millions)

	December 31, 2021	December 31, 2020
Lease receivables	$1,716.4	$1,986.0
Unguaranteed residual assets	266.0	287.4
Total net investment in finance leases	1,982.4	2,273.4
Leveraged lease net investment(1)	51.3	44.6
Total	$2,033.7	$2,318.0

(1)
Leveraged leases are reported net of non-recourse debt of $26.0 million and $41.8 million at December 31, 2021 and 2020, respectively. Our leveraged lease arrangements commenced before CIT adopted ASC 842 on January 1, 2019 and continue to be reported under the leveraged lease accounting model. ASC 842 eliminated leveraged lease accounting for new leases and for existing leases modified on or after the standard’s effective date.

The table that follows presents lease income related to the Company’s operating and finance leases:

Lease Income (dollars in millions)

	Years Ended December 31,
	2021	2020
Lease income – Operating leases	$718.0	$765.7
Variable lease income – Operating leases (1)	55.3	45.2
Rental income on operating leases	773.3	810.9
Interest income - Sales type and direct financing leases	164.7	170.6
Variable lease income included in Other non-interest income (2)	42.0	42.8
Leveraged lease income	14.4	11.4
Total lease income	$994.4	$1,035.7

(1)	Primarily includes per diem railcar operating lease rental income earned on a time or mileage usage basis.

(2)
Includes revenue related to insurance coverage on leased equipment of $27.3 million and $24.9 million for the years ended December 31, 2021 and 2020, respectively, as well as revenue related to leased equipment property tax reimbursements due from customers of $14.7 million and $17.9 million for the years ended December 31, 2021 and 2020, respectively.

The following tables present lease payments due on non-cancellable operating leases and lease receivables due on finance leases at December 31, 2021. Excluded from these tables are variable lease payments, including rentals calculated based on asset usage levels, rentals from future renewal and re-leasing activity, and expected sales proceeds from remarketing equipment at lease expiration, all of which are components of lease profitability.

Maturity Analysis of Operating Lease Payments (dollars in millions)

Years Ended December 31,
2022	$615.8
2023	455.1
2024	308.7
2025	185.5
2026	110.9
Thereafter	271.7
Total	$1,947.7

Maturity Analysis of Lease Receivable Payments - Sales Type and Direct Financing Leases (dollars in millions)

Years Ended December 31,
2022	$798.2
2023	548.0
2024	309.8
2025	173.6
2026	61.0
Thereafter	24.8
Total undiscounted cash flows	1,915.4
Difference between undiscounted cash flows and discounted cash flows	199.0
Lease receivables, at present value	$1,716.4

NOTE 6 — INVESTMENT SECURITIES

Investments include debt and equity securities. See Note 1 — Business and Summary of Significant Accounting Policies for information on accounting for investment securities. The following table presents carrying value of investment securities.

Carrying Value of Investment Securities (dollars in millions)

	December 31, 2021	December 31, 2020
Available-for-sale Securities
Debt securities	$6,593.9	$6,673.5
Non-marketable securities(1)	219.8	215.5
Total investment securities	$6,813.7	$6,889.0

(1)
Non-marketable investments include restricted stock of the FRB and FHLB carried at cost of $164.8 million at December 31, 2021 and $181.7 million at December 31, 2020. The remaining non-marketable investments without readily determinable fair values measured under the measurement exception totaled $55.0 million at December 31, 2021 and $33.8 million at December 31, 2020.

Accrued interest receivables on debt securities totaled $11.2 million and $13.7 million as of December 31, 2021 and 2020, respectively, and were included in other assets on the consolidated balance sheet.

The Company had $2.9 billion and $3.8 billion of interest-bearing cash at banks at December 31, 2021 and 2020, respectively, which are cash and cash equivalents and are classified separately on the consolidated balance sheet.

The following table presents interest and dividends on investments and interest-bearing cash:

Interest and Dividend Income (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Interest income - debt securities(1)	$70.8	$114.9	$187.9
Interest income - interest-bearing cash	5.8	11.1	37.1
Dividends - equity securities	4.6	5.2	8.5
Total interest and dividends	$81.2	$131.2	$233.5

(1)	Includes interest income on securities purchased under agreement to resell and insignificant amounts of non-taxable interest income.

The following table presents proceeds and realized gains (losses) from sales of debt securities AFS:

Realized Gains (Losses) and Proceeds from Sales of Debt Securities AFS (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Proceeds from sales of debt securities AFS	$2,891.2	$3,066.6	$2,545.4
Gross realized gains	$113.8	$38.1	$6.2
Gross realized losses	(0.5)	(1.8)	(1.4)
Net realized gains on sales of debt securities AFS	$113.3	$36.3	$4.8

The following table presents amortized cost and fair value of debt securities AFS:

Amortized Cost and Fair Value (dollars in millions)

	Amortized Cost(1)	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2021
Debt securities AFS
Mortgage-backed securities
U.S. government/sponsored agency – Residential	$2,659.3	$1.4	$(33.5)	$2,627.2
U.S. government/sponsored agency – Commercial	1,685.4	—	(46.5)	1,638.9
U.S. government/sponsored agency obligations	1,585.0	—	(38.0)	1,547.0
U.S. Treasury securities	506.4	—	(20.9)	485.5
Supranational securities	309.9	—	(14.6)	295.3
Total debt securities AFS	$6,746.0	$1.4	$(153.5)	$6,593.9

December 31, 2020
Debt securities AFS
Mortgage-backed securities
U.S. government/sponsored agency – Residential	$2,503.4	$76.5	$(0.1)	$2,579.8
U.S. government/sponsored agency – Commercial	1,725.0	56.3	(0.5)	1,780.8
U.S. government/sponsored agency obligations	1,474.2	0.5	(3.9)	1,470.8
U.S. Treasury securities	505.9	—	(3.2)	502.7
Supranational securities	330.2	0.2	(2.9)	327.5
Agency asset-backed securities	1.5	0.1	—	1.6
Corporate bonds - foreign	10.3	—	—	10.3
Total debt securities AFS	$6,550.5	$133.6	$(10.6)	$6,673.5

(1)	The amortized cost is net of the ACL. There was no ACL relating to debt securities as of December 31, 2021, and an insignificant amount as of December 31, 2020.

The following table presents the debt securities AFS by contractual maturity dates:

Maturities - Debt Securities AFS (dollars in millions)

	December 31, 2021
	Amortized Cost	Fair Value	Weighted Average Yield
Mortgage-backed securities — U.S. government/sponsored agency – Residential
After 5 through 10 years	$0.1	$0.1	7.66%
After 10 years	2,659.2	2,627.1	1.75%
Total	2,659.3	2,627.2	1.75%
Mortgage-backed securities — U.S. government/sponsored agency – Commercial
After 5 through 10 years	31.1	29.8	1.12%
After 10 years	1,654.3	1,609.1	1.46%
Total	1,685.4	1,638.9	1.45%
U.S. government/sponsored agency obligations
After 1 through 5 years	652.6	641.5	0.74%
After 5 through 10 years	932.4	905.5	1.14%
Total	1,585.0	1,547.0	0.98%
U.S. Treasury securities
1 year or less	13.0	13.0	0.19%
After 1 through 5 years	99.9	97.0	0.27%
After 5 through 10 years	393.5	375.5	0.50%
Total	506.4	485.5	0.45%
Supranational securities
After 1 through 5 years	56.9	55.5	0.47%
After 5 through 10 years	253.0	239.8	0.85%
Total	309.9	295.3	0.78%
Total debt securities AFS	$6,746.0	$6,593.9	1.35%

At December 31, 2021 and 2020, certain debt securities AFS were in unrealized loss positions. The following tables summarize by investment category the gross unrealized losses, respective fair value and length of time that those securities have been in a continuous unrealized loss position for which an ACL has not been recorded.

Gross Unrealized Loss (dollars in millions)

	December 31, 2021
	Less than 12 months		12 months or greater
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Debt securities AFS
Mortgage-backed securities
U.S. government/sponsored agency - Residential	$2,161.0	$(33.5)	$—	$—
U.S. government/sponsored agency - Commercial	1,403.7	(36.8)	233.8	(9.7)
U.S. government/sponsored agency obligations	1,221.7	(28.2)	300.3	(9.8)
U.S. Treasury securities	—	—	472.4	(20.9)
Supranational securities	79.2	(2.7)	216.1	(11.9)
Total debt securities AFS	$4,865.6	$(101.2)	$1,222.6	$(52.3)

	December 31, 2020
	Less than 12 months		12 months or greater
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
Debt securities AFS
Mortgage-backed securities
U.S. government/sponsored agency - Residential	$39.3	$(0.1)	$—	$—
U.S. government/sponsored agency - Commercial	267.3	(0.5)	—	—
U.S. government/sponsored agency obligations	628.5	(3.9)	—	—
U.S. Treasury securities	489.9	(3.2)	—	—
Supranational securities	245.4	(2.9)	—	—
Total debt securities AFS	$1,670.4	$(10.6)	$—	$—

Impairment of Investment Securities

There was $0.4 million and $1.7 million of impairment losses recognized on debt securities AFS for the years ended December 31, 2021 and 2020, respectively. There were no OTTI losses recognized for the year ended December 31, 2019.

There were insignificant adjustments for non-marketable securities for the years ended December 31, 2021, 2020 and 2019.

Pledged Securities

Securities with a carrying value of $100.8 million and $1,926.2 million were pledged as of December 31, 2021 and 2020, respectively, to secure public funds in CIT Bank, derivative contracts, FHLB financing availability and mortgage programs, and for other purposes as required or permitted by law.

NOTE 7 — OTHER ASSETS

The following table presents the components of other assets:

Other Assets (dollars in millions)

	December 31, 2021	December 31, 2020
Tax credit investments(1) and investments in unconsolidated entities	$558.1	$427.0
Right of use assets	246.4	198.8
Fair value of derivative financial instruments	220.6	431.6
Property, furniture and fixtures	168.6	187.0
Prepaid expenses	155.2	169.9
Counterparty receivables	133.3	174.1
Intangible assets, net	102.1	134.9
Current and deferred federal and state tax assets	33.9	60.8
Other(2)	385.2	464.4
Total other assets	$2,003.4	$2,248.5

(1)
Included in this balance are LIHTC of $391.8 million and $299.2 million as of December 31, 2021 and 2020, respectively, that provide tax benefits to investors in the form of tax deductions from operating losses and tax credits. During 2021, 2020 and 2019, the Company recorded $35.5 million, $27.4 million and $29.8 million, respectively, in tax provisions under the proportional amortization method. During 2021, 2020 and 2019, the Company recognized total tax benefits of $50.8 million, $35.9 million and $35.5 million, respectively, which included tax credits of $32.1 million, $26.7 million, and $28.0 million recorded in income taxes. The Company is periodically required to provide additional financial support during the investment period. The Company’s liability for these unfunded commitments are included in Note 12 – Other Liabilities. Refer to Note 1 – Business and Summary of Significant Accounting Policy for additional information. See also Note 9 – Variable Interest Entities.

(2)	Other includes accrued interest and dividends, assets supporting legacy non-qualified compensation plans, accrued rent on operating leases, servicing advances, OREO and other miscellaneous assets.

NOTE 8 — DEPOSITS

The following table provides detail on deposit types:

Deposits — Deposit types (dollars in millions)

	December 31, 2021	December 31, 2020
Interest-bearing	$36,086.0	$39,686.9
Non-interest bearing	3,271.9	3,384.7
Total deposits	$39,357.9	$43,071.6

The following table presents the maturities of time deposits:

Time Deposits — Maturities (dollars in millions)

December 31, 2021
Time deposits, remaining contractual maturity:
Within one year	$5,415.6
One to less than two years	1,065.5
Two to less than three years	693.2
Three to less than four years	313.6
Four to less than five years	40.0
Five years and thereafter	0.3
Total time deposits	$7,528.2

The Company had aggregate time deposits of $1,190.7 million and $2,091.8 million in denominations that exceeded the FDIC insurance limit of $250,000 at December 31, 2021 and 2020, respectively.

NOTE 9 — VARIABLE INTEREST ENTITIES

Variable Interest Entities

Described below are the results of the Company’s assessment of its variable interests in order to determine its current status with regards to being the VIE PB. See Note 1 — Business and Summary of Significant Accounting Policies for additional information on accounting for VIEs.

Unconsolidated VIEs

Unconsolidated VIEs include agency and non-agency securitization structures, limited partnership interests and joint ventures where the Company’s involvement is limited to an investor interest and the Company does not have the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance or obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

The table below presents potential losses that would be incurred under hypothetical circumstances, such that the value of its interests and any associated collateral declines to zero and assuming no recovery or offset from any economic hedges. The Company believes the possibility is remote under this hypothetical scenario; accordingly, this disclosure is not an indication of expected loss

Unconsolidated VIEs Carrying Value (dollars in millions)

	December 31, 2021		December 31, 2020
	Securities	Partnership Investments	Securities	Partnership Investments
Agency securities	$4,266.2	$—	$4,362.2	$—
Tax credit equity investments	—	402.4	—	311.5
Equity investments	—	152.8	—	111.9
Total assets	$4,266.2	$555.2	$4,362.2	$423.4
Commitments to tax credit investments(1)	$—	$220.1	$—	$168.3
Total liabilities	$—	$220.1	$—	$168.3
Maximum loss exposure	$4,266.2	$555.2	$4,362.2	$423.4

(1)
Represents commitments to invest in affordable housing investments, and other investments qualifying for community reinvestment tax credits. These commitments are payable on demand and are recorded in Other liabilities.

NOTE 10 — BORROWINGS

The following table presents the carrying value of outstanding borrowings:

Borrowings (dollars in millions)

	December 31, 2021			December 31, 2020
	CIT Group Inc.	Subsidiaries	Total	Total
Unsecured borrowings:
Senior	$3,428.5	$313.4	$3,741.9	$4,236.3
Subordinated notes	495.4	—	495.4	494.9
Secured borrowings:
FHLB advances	—	—	—	1,100.0
Other secured and structured financings	—	14.2	14.2	6.1
Total borrowings	$3,923.9	$327.6	$4,251.5	$5,837.3

The following table summarizes contractual maturities of borrowings outstanding, which excludes original issue discounts and FSA discounts:

Contractual Maturities – Borrowings as of December 31, 2021 (dollars in millions)

	Total	2022	2023	2024	2025	Thereafter
Senior Unsecured notes	$3,763.6	$1,147.0	$750.0	$1,000.0	$815.2	$51.4
Subordinated unsecured notes	500.0	—	—	—	—	500.0
FHLB advances	—	—	—	—	—	—
Other secured and structured financings	14.2	—	—	14.2	—	—
Total Long-term borrowings	$4,277.8	$1,147.0	$750.0	$1,014.2	$815.2	$551.4

Unsecured Borrowings

Revolving Credit Facility

The Revolving Credit Facility had a total commitment amount of $300 million at December 31, 2020, consisting of a $200 million revolving loan tranche and a $100 million revolving loan tranche that could also be utilized for issuance of letters of credit. The facility matured on November 1, 2021 and was not renewed.

Senior Unsecured Notes

The following table presents maturity dates of senior unsecured notes:

Senior Unsecured Notes (dollars in millions)

Maturity Date	Rate (%)	Date of Issuance	Par Value
August 2022	5.000%	August 2012	$1,147.0
August 2023	5.000%	August 2013	750.0
February 2024	4.750%	August 2018	500.0
June 2024	3.929%	June 2020	500.0
March 2025	5.250%	March 2018	500.0
September 2025	2.969%	September 2019	315.2
Weighted average rate and total	4.683%		$3,712.2

On February 9, 2021, we redeemed all of the aggregate principal amount ($500 million) of outstanding 4.125% Senior Notes due March 2021 at par.

In addition to the notes shown in the above table, there is an unsecured note outstanding with a 6.0% coupon and a carrying value of $40.8 million (par value of $51.4 million) that matures in 2036.

Debt redemptions for the year ended December 31, 2020 resulted in net gains of $14.7 million and were not significant for the years ended December 31, 2021 and 2019.

Subordinated Unsecured Notes

In November 2019, CIT issued $100 million aggregate principal amount of 4.125% subordinated notes with a maturity date of November 13, 2029. In March 2018, CIT issued $400 million aggregate principal amount of 6.125% subordinated notes with a maturity date of March 9, 2028. The notes are subordinated in right of payment to the payment of CIT’s senior indebtedness and secured indebtedness.

Secured Borrowings

At December 31, 2021, the Company had pledged $12.0 billion of assets to several financing facilities (including collateral for the FRB discount window that is currently not drawn), essentially all of which were loans, and $16 million of cash. Under the FHLB Facility, CIT Bank, N.A. may at any time grant a security interest in, sell, convey or otherwise dispose of any of the assets used for collateral, provided that CIT Bank, N.A. is in compliance with the collateral maintenance requirement immediately following such disposition and all other requirements of the facility at the time of such disposition.

FHLB Advances

The following table presents FHLB balances:

FHLB Balances Summary (dollars in millions)

	December 31, 2021	December 31, 2020
Total borrowing capacity	$5,582.1	$7,175.3
Less:
Advances	—	(1,100.0)
Available capacity	$5,582.1	$6,075.3
Pledged assets (1)	$7,204.8	$8,868.0
Weighted Average Rate	N/A	0.82%

(1)	There were no pledged HQL securities at December 31, 2021. December 31, 2020 pledged assets included $1,784.4 million of HQL securities.

Other Secured and Structured Financings

Other secured (other than FHLB) and structured financings of CIT-owned subsidiaries totaled $14.2 million and $6.1 million at December 31, 2021 and 2020, respectively. Pledged assets related to other secured and structured financings, primarily the ABL facility, totaled $2,418.7 million and $2,486.4 million at December 31, 2021 and 2020, respectively. The outstanding secured and structured financings as of December 31, 2021 had a weighted average rate of 4.35%, compared to a weighted average rate of 4.39% at December 31, 2020.

At December 31, 2021 the ABL facility of $325 million was available to the parent and non-bank subsidiaries and due to mature on March 20, 2022. The facility was terminated on January 3, 2022 due to the approval of the then pending Merger.

FRB

There were no outstanding borrowings with the FRB Discount Window as of December 31, 2021 and 2020.

NOTE 11 — DERIVATIVE FINANCIAL INSTRUMENTS

See Derivative Financial Instruments and Recent Accounting Pronouncements sections in Note 1 — Business and Summary of Significant Accounting Policies for the description of the Company’s derivative products and transaction policies.

In October 2020, the Chicago Mercantile Exchange and LCH Clearnet completed the discounting transition process for USD interest rate swaps from U.S. Federal Funds Rate to SOFR. The transition did not have a significant impact on CIT’s financial statements. In addition, on October 23, 2020, the International Swaps and Derivatives Association (“ISDA”) published the Interbank offered rate (“IBOR”) Fallbacks Supplement and IBOR Fallbacks Protocol, effective January 25, 2021. The supplement incorporates the fallbacks into new covered IBOR derivatives referencing the 2006 ISDA Definitions unless the parties specifically agree to exclude them. Supervisory authorities encourage all market participants to adhere to the protocol. CIT adhered to the protocol in January 2021.

The following table presents notional amount and fair value of derivative financial instruments on a gross basis:

Notional Amount and Fair Value of Derivative Financial Instruments (dollars in millions)

	December 31, 2021			December 31, 2020
	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Derivatives designated as hedging instruments (Qualifying hedges)
Foreign exchange contracts	$2.6	$—	$—	$33.9	$—	$(0.3)
Interest rate contracts(1)(3)	—	—	—	500.0	—	—
Total derivatives designated as hedging instruments	2.6	—	—	533.9	—	(0.3)
Derivatives not designated as hedging instruments (Non-qualifying hedges)
Interest rate contracts(1)(3)	20,862.6	216.8	(74.4)	21,192.9	429.6	(72.2)
Foreign exchange contracts	205.1	3.6	(2.9)	247.8	1.7	(6.0)
Other contracts(2)	857.5	0.2	(0.5)	875.8	0.3	(0.7)
Total derivatives not designated as hedging instruments	21,925.2	220.6	(77.8)	22,316.5	431.6	(78.9)
Gross derivatives fair values presented in the Consolidated Balance Sheets	$21,927.8	220.6	(77.8)	$22,850.4	431.6	(79.2)
Less: Gross amounts offset in the Consolidated Balance Sheets		—	—		—	—
Net amount presented in the Consolidated Balance Sheet		220.6	(77.8)		431.6	(79.2)
Less: Amounts subject to master netting agreements(4)		(11.6)	11.6		(4.7)	4.7
Less: Cash collateral pledged (received) subject to master netting agreements(5)		(4.5)	13.3		—	42.9
Total net derivative fair value		$204.5	$(52.9)		$426.9	$(31.6)

(1)	Fair value balances include accrued interest.

(2)	Other derivative contracts not designated as hedging instruments include risk participation agreements.

(3)
The Company accounts for swap contracts cleared by the Chicago Mercantile Exchange and LCH Clearnet as “settled-to-market”. As a result, variation margin payments are characterized as settlement of the derivative exposure and variation margin balances are netted against the corresponding derivative mark-to-market balances. Gross amounts of recognized assets and liabilities were lowered by $58.0 million and $165.4 million, respectively at December 31, 2021 and $20.5 million and $339.9 million, respectively at December 31, 2020.

(4)
The Company’s derivative transactions are governed by ISDA agreements that allow for net settlements of certain payments as well as offsetting of all contracts with a given counterparty in the event of bankruptcy or default of one of the two parties to the transaction. We believe our ISDA agreements meet the definition of a master netting arrangement or similar agreement for purposes of the above disclosure.

(5)
In conjunction with the ISDA agreements described above, the Company has entered into collateral arrangements with its counterparties, which provide for the exchange of cash depending on change in the market valuation of the derivative contracts outstanding. Such collateral is available to be applied in settlement of the net balances upon an event of default of one of the counterparties. Collateral pledged or received is included in other assets or other liabilities, respectively.

Qualifying Hedges

CIT enters into interest rate swap agreements to manage interest rate exposure on its fixed-rate borrowings. The agreements that qualify for hedge accounting are designated as fair value hedges. The following table represents gains (losses) of fair value hedges recognized as interest expense on the consolidated statements of operations.

Gains (Losses) on Qualifying Hedges (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Recognized on derivatives(1)	$(1.1)	$0.2	$3.6
Recognized on hedged item	1.1	(0.2)	(3.6)
Net recognized on fair value hedges (No ineffectiveness)	$—	$—	$—

(1)	Gains (losses) exclude amounts related to interest settlements on derivatives.

The following table presents the carrying value of hedged items and associated cumulative hedging adjustment related to fair value hedges:

Cumulative Fair Value Hedging Adjustments (dollars in millions)

		Cumulative Fair Value Hedging Adjustment Included in the Carrying Value of Hedged Items
	Carrying Value of Hedged Items(1)	Currently Designated	No Longer Designated
December 31, 2021
Long-term Debt	$784.6	$—	$1.3
December 31, 2020
Long-term Debt	$1,534.4	$1.1	$1.8

(1)	Carrying value includes $784.6 million and $1,033.9 million of carrying value of hedged items no longer designated as of December 31, 2021 and 2020, respectively.

The following table presents the pre-tax net gains (losses) recorded in the consolidated statements of operations and the consolidated statements of comprehensive income (loss) relating to derivatives designated as net investment hedges.

Pre-tax Net Gains (Losses) Relating to Derivatives Designated as Net Investment Hedges (dollars in millions)

	Amounts reclassified from AOCI to income	Amounts recorded in Other Comprehensive Income	Total change in AOCI for period
Contract Type
Year ended December 31, 2021
Foreign currency forward contracts - net investment hedges	$13.5	$(0.4)	$13.1
Year ended December 31, 2020
Foreign currency forward contracts - net investment hedges	$—	$(2.8)	$(2.8)
Year ended December 31, 2019
Foreign currency forward contracts - net investment hedges	$—	$(27.3)	$(27.3)

Non-Qualifying Hedges

The following table presents gains (losses) of non-qualifying hedges recognized as other non-interest income on the consolidated statements of operations:

Gains (Losses) on Non-Qualifying Hedges (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Interest rate contracts	$14.8	$17.3	$11.7
Foreign currency forward contracts	3.7	(12.8)	25.5
Other contracts	(0.1)	(0.5)	1.7
Total non-qualifying hedges - income statement impact	$18.4	$4.0	$38.9

NOTE 12 — OTHER LIABILITIES

The following table presents the components of other liabilities:

Other Liabilities (dollars in millions)

	December 31, 2021	December 31, 2020
Accrued expenses and accounts payable	$454.8	$546.4
Current and deferred taxes payable	284.7	122.1
Lease liabilities	280.7	249.9
Commitment to fund tax credit investments	219.7	167.7
Fair value of derivative financial instruments	77.8	79.2
Accrued interest payable	76.9	88.2
Allowance for off-balance sheet credit exposure	47.3	78.3
Other(1)	351.4	423.1
Total other liabilities	$1,793.3	$1,754.9

(1)	Other consists of liabilities for taxes other than income, equipment maintenance liabilities, contingent liabilities and other miscellaneous liabilities.

NOTE 13 — FAIR VALUE

Fair Value Hierarchy

The Company measures certain financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP also establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. See Note 1 — Business and Summary of Significant Accounting Policies for a description of the Company’s valuation process for assets and liabilities measured at fair value and fair value hierarchy.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes the Company’s assets and liabilities measured at estimated fair value on a recurring basis:

Assets and Liabilities Measured at Fair Value on a Recurring Basis (dollars in millions)

	Total	Level 1	Level 2	Level 3
December 31, 2021
Assets
U.S. government/sponsored agency – Residential MBS	$2,627.2	$—	$2,627.2	$—
U.S. government/sponsored agency – Commercial MBS	1,638.9	—	1,638.9	—
U.S. government/sponsored agency obligations	1,547.0	—	1,547.0	—
U.S. Treasury securities	485.5	8.4	477.1	—
Supranational securities	295.3	—	295.3	—
Total debt securities AFS	6,593.9	8.4	6,585.5	—

Interest rate contracts — non-qualifying hedges	216.8	—	216.6	0.2
Other derivative — non-qualifying hedges	3.8	—	3.6	0.2
Total derivative assets at fair value — non-qualifying hedges(1)	220.6	—	220.2	0.4
Total	$6,814.5	$8.4	$6,805.7	$0.4
Liabilities
Interest rate contracts — non-qualifying hedges	$(74.4)	$—	$(74.4)	$—
Other derivative— non-qualifying hedges	(3.4)	—	(2.9)	(0.5)
Total derivative liabilities at fair value — non-qualifying hedges(1)	(77.8)	—	(77.3)	(0.5)
Total	$(77.8)	$—	$(77.3)	$(0.5)
December 31, 2020
Assets
U.S. government/sponsored agency – Residential MBS	$2,579.8	$—	$2,579.8	$—
U.S. government/sponsored agency – Commercial MBS	1,780.8	—	1,780.8	—
U.S. government/sponsored agency obligations	1,470.8	—	1,470.8	—
U.S. Treasury securities	502.7	7.8	494.9	—
Supranational securities	327.5	—	327.5	—
Other securities	11.9	—	1.6	10.3
Total debt securities AFS	6,673.5	7.8	6,655.4	10.3

Interest rate contracts — non-qualifying hedges	429.6	—	428.1	1.5
Other derivative — non-qualifying hedges	2.0	—	1.7	0.3
Total derivative assets at fair value — non-qualifying hedges(1)	431.6	—	429.8	1.8
Total	$7,105.1	$7.8	$7,085.2	$12.1
Liabilities
Interest rate contracts — non-qualifying hedges	$(72.2)	$—	$(72.2)	$—
Other derivative— non-qualifying hedges	(6.7)	—	(6.0)	(0.7)
Total derivative liabilities at fair value — non-qualifying hedges(1)	(78.9)	—	(78.2)	(0.7)
Foreign currency forward contracts — net investment qualifying hedges	(0.3)	—	(0.3)	—
Total derivative liabilities at fair value — qualifying hedges	(0.3)	—	(0.3)	—
Total	$(79.2)	$—	$(78.5)	$(0.7)

(1)	Derivative fair values include accrued interest.

The methods and assumptions used to estimate the fair value of each class of financial instruments measured at fair value on a recurring basis are as follows:

Debt securities AFS — Investments in U.S. Treasury bills are classified in Level 1 since they are traded in an active market. Investments in U.S. government agency and sponsored agency guaranteed mortgage-backed securities, U.S. government agency and sponsored agency obligations, other U.S. Treasury securities and supranational securities were valued using Level 2 inputs. The market for certain corporate bonds is not active, therefore the estimated fair value was determined using a discounted cash flow technique or other appropriate techniques. Given the lack of observable market data, the estimated fair value of the corporate bonds was classified as Level 3. All of the corporate bonds were sold in the second quarter of 2021.

Derivative Assets and Liabilities — Derivatives were valued using models that incorporate inputs depending on the type of derivative. Other than the fair value of credit derivatives, which were estimated using Level 3 inputs, most derivative instruments were valued using Level 2 inputs based on quoted prices for similar assets and liabilities and model-based valuation techniques for which all significant assumptions are observable in the market. See Note 9 — Derivative Financial Instruments for notional principal amounts and fair values.

The following tables summarize information about significant unobservable inputs related to the Company’s categories of Level 3 financial assets and liabilities measured on a recurring basis.

Quantitative Information about Level 3 Fair Value Measurements — Recurring (dollars in millions)

Financial Instrument	Estimated Fair Value	Valuation Technique(s)	Significant Unobservable Inputs	Range of Inputs	Weighted Average
December 31, 2021
Assets
Derivative assets — non qualifying	$0.4	Internal valuation model	Borrower Rate	2.0% - 3.8%	2.8%
Total Assets	$0.4
Liabilities
Derivative liabilities — non-qualifying	$(0.5)	Internal valuation model
Total Liabilities	$(0.5)
December 31, 2020
Assets
Debt Securities — AFS	$10.3	Discounted cash flow	Discount Rate	8.5% - 10.4%	9.5%
Derivative assets — non qualifying	1.8	Internal valuation model	Borrower Rate	1.9% - 3.6%	2.7%
Total Assets	$12.1
Liabilities
Derivative liabilities — non-qualifying	$(0.7)	Internal valuation model
Total Liabilities	$(0.7)

The following table summarizes the changes in estimated fair value for all assets and liabilities measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3).

Changes in Estimated Fair Value of Level 3 Financial Assets and Liabilities Measured on a Recurring Basis (dollars in millions)

	Securities- AFS	Derivative Assets- Non- Qualifying	Derivative Liabilities- Non- Qualifying	FDIC True-up Liability(1)
Balance as of December 31, 2020	$10.3	$1.8	$(0.7)	$—
Included in earnings	—	(1.4)	0.2	—
Included in comprehensive income	—	—	—	—
Maturity and settlements	(9.9)	—	—	—
Impairment	(0.4)	—	—	—
Balance as of December 31, 2021	$—	$0.4	$(0.5)	$—
Balance as of December 31, 2019	$67.1	$0.3	$(0.8)	$(68.8)
Included in earnings	0.1	1.5	0.1	(0.2)
Included in comprehensive income	(1.2)	—	—	—
Maturity and settlements	(54.0)	—	—	69.0
Impairment	(1.7)	—	—	—
Balance as of December 31, 2020	$10.3	$1.8	$(0.7)	$—

(1)
The FDIC True-up liability was recorded at estimated fair value as of the date of the OneWest Transaction related to the FDIC-assisted transaction of La Jolla. The FDIC True-up liability was settled in April 2020.

Assets Measured at Fair Value on a Non-recurring Basis

Certain assets or liabilities are required to be measured at estimated fair value on a non-recurring basis subsequent to initial recognition. Generally, these adjustments are the result of LOCOM or other impairment accounting.

The following table presents carrying value of assets measured at estimated fair value on a non-recurring basis for which gains and losses from a non-recurring fair value adjustment have been recorded in the periods. The gains and losses reflect amounts for the respective annual periods.

Assets Measured at Fair Value on a Non-recurring Basis (dollars in millions)

	Fair Value Measurements
	Total	Level 1	Level 2	Level 3	Total Gain (Loss)
December 31, 2021
Assets held for sale	$9.7	$—	$5.9	$3.8	$(2.0)
Loans	110.9	—	—	110.9	(13.0)
Total	$120.6	$—	$5.9	$114.7	$(15.0)
December 31, 2020
Assets held for sale	$701.6	$—	$—	$701.6	$(112.7)
Loans	106.4	—	—	106.4	(55.6)
Mortgage servicing rights	4.3	—	—	4.3	(4.5)
ROU assets	4.4	—	—	4.4	(6.1)
Total	$816.7	$—	$—	$816.7	$(178.9)

The methods and assumptions used to estimate the fair value of each class of financial instruments measured at fair value on a non-recurring basis are as follows:

Assets Held for Sale — The fair value of Level 2 assets was primarily estimated based on prices of recent trades of similar assets. The fair value of Level 3 assets was primarily measured under the income approach using the discounted cash flow model based on Level 3 inputs including discount rate or the price of committed trades.

Loans — Loans that are collateral-dependent were measured based on the fair value of the underlying collateral less costs to sell. These loans are classified as Level 3 as the fair value of underlying collateral is estimated primarily based on third party appraisals or opinions adjusted for the Company’s experience with liquidation value.

Mortgage Servicing Rights — Under the amortization method, the carrying value of the MSRs was reduced to its fair value by the impairment loss recognized. The fair value of the MSRs was measured under the income approach using the discounted cash flow model based on Level 3 inputs including prepayment speed, discount rates and cost to service.

ROU Assets — During 2020, the Company recognized an impairment loss on ROU assets for certain leased facilities. The fair value of ROU assets was measured based on the discounted cash flows of estimated rental income for the office space to be subleased, using market participant assumptions. As unobservable inputs are used, ROU assets are classified as Level 3. See Note 5 – Leases.

Financial Instruments not Measured at Fair Value

The carrying values and estimated fair values of financial instruments not measured at fair value presented below exclude leases and certain other assets and liabilities, which were not required for disclosure.

Carrying Value and Fair Value of Financial Instruments (dollars in millions)

		Estimated Fair Value
	Carrying Value	Level 1	Level 2	Level 3	Total
December 31, 2021
Financial Assets
Cash and interest bearing deposits	$3,016.1	$3,016.1	$—	$—	$3,016.1
Assets held for sale (excluding leases)	26.0	—	11.8	14.3	26.1
Loans (excluding leases)(1)	30,125.4	—	1,553.0	29,012.0	30,565.0
Investment securities(2)	219.8	—	—	219.8	219.8
Financial Liabilities
Deposits(3)	(39,368.3)	—	—	(39,438.2)	(39,438.2)
Borrowings(3)	(4,318.0)	—	(4,604.0)	(13.8)	(4,617.8)
Credit balances of factoring clients	(1,533.5)	—	—	(1,533.5)	(1,533.5)
December 31, 2020
Financial Assets
Cash and interest bearing deposits	$4,011.7	$4,011.7	$—	$—	$4,011.7
Assets held for sale (excluding leases)	720.0	—	14.5	706.2	720.7
Loans (excluding leases)(1)	32,812.9	—	1,332.1	32,285.4	33,617.5
Securities purchased under agreements to resell	150.0	—	150.0	—	150.0
Investment securities(2)	215.5	—	—	215.5	215.5
Financial Liabilities
Deposits(3)	(43,086.0)	—	—	(43,224.0)	(43,224.0)
Borrowings(3)	(5,911.1)	—	(6,371.3)	(8.0)	(6,379.3)
Credit balances of factoring clients	(1,719.9)	—	—	(1,719.9)	(1,719.9)

(1)	Carrying value of loans (excluding leases) is net of the ACL.

(2)
Non-marketable securities carried at cost. See Assets and Liabilities Measured at Fair Value on a Recurring Basis in this note above for debt securities AFS and securities carried at fair value with changes recorded in net income.

(3)	Deposits and borrowings include accrued interest, which is included in other liabilities.

The methods and assumptions used to estimate the fair value of each class of financial instruments not measured at fair value are as follows:

Loans — Loans are generally valued by discounting expected cash flows using market inputs with adjustments based on cohort level assumptions for certain loan types as well as internally developed estimates at a business segment level. Due to the significance of the unobservable market inputs and assumptions, as well as the absence of a liquid secondary market for most loans, these loans are classified as Level 3. Certain loans are measured based on observable market prices sourced from external data providers and classified as Level 2. Nonaccrual loans are written down and reported at their estimated recovery value, which approximates their fair value and classified as Level 3.

Securities Purchased Under Agreement to Resell — The fair value of securities purchased under agreements to resell (reverse repos) was determined using a discount cash flow technique. Interest rates appropriate to the maturity and underlying collateral are used for discounting the estimated cash flows. As observable market interest rates are used, the fair value of securities purchased under agreements to resell was classified as Level 2.

Investment Securities –non-marketable — Utilize Level 3 inputs to estimate fair value and were generally recorded under the measurement alternative. FHLB and FRB stock carrying values approximate fair value. Of the remaining non-marketable securities, the fair value is determined based on techniques that use significant assumptions that are not observable in the market.

Deposits — The estimated fair value of deposits with no stated maturity, such as demand deposit accounts, money market accounts, and savings accounts was the amount payable on demand at the reporting date. The fair value of time deposits was estimated based on a discounted cash flow technique using Level 3 inputs appropriate to the contractual maturity.

Borrowings

The Level 2 fair value of borrowings included:

▪	Unsecured debt — consists of both senior debt and subordinated debt. Unsecured debt was valued using observable market prices of identical instruments.

▪
Secured borrowings — consists of FHLB advances. The estimated fair value of FHLB advances was based on a discounted cash flow technique. The cash flows were calculated using the contractual features of the advance and then discounted using observable market interest rates.

The Level 3 fair value of borrowings included:

▪
Secured borrowings — consists of structured financings and other secured borrowings. The fair value of structured financings was estimated based on a discounted cash flow technique using observable market interest rates adjusted for estimated spreads. The fair value of other secured borrowings was estimated based on unobservable inputs.

Credit balances of factoring clients — The impact of the time value of money from the unobservable discount rate for credit balances of factoring clients is inconsequential due to the short-term nature of these balances, therefore, the carrying value approximated fair value, and the credit balances were classified as Level 3.

NOTE 14 — STOCKHOLDERS’ EQUITY

See Note 28 – Subsequent Events for information on conversion of common and preferred stock due to the merger with First Citizens.

Common Stock

A roll forward of common stock is presented in the following table:

	Issued	Less Treasury	Outstanding
Common stock - December 31, 2020	163,309,861	(64,700,466)	98,609,395
Restricted stock issued	780,635	—	780,635
Shares held to cover taxes on vesting restricted shares and other	—	(271,703)	(271,703)
Employee stock purchase plan participation	55,978	—	55,978
Common stock - December 31, 2021	164,146,474	(64,972,169)	99,174,305

Preferred Stock

The $325 million of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (“CIT Series A Preferred Stock”) pay at a perpetual dividend rate (non-cumulative) per annum equal to 5.80% from the original issue date to, but excluding, June 15, 2022. Thereafter, the shares will pay at a floating rate per annum equal to three-month LIBOR on the related dividend determination date plus a spread of 3.972% per annum. Dividends are paid semi-annually in arrears on June 15 and December 15, ending on June 15, 2022. Thereafter, dividends will be paid quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. The Issuer may redeem the Preferred Stock at its option, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, (i) in whole or in part, from time to time, on any dividend payment date on or after June 15, 2022, or (ii) in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event”.

The $200 million of 5.625% Non-Cumulative Perpetual Preferred Stock, Series B (“CIT Series B Preferred Stock”) pay dividends quarterly in arrears on March 15, June 15, September 15 and December 15 of each year. The Issuer may redeem the Preferred Stock at its option, at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without regard to any undeclared dividends, (i) in whole or in part, from time to time, on any dividend payment date on or after December 15, 2024, or (ii) in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event”.

The Company declared and paid dividends on our common and preferred stock totaling $170.3 million and $171.5 million during 2021 and 2020, respectively.

Accumulated Other Comprehensive Income (Loss) (“AOCI”)

The following table details the components of AOCI, net of tax:

Components of AOCI (dollars in millions)

	December 31, 2021			December 31, 2020
	Gross Unrealized	Income Taxes	Net Unrealized	Gross Unrealized	Income Taxes	Net Unrealized
Foreign currency translation adjustments	$10.1	$(9.1)	$1.0	$(2.6)	$(6.5)	$(9.1)
Changes in benefit plan net gain (loss) and prior service (cost)/credit	(50.2)	(1.5)	(51.7)	(42.5)	(3.6)	(46.1)
Net (loss) gain on securities AFS	(152.1)	39.2	(112.9)	123.0	(32.1)	90.9
Total accumulated other comprehensive (loss) income	$(192.2)	$28.6	$(163.6)	$77.9	$(42.2)	$35.7

The following table details the changes in the components of AOCI, net of income taxes:

Changes in AOCI by Component (dollars in millions)

	Foreign Currency Translation Adjustments	Changes in Benefit Plan Net (Loss) Gain and Prior Service (Cost) Credit	Unrealized Net Gain (Loss) on AFS Securities	Total AOCI
Balance as of December 31, 2020	$(9.1)	$(46.1)	$90.9	$35.7
AOCI activity before reclassifications	(0.5)	(6.6)	(119.4)	(126.5)
Amounts reclassified from AOCI	10.6	1.0	(84.4)	(72.8)
Net current period changes in AOCI	10.1	(5.6)	(203.8)	(199.3)
Balance as of December 31, 2021	$1.0	$(51.7)	$(112.9)	$(163.6)

Balance as of December 31, 2019	$(9.1)	$(52.6)	$9.6	$(52.1)
AOCI activity before reclassifications	—	6.1	108.9	115.0
Amounts reclassified from AOCI	—	0.4	(27.6)	(27.2)
Net current period changes in AOCI	—	6.5	81.3	87.8
Balance as of December 31, 2020	$(9.1)	$(46.1)	$90.9	$35.7

Other Comprehensive Income (Loss) (“OCI”)

The amounts included in the Consolidated Statements of Comprehensive Income are net of income taxes:

Before- and After-Tax components of OCI (dollars in millions)

Year Ended December 31,	2021			2020
	Gross Amount	Tax	Net Amount	Gross Amount	Tax	Net Amount	Income Statement Line Item
Foreign currency translation adjustments losses
AOCI activity before reclassification	$(0.5)	$—	$(0.5)	$(0.7)	$0.7	$—
Reclassifications out of AOCI	13.2	(2.6)	10.6	—	—	—	Other non- interest income
Net Change	12.7	(2.6)	10.1	(0.7)	0.7	—

Changes in benefit plan net gain (loss) and prior service (cost) credit losses
AOCI activity before reclassification	$(9.1)	$2.5	$(6.6)	8.3	(2.2)	6.1
Reclassifications out of AOCI	1.4	(0.4)	1.0	0.5	(0.1)	0.4	Operating expenses
Net Change	(7.7)	2.1	(5.6)	8.8	(2.3)	6.5

Unrealized net (loss) gain on securities AFS
AOCI activity before reclassification	(161.3)	41.9	(119.4)	146.5	(37.6)	108.9
Reclassifications out of AOCI	(113.8)	29.4	(84.4)	(37.1)	9.5	(27.6)	Other non- interest income
Net Change	(275.1)	71.3	(203.8)	109.4	(28.1)	81.3
Net current period OCI	$(270.1)	$70.8	$(199.3)	$117.5	$(29.7)	$87.8

NOTE 15 — REGULATORY CAPITAL

The Company and the Bank are each subject to various regulatory capital requirements administered by the FRB and the OCC. Quantitative measures established by regulation to ensure capital adequacy require that the Company and the Bank each maintain minimum amounts and ratios of Total, Tier 1 and Common Equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. We compute capital ratios in accordance with Federal Reserve capital guidelines and OCC capital rules for assessing adequacy of capital for the Company and CIT Bank, respectively. The regulatory capital rules applicable to the Company and the Bank were the Basel III Rule and the Simplification Final Rule for the period ended December 31, 2021 and 2020. CIT and CIT Bank are also subject to certain capital ratio requirements based on Regulation Y for Bank Holding Companies (“BHC”) and the FDIC’s Prompt Corrective Action (“PCA”) framework. CIT Group and CIT Bank capital ratios were all in excess of minimum capital ratios to be considered well-capitalized under Regulation Y and the PCA framework, respectively, at December 31, 2021 and 2020.

During 2020, the OCC, FRB and FDIC collectively adopted a rule that allows banking organizations to delay for two years the impact of CECL’s effect on regulatory capital, followed by a three-year transition period. During the first two years of the five-year transition period, CIT delayed the day one impact of CECL to retained earnings ($82.4 million), plus a scaling factor of 25 percent of the change in the Adjusted Allowance for Credit Losses (“AACL”) from initial CECL implementation to the end of the two year period, excluding the impact of the initial non-PCD charge related to MOB, or $48.5 million times 25 percent ($12.2  million) as of December 31, 2021. After the initial two-year delay period, there will be a three-year transition period starting January 1, 2022. The day one impact of CECL and the 25% scaling factor of the change in non-PCD ACL from Day 1 to the end of the second year will be phased out as follows: 75 percent of transitional benefits are recognized in regulatory capital in year three; 50 percent in year four; and 25 percent in year five. After year five, banks following this guidance are expected to have fully reversed out the temporary regulatory capital benefits from the two-year delay and three-year transition period. These changes are only applicable to regulatory capital, which resulted in an increase to CET1 capital of $94.6 million and $174.0 million as of December 31, 2021 and 2020, respectively. There was no impact to the balance sheet or the statement of operations.

The following table summarizes the actual and effective minimum required capital ratios:

Capital Components and Ratios (dollars in millions)

	CIT		CIT Bank, N.A.
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Common Equity Tier 1 Capital	$5,935.6	$5,192.8	$5,493.8	$4,907.7
Tier 1 Capital	6,460.6	5,717.8	5,493.8	4,907.7
Total Capital	7,557.4	6,863.2	6,297.8	5,760.1
Risk-Weighted Assets	48,262.3	51,847.0	40,247.4	43,962.5
Common Equity Tier 1 Capital Ratio:
Actual	12.3%	10.0%	13.7%	11.2%
Effective minimum ratios under Basel III guidelines(1)	7.0%	7.0%	7.0%	7.0%
BHC and PCA Well-Capitalized	(2)	(2)	6.5%	6.5%
Tier 1 Capital Ratio:
Actual	13.4%	11.0%	13.7%	11.2%
Effective minimum ratios under Basel III guidelines(1)	8.5%	8.5%	8.5%	8.5%
BHC and PCA Well-Capitalized	6.0%	6.0%	8.0%	8.0%
Total Capital Ratio:
Actual	15.7%	13.2%	15.6%	13.1%
Effective minimum ratios under Basel III guidelines(1)	10.5%	10.5%	10.5%	10.5%
BHC and PCA Well-Capitalized	10.0%	10.0%	10.0%	10.0%
Tier 1 Leverage Ratio:
Actual	12.0%	9.5%	11.4%	8.9%
Required minimum ratio for capital adequacy purposes(1)	4.0%	4.0%	4.0%	4.0%
BHC and PCA Well-Capitalized	(2)	(2)	5.0%	5.0%

(1)
Required minimum ratios include stated minimums of 4.5%, 6% and 8% for CET1 capital, Tier 1 capital and Total capital ratios, respectively, plus the fully phased-in capital conservation buffer of 2.5%.

(2)	Regulation Y for the bank holding company does not define well-capitalized ratios for CET1 ratio and Tier 1 leverage ratio.

NOTE 16 — EARNINGS PER SHARE

The following table sets forth the computation of the basic and diluted earnings per share:

Earnings per Share (dollars in millions, except per share amounts; shares in thousands)

	Years Ended December 31,
	2021	2020	2019
Income (loss) from continuing operations	$922.3	$(615.3)	$529.4
Preferred stock dividends	30.1	31.1	18.9
Income (loss) from continuing operations available to common shareholders	892.2	(646.4)	510.5
Income from discontinued operations	-	-	0.5
Net income (loss) available to common shareholders	$892.2	$(646.4)	$511.0
Weighted Average Common Shares Outstanding
Basic shares outstanding	99,067	98,405	96,503
Stock-based awards(1)	1,001	—	418
Diluted shares outstanding	100,068	98,405	96,921
Basic Earnings Per Common Share Data
Income (loss) from continuing operations	$9.01	$(6.57)	$5.29
Income from discontinued operations	—	—	0.01
Basic income (loss) per common share	$9.01	$(6.57)	$5.30
Diluted Earnings Per Common Share Data(2)
Income (loss) from continuing operations	$8.92	$(6.57)	$5.27
Income from discontinued operations	—	—	—
Diluted income (loss) per common share	$8.92	$(6.57)	$5.27

(1)
Represents the incremental shares from non-qualified restricted stock awards and performance shares. Weighted average restricted shares and performance shares that were either out-of-the money or did not meet performance targets and therefore excluded from diluted earnings per share totaled 0.4 million, 0.9 million, and 0.8 million for the years ended December 31, 2021, 2020 and 2019, respectively.

(2)
Due to the net loss for the year ended December 31, 2020, the diluted earnings per share calculation excluded an insignificant amount of weighted average restricted shares and performance shares, as they were anti-dilutive. The basic weighted average shares outstanding and net loss for the year ended December 31, 2020 were utilized for the diluted earnings per share calculation.

NOTE 17 — NON-INTEREST INCOME

Non-interest Income (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Rental income on operating leases	$773.3	$810.9	$857.7
Other non-interest income	662.9	540.5	415.2
Total non-interest income	$1,436.2	$1,351.4	$1,272.9
Other non-interest income
Fee income	$134.2	$133.2	$116.7
Gains on investment securities, net of impairments	114.1	38.1	6.2
Factoring commissions	111.7	83.3	98.8
Gains on leasing equipment, net of impairments	104.3	92.5	71.1
BOLI income	32.7	39.9	29.1
Property tax income	14.7	17.9	22.2
Other income	151.2	135.6	71.1
Total other non-interest income	$662.9	$540.5	$415.2

NOTE 18 — NON-INTEREST EXPENSES

Non-Interest Expense (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Depreciation on operating lease equipment	$340.7	$327.4	$308.6
Maintenance and other operating lease expenses	209.0	212.5	180.7
Operating expenses	1,038.8	1,309.9	1,113.2
Goodwill impairment	—	485.1	—
Loss (gain) on debt extinguishments and deposit redemptions	0.3	(14.7)	0.5
Total non-interest expenses	$1,588.8	$2,320.2	$1,603.0
Operating expenses
Compensation and benefits	$593.5	$649.4	$566.8
Technology	132.0	157.0	135.8
Net occupancy expense	68.5	93.5	91.3
Professional fees	57.6	104.3	75.9
Insurance	55.2	81.5	51.1
Intangible asset amortization	32.8	33.9	23.2
Advertising and marketing	19.9	34.1	40.4
Property tax expense	16.6	19.1	24.1
Restructuring costs	(14.1)	37.2	15.1
Other expenses	76.8	99.9	89.5
Total operating expenses	$1,038.8	$1,309.9	$1,113.2

NOTE 19 — INCOME TAXES

The following table presents the U.S. and non-U.S. components of income before provision (benefit) for income taxes:

Income from Continuing Operations Before Provision (Benefit) for Income Taxes (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
U.S. operations	$1,197.5	$(759.2)	$609.2
Non-U.S. operations	31.6	55.8	14.7
Income from continuing operations before provision / (benefit) for income taxes	$1,229.1	$(703.4)	$623.9

The provision (benefit) for income taxes is comprised of the following:

Provision (Benefit) for Income Taxes (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Current U.S. federal income tax provision (benefit)	$35.6	$(16.0)	$(10.9)
Deferred U.S. federal income tax provision (benefit)	211.7	(52.2)	118.1
Total federal income tax provision (benefit)	247.3	(68.2)	107.2
Current state and local income tax provision (benefit)	8.8	22.3	(2.1)
Deferred state and local income tax provision (benefit)	61.2	(44.9)	51.4
Total state and local income tax provision (benefit)	70.0	(22.6)	49.3
Total non-U.S. income tax provision (benefit)	(10.5)	2.7	(61.8)
Total provision (benefit) for income taxes	$306.8	$(88.1)	$94.7
Continuing operations	$306.8	$(88.1)	$94.5
Discontinued operations	—	—	0.2
Total provision (benefit) for income taxes	$306.8	$(88.1)	$94.7

A reconciliation from the U.S. Federal statutory rate to the Company’s actual effective income tax rate is as follows:

Percentage of Pretax Income Years Ended December 31 (dollars in millions)

	Effective Tax Rate
	2021			2020			2019
Continuing Operations	Pretax Income	Income tax expense (benefit)	Percent of pretax income	Pretax Income	Income tax expense (benefit)	Percent of pretax income	Pretax Income	Income tax expense (benefit)	Percent of pretax Income
Federal income tax rate	$1,229.1	$258.1	21.0%	$(703.4)	$(147.7)	21.0%	$623.9	$131.1	21.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit	—	61.2	5.0%	—	(30.5)	4.3%	—	32.1	5.1%
Non-deductible goodwill	—	—	—	—	80.8	(11.5)%	—	—	—%
Domestic tax credits	—	(15.0)	(1.2)%	—	(12.6)	1.8%	—	(11.1)	(1.8)%
Deferred tax liability adjustment	—	—	—	—	21.2	(3.0)%	—	—	—%
Effect of tax law changes	—	2.1	0.2%	—	(1.7)	0.3%	—	—	—%
Difference in tax rates applicable to non-U.S. earnings	—	0.8	0.1%	—	0.4	(0.1)%	—	(1.4)	(0.2)%
International income subject to U.S. tax	—	—	—	—	—	—%	—	1.1	0.2%
Unrecognized tax expense (benefit)	—	(10.7)	(0.9)%	—	(3.6)	0.5%	—	(12.1)	(1.9)%
Deferred income taxes on international unremitted earnings	—	—	—	—	—	—	—	(53.4)	(8.6)%
Valuation allowances	—	2.4	0.2%	—	(1.0)	0.1%	—	(10.0)	(1.6)%
Other	—	7.9	0.7%	—	6.6	(0.9)%	—	18.2	2.9%
Effective Tax Rate — continuing operations		$306.8	25.0%		$(88.1)	12.5%		$94.5	15.1%
Discontinued Operation
Federal income tax rate	$—	$—	—%	$—	$—	—%	$0.7	$0.1	21.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit	—	—	—%	—	—	—%	—	0.1	4.7%
Effective Tax Rate — discontinued operations		$—	—%		$—	—%		$0.2	25.7%
Total Effective Tax Rate		$306.8	25.0%		$(88.1)	12.5%		$94.7	15.2%

The tax effects of temporary differences that give rise to deferred income tax assets and liabilities are presented below:

Components of Deferred Income Tax Assets and Liabilities (dollars in millions)

	December 31, 2021	December 31, 2020
Deferred Tax Assets:
Net operating loss (“NOL”) carry forwards	$353.7	$410.7
Basis difference in loans	59.3	101.7
Provision for credit losses	207.1	313.7
Accrued liabilities and reserves	73.5	100.3
Deferred stock-based compensation	10.7	14.9
Domestic tax credits	128.6	102.7
Capital loss carryforward	2.7	2.8
Goodwill and intangible assets	24.5	18.9
Capitalized costs	208.7	218.0
Unrealized net losses on securities AFS	40.9	—
Other	55.3	61.9
Total gross deferred tax assets	1,165.0	1,345.6
Deferred Tax Liabilities:
Operating leases	(1,296.2)	(1,214.0)
Loans and direct financing leases	(15.0)	(23.6)
Basis difference in federal home loan bank stock	(4.3)	(5.5)
Unrealized net gains on securities AFS	—	(30.4)
Other	(33.0)	(29.3)
Total deferred tax liabilities	(1,348.5)	(1,302.8)
Total net deferred tax (liability) asset before valuation allowances	(183.5)	42.8
Less: valuation allowances	(90.2)	(111.0)
Net deferred tax liability after valuation allowances	$(273.7)	$(68.2)

Net Operating Loss Carryforwards and Valuation Adjustments

As of December 31, 2021, CIT has deferred tax assets (“DTAs”) from continuing operations totaling $353.7 million on its global NOLs. This includes: (1) DTAs of $175.1 million relating to cumulative U.S. federal NOLs of $833.9 million; (2) DTAs of $170.0 million relating to cumulative state NOLs of $2.98 billion, including amounts related to reporting entities that file in multiple jurisdictions, and (3) DTAs of $8.6 million relating to cumulative non-U.S. NOLs of $36.2 million. The U.S. federal NOLs will begin to expire in 2031, state NOLs began to expire in 2021.

During 2021, the Company determined that the likelihood of utilizing NOLs from certain states is remote and therefore those state NOLs are considered worthless. As such, the Company wrote-off $11.8 million of the DTA relating to those state NOLs and reversed $11.8 million of the corresponding Valuation Allowance (“VA”).

As of December 31, 2021, the Company has deferred tax assets of $128.6 million from its domestic tax credits. This includes: (1) DTAs of $122.3 million from federal tax credits and (2) DTAs of $6.3 from state tax credits. The federal tax credits begin to expire in 2035 and the state tax credits have an indefinite carryforward.

During 2021, Management updated the Company’s long-term forecast of future U.S. federal taxable income. The updated forecast continues to support the realization of the U.S. federal DTAs on NOLs and therefore no VA is necessary. However, a VA of $87.6 million was retained on U.S. state DTAs relating to certain state NOLs as of December 31, 2021.

The Company maintained a VA of $2.6 million against certain non-U.S. reporting entities’ net DTAs at December 31, 2021, down from $13.9 million at December 31, 2020. The decrease is mainly related to liquidation of non-US reporting entities.

The Company’s ability to recognize DTAs is evaluated on a quarterly basis to determine if there are any significant events that would affect our ability to utilize existing DTAs. If events are identified that affect our ability to utilize our DTAs, VAs may be adjusted accordingly.

Liabilities for Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits (dollars in millions)

	Liabilities for Unrecognized Tax Benefits	Interest / Penalties	Grand Total
Balance at December 31, 2020	$10.4	$6.3	$16.7
Additions for tax positions related to prior years	1.0	0.6	1.6
Reductions for tax positions of prior years	(3.0)	(0.3)	(3.3)
Expiration of statutes of limitations	(3.7)	(5.0)	(8.7)
Settlements	—	—	—
Foreign currency translation	(0.2)	(0.1)	(0.3)
Balance at December 31, 2021	$4.5	$1.5	$6.0

During the year ended December 31, 2021, the Company recorded a net $10.7 million decrease in unrecognized tax benefits (“UTBs”), including interest and penalties. The net decrease is related to the expiration of the statute of limitations pertaining to a foreign entity and the reduction for tax positions of prior years’ pertaining to U.S. and foreign entities.

During the year ended December 31, 2021, the Company realized a net $4.8 million income tax benefit relating to interest and penalties on its UTBs. The change in balance is mainly related to the reversal of interest and penalties associated with the above mentioned UTBs. As of December 31, 2021, the accrued liability for interest and penalties is $1.5 million. The Company recognizes accrued interest and penalties on UTBs in income tax expense

The entire $6.0 million of UTBs including interest and penalties at December 31, 2021, would lower the Company’s effective tax rate, if realized. Management believes that it is reasonably possible the total potential liability before interest and penalties may be increased or decreased by $10 million within the next twelve months of the reporting date because of anticipated settlement with taxing authorities, resolution of open tax matters, and the expiration of various statutes of limitations.

Income Tax Audits

The table below presents the earliest tax years that remain subject to examination by major jurisdiction:

Jurisdiction	December 31, 2021
U.S. Federal	2019
New York State and City	2015
California	2017
Canada	2017

The Company is subject to examinations by the U.S. Internal Revenue Service (“IRS”) and other taxing authorities in jurisdictions where the Company has significant business operations. The tax years under examination vary by jurisdiction. The Company and its subsidiaries are under examination federally, in various states, provinces and countries for years ranging from 2015 through 2019. The Company does not expect completion of those audits to have a material impact on the firm’s financial condition, but it may be material to operating results for a particular period, depending, in part, on the operating results for that period.

NOTE 20 — RETIREMENT, POSTRETIREMENT AND OTHER BENEFIT PLANS

CIT provides various benefit programs, including defined benefit retirement and postretirement plans, and defined contribution savings incentive plans. A summary of major plans is provided below.

Retirement and Postretirement Benefit Plans

Retirement Benefits

CIT maintains a frozen U.S. non-contributory pension plan (the “Plan”) qualified under the Internal Revenue Code (“IRC”).

The Company also maintains a frozen U.S. non-contributory supplemental retirement plan (the “Supplemental Plan”), and an Executive Retirement Plan, which has been closed to new members since 2006, and whose participants are all inactive.

Accumulated balances under the Plan and the Supplemental Plan continue to receive periodic interest, subject to certain government limits. The interest credit was 1.47%, 2.16% and 2.98% for the years ended December 31, 2021, 2020 and 2019, respectively.

Postretirement Benefits

CIT provides healthcare and life insurance benefits to eligible retired employees. For most eligible retirees, healthcare is contributory and life insurance is non-contributory. All postretirement benefit plans are funded on a pay-as-you-go basis.

Obligations and Funded Status

The following tables set forth changes in benefit obligation, plan assets, funded status and net periodic benefit cost of the retirement plans and postretirement plans:

Obligations and Funded Status (dollars in millions)

	Retirement Benefits		Postretirement Benefits
	2021	2020	2021	2020
Change in benefit obligation
Benefit obligation at beginning of year	$431.4	$425.8	$32.1	$31.3
Interest cost	9.1	12.2	0.7	0.9
Actuarial (gain) loss	(6.3)	21.5	(0.8)	2.2
Benefits paid	(25.3)	(27.1)	(3.1)	(3.3)
Other	(0.1)	(1.0)	0.9	1.0
Benefit obligation at end of year	408.8	431.4	29.8	32.1
Change in plan assets
Fair value of plan assets at beginning of period	408.6	379.8	—	—
Actual return on plan assets	(1.7)	50.0	—	—
Employer contributions	5.9	7.0	2.2	2.3
Benefits paid	(25.3)	(27.2)	(3.1)	(3.3)
Other	(0.1)	(1.0)	0.9	1.0
Fair value of plan assets at end of period	387.4	408.6	—	—
Funded status at end of year(1)	$(21.4)	$(22.8)	$(29.8)	$(32.1)
Information for pension plans with a benefit obligation in excess of plan assets
Projected benefit obligation	$71.3	$78.4	$29.8	$32.1
Accumulated benefit obligation	$71.3	$78.4	N/A	N/A
N/A – Not Applicable

(1)
Company assets of $84.1 million and $78.6 million as of December 31, 2021 and 2020, respectively, related to the non-qualified U.S. retirement plan obligation are not included in plan assets but related liabilities are in the benefit obligation.

The net periodic benefit cost and other amounts recognized in OCI consisted of the following:

Net Periodic Benefit Costs and Other Amounts (dollars in millions)

	Retirement Benefits			Postretirement Benefits
	2021	2020	2019	2021	2020	2019
Interest cost	$9.1	$12.2	$15.8	$0.7	$0.9	$1.2
Expected return on plan assets	(14.7)	(18.2)	(16.7)	—	—	—
Other	1.7	1.5	2.0	(0.3)	(0.8)	(1.9)
Net periodic benefit (credit) cost	(3.9)	(4.5)	1.1	0.4	0.1	(0.7)
Other Changes in Plan Assets and Benefit Obligations Recognized in OCI
Net loss (gain)	10.1	(10.3)	(26.8)	(0.8)	2.2	3.1
Amortization, settlement or curtailment recognition	(1.9)	(1.5)	(2.0)	0.3	0.8	1.9
Total recognized in OCI	8.2	(11.8)	(28.8)	(0.5)	3.0	5.0
Total recognized in net periodic benefit cost and OCI	$4.3	$(16.3)	$(27.7)	$(0.1)	$3.1	$4.3

The net (gain)/loss recognized in OCI for the years ended December 31, 2021, 2020 and 2019 are primarily due to the following factors:

Significant Gains and Losses Affecting the Benefit Obligation (dollars in millions)

	2021	2020	2019
Asset loss (gain)	$16.5	$(31.7)	$(53.3)
Discount rate (increase) decrease	(10.8)	32.6	39.0
Interest crediting rate increase (decrease)	1.8	(6.4)	(8.3)
Other	0.7	(6.3)	(6.2)
Decrease (increase) in OCI	$8.2	$(11.8)	$(28.8)

Assumptions

Discount rate assumptions used for pension and postretirement benefit plan accounting reflect prevailing rates available on high-quality, fixed-income debt instruments with maturities that match the benefit obligation.

Expected long-term rate of return assumptions on assets are based on projected asset allocation and historical and expected future returns for each asset class. Independent analysis of historical and projected asset returns, inflation, and interest rates are provided by the Company’s investment consultants and actuaries as part of the Company’s assumptions process.

The weighted average assumptions used in the measurement of benefit obligations are as follows:

Weighted Average Assumptions

	Retirement Benefits		Postretirement Benefits
	2021	2020	2021	2020
Discount rate	2.50%	2.21%	2.50%	2.25%
Interest crediting rate	1.25%	1.00%	N/A	N/A
Pre-65	N/A	N/A	6.20%	5.60%
Post-65	N/A	N/A	6.20%	6.00%
Ultimate health care cost trend rate	N/A	N/A	4.00%	4.50%
Year ultimate reached	N/A	N/A	2046	2037

The weighted average assumptions used to determine net periodic benefit costs are as follows:

Weighted Average Assumptions

	Retirement Benefits		Postretirement Benefits
	2021	2020	2021	2020
Discount rate	2.21%	3.00%	2.25%	3.00%
Expected long-term return on plan assets	3.75%	5.00%	N/A	N/A
Interest crediting rate	1.00%	1.75%	N/A	N/A

Healthcare rate trends have a significant effect on healthcare plan costs. The Company uses both external and historical internal data to determine healthcare rate trends.

Plan Assets

CIT maintains a “Statement of Investment Policies and Objectives” which specifies guidelines for the investment, supervision and monitoring of pension assets in order to manage the Company’s objective of ensuring sufficient funds to finance future retirement benefits. The policy targets a percentage of 10% in growth assets (split among 3% international equity, 3% US equity, 2% global equity, 2% other fixed income) and 90% in liability-hedging assets. Tolerances are +/-5% on the growth and liability hedging portfolios.

The policy also provides specific guidance on asset class objectives, fund manager guidelines and identification of prohibited and restricted transactions. It is reviewed periodically by the Company’s Pension Investment Committee and external investment consultants.

There were no direct investments in equity securities of CIT or its subsidiaries included in pension plan assets in any of the years presented.

The tables below set forth asset fair value measurements:

Fair Value Measurements (dollars in millions)

December 31, 2021	Level 1	Level 2	Level 3	Not Classified(1)	Total Fair Value
Cash	$6.7	$—	$—	$—	$6.7
Common Collective Trust, measured at NAV	—	—	—	380.7	380.7
	$6.7	$—	$—	$380.7	$387.4
December 31, 2020
Cash	$4.4	$—	$—	$—	$4.4
Common Collective Trust, measured at NAV	—	—	—	404.2	404.2
	$4.4	$—	$—	$404.2	$408.6

(1)	These investments have been measured using the net asset value per share practical expedient and are not required to be classified in the table above.

Contributions

The Company’s policy is to make contributions so that they exceed the minimum required by laws and regulations, are consistent with the Company’s objective of ensuring sufficient funds to finance future retirement benefits and are tax deductible. CIT currently does not expect to have a required minimum contribution to the U.S. Retirement Plan during 2022. For all other plans, CIT currently expects to contribute $8.1 million during 2022.

Estimated Future Benefit Payments

The following table presents estimated future benefits projected to be paid for the next ten years from plan assets or from the Company’s general assets calculated using current actuarial assumptions. Actual benefit payments may differ from projected benefit payments.

Projected Benefits (dollars in millions)

For the years ended December 31,	Retirement Benefits	Postretirement Benefits	Medicare Subsidy Receipts
2022	$26.6	$2.3	$0.1
2023	27.4	2.2	—
2024	26.9	2.1	—
2025	27.5	2.1	—
2026	26.2	2.0	—
2027 – 2031	124.9	9.1	0.1

Savings Incentive Plan

CIT has a defined contribution retirement plan covering certain of its U.S. employees which qualify under section 401(k) of the Internal Revenue Code. Employees may contribute a portion of their eligible compensation, as defined, subject to regulatory limits and plan provisions, and the Company matches these contributions up to a threshold. Participants are also eligible for an additional discretionary company contribution. The cost totaled $25.3 million, $16.6 million, and $20.5 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Stock-Based Compensation

In February 2016, the Company adopted the CIT Group Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”), which provides for grants of stock-based awards to employees, executive officers and directors, and replaced the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “Prior Plan”). The number of shares of common stock that may be issued for all purposes under the 2016 Plan is (1) 5 million shares plus (2) the number of authorized shares remaining available under the Prior Plan plus (3) the number of shares relating to awards granted under the Prior Plan that subsequently are forfeited, expire, terminate or otherwise lapse or are settled for cash, in whole or in part, as provided by the 2016 Plan. At December 31, 2021, the total number of shares that may be issued under the 2016 Plan was 1,992,210 (excludes 2,051,052 shares underlying outstanding awards granted to employees and/or directors that are unvested and/or unsettled). Currently under the 2016 Plan, the issued and unvested awards consist mainly of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”).

The fair value of RSUs and PSUs are based on the fair market value of CIT’s common stock on the date of grant. Compensation expense is recognized over the vesting period or the requisite service period, which is generally three years for RSUs, under the graded vesting method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. Compensation expense for PSUs that cliff vest are recognized over the vesting period, which is generally three years, and on a straight-line basis. CIT issues new shares for the settlement of vested awards.

Operating expenses includes $38.6 million of compensation expense related to equity-based awards granted to employees or members of the Board of Directors for the year ended December 31, 2021, including $38.2 million related to restricted and retention stock and unit awards and the remaining related to stock purchases. Compensation expense related to equity-based awards included $32.7 million and $44.2 million for the years ended December 31, 2020 and 2019, respectively. Total unrecognized compensation cost related to nonvested awards was $17.0 million at December 31, 2021. This cost is expected to be recognized over a weighted average period of 1.72 years.

Employee Stock Purchase Plan

Eligibility for participation in the Employee Stock Purchase Plan (“ESPP”) includes employees of CIT and its participating subsidiaries, except that any employees designated as highly compensated are not eligible to participate in the ESPP. Under the ESPP, CIT is authorized to issue up to 2,000,000 shares of common stock to eligible employees. Eligible employees can choose to have between 1% and 10% of their base salary withheld to purchase shares quarterly, at a purchase price equal to 85% of the fair market value of CIT common stock on the last business day of the quarterly offering period. The amount of common stock that may be purchased by a participant through the ESPP is generally limited to $25,000 per year. A total of 55,978, 198,069 and 64,078 shares were purchased under the plan in 2021, 2020 and 2019, respectively.

Restricted Stock Units and Performance Stock Units

RSUs and PSUs are awarded at no cost to the recipient upon grant. RSUs are generally granted annually at the discretion of the Company but may also be granted during the year to new hires. RSUs granted to employees and members of the Board during 2021 and 2020 generally were scheduled to vest either one third per year for three years or 100% after three years. RSUs granted to employees were also subject to performance-based vesting based on a minimum Tier 1 Capital ratio. A limited number of vested stock awards are scheduled to remain subject to transfer restrictions through the first anniversary of the grant date for members of the Board who elected to receive stock in lieu of cash compensation for their retainer. Certain RSUs granted to directors, and in limited instances to employees, are designed to settle in cash and are accounted for as “liability” awards. The values of these cash-settled RSUs are re-measured at the end of each reporting period until the award is settled.

Certain senior executives receive long-term incentive (“LTI”) awards, which are generally granted at the discretion of the Company annually.  For 2021, LTI has been awarded 100% in the form of performance based RSUs (described above), with 50% vesting 1/3 per year over three years and 50% vesting 100% after three years. During 2020, LTI has been awarded 50% in the form of PSUs based on after-tax ROTCE with a total shareholder return (“TSR”) adjustment factor (described more fully below), and 50% in the form of performance based RSUs (described above).

PSUs awarded during 2021 and 2020 may be earned at the end of a three-year performance period (2021 – 2023, and 2020 – 2022, respectively) based on after-tax ROTCE, which may be increased or decreased by up to 20% depending on the Company’s 3-year cumulative TSR results relative to the component companies of the KBW Nasdaq Bank Index for the performance period. No increase is permitted if the Company’s TSR for the performance period is negative, and the overall payout for PSUs, including the TSR adjustment factor, may range from 0% to a maximum of 150% of target. Performance measures for all PSU awards have a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved, then no portion of the PSU target will be payable.

The fair value of RSUs and PSUs that vested and settled in stock during 2021, 2020 and 2019 was $36.3 million, $36.9 million and $51.1 million, respectively.

The following tables summarize restricted stock and RSU activity. See Note 28 – Subsequent Events for information on conversion of restricted stock and RSUs upon merger with First Citizens.

Stock and Cash — Settled Awards Outstanding

	Stock-Settled Awards		Cash-Settled Awards
	Number of Shares	Weighted Average Grant Date Value	Number of Shares	Weighted Average Grant Date Value
December 31, 2021
Unvested at beginning of period	1,921,588	$48.18	28,236	$17.62
Vested / unsettled awards at beginning of period	202,243	51.06	—	—
PSUs - adjustments for performance versus targets	(312,314)	54.14	—	—
RSUs - granted to employees	1,089,774	43.66	—	—
RSUs - granted to directors	22,632	50.81	7,765	50.87
Forfeited / cancelled	(92,250)	44.80	—	—
Vested / settled awards	(780,621)	47.58	(28,236)	17.62
Vested / unsettled awards	(96,829)	35.20	—	—
Unvested at end of period	1,954,223	$46.08	7,765	$50.87
December 31, 2020
Unvested at beginning of period	1,806,252	$50.14	11,974	$50.86
Vested / unsettled awards at beginning of period	207,797	41.58	—	—
PSUs - granted to employee	191,624	49.77	—	—
PSUs - adjustments for performance versus targets	(35,769)	41.84	—	—
RSUs - granted to employees	903,846	45.69	—	—
RSUs - granted to directors	77,354	15.00	26,119	14.74
Forfeited / cancelled	(103,781)	48.97	—	—
Vested / settled awards	(923,492)	45.17	(9,857)	50.37
Vested / unsettled awards	(202,243)	51.06	—	—
Unvested at end of period	1,921,588	$48.18	28,236	$17.62

NOTE 21 — COMMITMENTS

The following table summarizes credit-related commitments and other purchase and funding commitments:

Commitments (dollars in millions)

	December 31, 2021			December 31, 2020
	Due to Expire
	Within One Year	After One Year	Total Outstanding	Total Outstanding
Financing Commitments
Financing assets (excluding leases)	$2,618.0	$3,883.7	$6,501.7	$7,708.3
Letters of Credit
Standby letters of credit	54.0	189.2	243.2	259.6
Other letters of credit	8.7	2.5	11.2	9.0
Deferred Purchase Agreements	2,506.8	—	2,506.8	1,929.4
Purchase and Funding Commitments
Lessor commitments(1)	347.3	—	347.3	628.3

(1)	CIT’s purchase and funding commitments relate to the equipment leasing businesses’ commitments to fund finance leases and operating leases, and Rail’s railcar manufacturer purchase commitments.

Financing Commitments

Financing commitments, referred to as loan commitments or lines of credit, primarily reflect CIT’s agreements to lend to its customers, subject to the customers’ compliance with contractual obligations. At December 31, 2021, substantially all undrawn financing commitments were senior facilities. Most of the Company’s undrawn and available financing commitments are in the Commercial Banking segment.

As financing commitments may not be fully drawn, may expire unused, may be reduced or canceled at the customer’s request, and may require the customer to be in compliance with certain conditions, total commitment amounts do not necessarily reflect actual future cash flow requirements.

The table above excludes uncommitted revolving credit facilities extended by Commercial Finance to its clients for working capital purposes. In connection with these facilities, Commercial Finance has the sole discretion throughout the duration of these facilities to determine the amount of credit that may be made available to its clients at any time and whether to honor any specific advance requests made by its clients under these credit facilities.

Letters of Credit

In the normal course of meeting the needs of clients, CIT sometimes enters into agreements to provide financing and letters of credit. Standby letters of credit are issued by CIT to guarantee payment to the beneficiary if a client on whose behalf the letter of credit was issued does not meet its obligation. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral, and, in some cases, additional forms of credit support from the client.

Deferred Purchase Agreements

A DPA is a guarantee provided in conjunction with factoring, whereby CIT provides a client with credit protection for trade receivables without purchasing the receivables. The trade receivables terms generally require payment in 90 days or less. If the client’s customer is unable to pay an undisputed receivable solely as the result of credit risk, CIT is then required to purchase the receivable from the client, less any borrowings for such client. The outstanding amount in the table above, less $174.4 million and $157.9 million at December 31, 2021 and 2020, respectively, of borrowings for such clients, is the maximum amount that CIT would be required to pay under all DPAs. This maximum amount would only occur if all receivables subject to DPAs default in the manner described above, thereby requiring CIT to purchase all such receivables from the DPA clients.

The table above includes $2,432.4 million and $1,881.9 million of DPA credit protection at December 31, 2021 and 2020, respectively, related to receivables on which CIT has assumed the credit risk. The table also includes $74.4 million and $47.5 million available under DPA credit line agreements provided at December 31, 2021 and 2020, respectively. The DPA credit line agreements specify a contractually committed amount of DPA credit protection and are cancellable by us only after a notice period. The notice period is typically 90 days or less.

NOTE 22 — CONTINGENCIES

Litigation and other Contingencies

CIT is involved, and from time to time in the future may be involved, in a number of pending and threatened judicial, regulatory, and arbitration proceedings as well as proceedings, investigations, examinations and other actions brought or considered by governmental and self-regulatory agencies. These matters arise in connection with the conduct of CIT’s business. At any given time, CIT may also be in the process of responding to subpoenas, requests for documents, data and testimony relating to such matters and engaging in discussions to resolve the matters (all of the foregoing collectively being referred to as “Litigation”). While most Litigation relates to individual claims, CIT is also subject to putative class action claims and similar broader claims and indemnification obligations.

In view of the inherent difficulty of predicting the outcome of Litigation matters and indemnification obligations, particularly when such matters are in their early stages or where the claimants seek indeterminate damages, CIT cannot state with confidence what the eventual outcome of the pending Litigation will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines, or penalties related to each pending matter will be, if any. In accordance with applicable accounting guidance, CIT establishes reserves for Litigation when those matters present loss contingencies as to which it is both probable that a loss will occur and the amount of such loss can reasonably be estimated. Based on currently available information, CIT believes that the outcome of Litigation that is currently pending will not have a material adverse effect on the Company’s financial condition, but may be material to the Company’s operating results or cash flows for any particular period, depending in part on its operating results for that period. The actual results of resolving such matters may be substantially higher than the amounts reserved.

For certain Litigation matters in which the Company is involved, the Company is able to estimate a range of reasonably possible losses in excess of established reserves and insurance. For other matters for which a loss is probable or reasonably possible, such an estimate cannot be determined. For Litigation and other matters where losses are reasonably possible, management currently estimates an aggregate range of reasonably possible losses of up to $10 million in excess of any established reserves and any insurance we reasonably believe we will collect related to those matters. This estimate represents reasonably possible losses (in excess of established reserves and insurance) over the life of such Litigation, which may span a currently indeterminable number of years, and is based on information currently available as of December 31, 2021. The Litigation matters underlying the estimated range will change from time to time, and actual results may vary significantly from this estimate.

Those Litigation matters for which an estimate is not reasonably possible or as to which a loss does not appear to be reasonably possible, based on current information, are not included within this estimated range and, therefore, this estimated range does not represent the Company’s maximum loss exposure.

The foregoing statements about CIT’s Litigation are based on the Company’s judgments, assumptions, and estimates and are necessarily subjective and uncertain. The Company has several hundred threatened and pending judicial, regulatory and arbitration proceedings at various stages.

On October 21, 2016, CIT and CIT Bank were named as defendants in an existing lawsuit brought as a qui tam (i.e., whistleblower) action by a former OneWest employee on behalf of the U.S. government. The lawsuit asserts claims related to OneWest’s participation in the Home Affordable Modification Program (“HAMP”) administered by the United States Treasury Department, as well as Federal Housing Administration (“FHA”) and Veterans Administration (“VA”) insurance programs. On October 15, 2019, the plaintiff filed a second amended complaint in the United States District Court for the Eastern District of Texas alleging that, beginning in 2009, CIT (and its predecessor, OneWest) falsely certified its compliance with HAMP, submitted false claims for incentive payments for loan modifications, submitted false claims for FHA and VA insurance payments, and failed to self-report these violations. Plaintiff seeks the return of all U.S. government payments to CIT under the HAMP, FHA or VA programs. CIT has received approximately $93 million in servicer incentives under HAMP, and the government has paid more than $440 million in the aggregate in borrower, servicer, and investor incentives in connection with loans modified by OneWest or CIT under HAMP. The Department of Justice has declined to intervene in this case. On February 12, 2021, CIT filed a motion to dismiss for lack of subject matter jurisdiction, which was denied on August 17, 2021. On June 24, 2021, CIT filed a Motion for Summary Judgment under Federal Rule of Civil Procedure 56 and filed a separate Motion for Partial Summary Judgment under the Public Disclosure Bar. The Motion for Partial Summary Judgment under the Public Disclosure Bar was denied on January 13, 2022. A third amended complaint was filed on January 24, 2022. A Final Pretrial Conference has been rescheduled for June 15, 2022, with a jury trial to commence on June 20, 2022. CIT is defending this litigation vigorously and believes that it has meritorious defenses.

NOTE 23 — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CIT Northbridge Credit LLC (“Northbridge”) is an asset-based-lending joint venture between CIT Bank, N.A. (“CIT Bank”) and Allstate Insurance Company and its subsidiary (“Allstate”) that extends credit in asset-based lending middle-market loans. CIT Bank holds a 20% equity investment in Northbridge, and CIT Asset Management LLC, a non-bank subsidiary of CIT, acts as an investment advisor and servicer of the loan portfolio. Allstate is an 80% equity investor. CIT Bank’s investment was $30.5 million and $25.5 million at December 31, 2021 and 2020, respectively, with the expectation of additional investment as the joint venture grows. Management fees were earned by CIT Asset Management on loans under management. The joint venture is not consolidated, and the investment is being accounted for using the equity method.

CIT invests in various trusts, partnerships, and limited liability corporations established in conjunction with structured financing transactions of equipment, power and infrastructure projects and workout transactions. CIT’s interests in these entities were entered into in the ordinary course of business. Other assets included $558.1 million and $427.0 million at December 31, 2021, and 2020, respectively, of tax credit investments and investments in non-consolidated entities relating to such transactions that are accounted for under the equity or cost methods.

The combination of investments in and loans to non-consolidated entities represents the Company’s maximum exposure to loss, as the Company does not provide guarantees or other forms of indemnification to non-consolidated entities.

NOTE 24 — BUSINESS SEGMENT INFORMATION

Management’s Policy in Identifying Reportable Segments

As of December 31, 2021, we managed our business and reported our financial results in two operating segments: Commercial Banking and Consumer Banking, and a non-operating segment, Corporate. CIT’s reportable segments were primarily based upon industry categories, geography, target markets and customers served, and, to a lesser extent, the core competencies relating to product origination, distribution methods, operations and servicing and the nature of their regulatory environment. Segment reporting was reflective of the Company’s internal reporting structure and consistent with the presentation of financial information to the Chief Operating Decision Maker.

Types of Products and Services

Commercial Banking consisted of four divisions. Through its Commercial Finance, Business Capital and Real Estate Finance divisions, Commercial Banking provided lending, leasing and other financial and advisory services, primarily to small and middle-market companies across select industries. Commercial Finance also provided factoring, receivables management products and secured financing to the retail supply chain. A fourth division, Rail, provided equipment leasing and secured financing to the rail industry. Revenue was generated from interest earned on loans, rents on equipment leased, fees and other revenue from lending and leasing activities, capital markets transactions and banking services, commissions earned on factoring and related activities, and to a lesser extent, interest and dividends on investments. Revenue was also generated from gains on asset sales. Commercial Banking also provides HOA deposits.

Consumer Banking includes Consumer and Community Banking and Legacy Consumer Mortgages. Consumer and Community Banking offered mortgage loans, and deposits to its consumer customers. The division offered jumbo residential mortgage loans and conforming residential mortgage loans, primarily in Southern California. Mortgage loans were primarily originated directly through CIT Bank branch and retail referrals, employee referrals, internet leads and direct marketing. Additionally, loans were purchased through whole loan and portfolio acquisitions. Consumer lending included product specialists, internal sales support and origination processing, structuring and closing. CIT Bank gathers deposit through retail banking, which operates through retail branches, mostly in Southern California, and an online direct channel. We offered a broad range of deposit and lending products to meet the needs of our customers, including checking, money market, savings, certificates of deposit, residential mortgage loans, and fiduciary services. The division also originated qualified SBA 504 loans and 7(a) loans. SBA 504 loans generally provide growing businesses with long-term, fixed-rate financing for major fixed assets, such as land and buildings. SBA 7(a) loans provide financing for working capital, acquisition of inventory, machinery, equipment, furniture, and fixtures, the refinance of outstanding debt subject to any program guidelines, and acquisition of businesses, including partnership buyouts.

LCM included acquired SFR mortgages from the OneWest Transaction that are being run-off.

Corporate

Certain items were not allocated to operating segments and were included in Corporate. Some of the more significant and recurring items include interest income on investment securities, a portion of interest expense primarily related to corporate funding costs, mark-to-market adjustments on foreign currency hedges and income on BOLI (other non-interest income), restructuring charges, as well as certain unallocated costs and intangible assets amortization expenses (operating expenses) and gain/loss on debt extinguishments.

Segment Profit and Assets

The following table presents segment data related to continuing operations:

Segment Pre-tax Income (Loss) (dollars in millions)

	Commercial Banking	Consumer Banking	Corporate	Total CIT
Year Ended December 31, 2021
Interest income	$1,116.2	$288.1	$79.1	$1,483.4
Interest expense (benefit)	302.3	(83.0)	209.8	429.1
Provision for credit losses	(269.0)	(58.4)	—	(327.4)
Rental income on operating leases	773.3	—	—	773.3
Other non-interest income	399.1	127.0	136.8	662.9
Depreciation on operating lease equipment	340.7	—	—	340.7
Maintenance and other operating lease expenses	209.0	—	—	209.0
Operating expenses/loss on debt extinguishment and deposit redemption	727.3	330.6	(18.8)	1,039.1
Income before provision (benefit) for income taxes	$978.3	$225.9	$24.9	$1,229.1
Select Period End Balances
Total assets	$35,243.5	$6,422.5	$11,573.6	$53,239.6
Loans	26,634.1	6,205.5	—	32,839.6
Credit balances of factoring clients	(1,533.5)	—	—	(1,533.5)
Assets held for sale	41.6	11.7	—	53.3
Operating lease equipment, net	8,024.3	—	—	8,024.3
Year Ended December 31, 2020
Interest income	$1,299.4	$373.7	$125.9	$1,799.0
Interest expense (benefit)	501.5	(29.0)	260.8	733.3
Provision for credit losses	834.2	(33.9)	—	800.3
Rental income on operating leases	810.9	—	—	810.9
Other non-interest income	359.2	76.1	105.2	540.5
Depreciation on operating lease equipment	327.4	—	—	327.4
Maintenance and other operating lease expenses	212.5	—	—	212.5
Operating expenses/(gain) on debt extinguishment and deposit redemption	802.8	386.6	105.8	1,295.2
Goodwill impairment	436.9	48.2	—	485.1
(Loss) income before provision (benefit) for income taxes	$(645.8)	$77.9	$(135.5)	$(703.4)
Select Period End Balances
Total assets	$37,884.1	$7,829.7	$12,392.8	$58,106.6
Loans	28,636.5	7,508.1	—	36,144.6
Credit balances of factoring clients	(1,719.9)	—	—	(1,719.9)
Assets held for sale	702.4	18.8	—	721.2
Operating lease equipment, net	7,836.6	—	—	7,836.6
Year Ended December 31, 2019
Interest income	$1,425.7	$364.9	$226.2	$2,016.8
Interest expense (benefit)	758.3	(125.3)	319.0	952.0
Provision for credit losses	117.3	(6.5)	—	110.8
Rental income on operating leases	857.7	—	—	857.7
Other non-interest income	331.6	33.8	49.8	415.2
Depreciation on operating lease equipment	308.6	—	—	308.6
Maintenance and other operating lease expenses	180.7	—	—	180.7
Operating expenses/loss on debt extinguishment and deposit redemption	701.5	345.0	67.2	1,113.7
(Loss) income before provision (benefit) for income taxes	$548.6	$185.5	$(110.2)	$623.9
Select Period End Balances
Total assets	$32,616.7	$6,905.0	$11,311.1	$50,832.8
Loans	24,393.4	6,605.5	—	30,998.9
Credit balances of factoring clients	(1,176.2)	—	—	(1,176.2)
Assets held for sale	23.1	8.9	0.1	32.1
Operating lease equipment, net	7,319.7	—	—	7,319.7

NOTE 25 — GOODWILL AND INTANGIBLE ASSETS

Goodwill

There was no goodwill balance as of December 31, 2021 and 2020.

On January 1, 2020, CIT Bank acquired MOB, and the acquired assets and liabilities were recorded at their estimated fair value as of the acquisition date resulting in $121.6 million of goodwill. The Company allocated $116.4 million of the goodwill to Commercial Banking and $5.2 million to Consumer Banking. As of September 30, 2020, the goodwill was reduced by $6.4 million, related to purchase accounting adjustments, to $115.2 million, of which $6.1 million and $0.3 million were allocated to Commercial Banking and Consumer Banking, respectively. In addition to the goodwill, intangible assets of $102.6 million were recorded related to the valuation of core deposit intangibles, trade name and customer relationships, as detailed in the table below.

Based on the interim quantitative analysis, the Company concluded that the carrying amount of the Commercial Finance, Real Estate Finance and Consumer Banking RUs exceeded their estimated fair value and the Company recorded an impairment of goodwill in the first quarter of 2020 in the Commercial Finance, Real Estate Finance and Consumer Banking RUs of $159.9 million, $141.6 million and $43.2 million, respectively, or an aggregate of $344.7 million, representing the full amount of goodwill assigned to the RUs, prior to the integration of MOB.  Based on the annual quantitative analysis, after the integration of MOB, as described above, the Company concluded that the carrying amounts of the Rail, Commercial Finance, Real Estate Finance, and Consumer Banking RUs exceeded their estimated fair value, and the Company recorded an impairment of the goodwill in the fourth quarter of 2020 for $25.2 million, $80.0 million, $30.3 million and $4.9 million respectively, or an aggregate of $140.4 million.  As a result of impairments recorded in the fourth quarter, goodwill had been fully impaired as of December 31, 2020.

Intangible Assets

The following table presents the gross carrying value and accumulated amortization for intangible assets, excluding fully amortized intangible assets:

Intangible Assets (dollars in millions)

	December 31, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core deposit intangibles	$222.4	$(135.0)	$87.4	$222.4	$(107.4)	$115.0
Trade names	27.7	(18.6)	9.1	27.7	(15.9)	11.8
Customer relationships	27.4	(21.8)	5.6	27.4	(19.3)	8.1
Total intangible assets	$277.5	$(175.4)	$102.1	$277.5	$(142.6)	$134.9

The following table presents the changes in intangible assets:

Intangible Assets Rollforward (dollars in millions)

	Core Deposit Intangibles	Trade Names	Customer Relationships	Other	Total
December 31, 2019	$46.6	$12.0	$7.7	$(0.3)	$66.0
Additions	96.1	3.0	3.5	—	102.6
Amortization(1)	(27.7)	(3.2)	(3.1)	0.3	(33.7)
December 31, 2020	115.0	11.8	8.1	—	134.9
Amortization(1)	(27.6)	(2.7)	(2.5)	—	(32.8)
December 31, 2021	$87.4	$9.1	$5.6	$—	$102.1

(1)	Includes amortization recorded in operating expenses.

The addition to intangible asset balances after December 31.2019 reflect the intangibles recognized as a result of the MOB Acquisition. The largest component related to the valuation of core deposits. Core deposit intangibles (“CDIs”) represent future benefits arising from noncontractual customer relationships (e.g., account relationships with the depositors) acquired from the purchase of demand deposit accounts, including interest and non-interest bearing checking accounts, money market and savings accounts. CDIs have a finite life and are amortized on a straight line basis over the estimated useful life of seven years related to the OneWest Transaction CDI and ten years for the MOB acquired CDI. Amortization expense for the intangible assets is recorded in Operating expenses.

Accumulated amortization totaled $175.4 million at December 31, 2021. Projected amortization for the years ended December 31, 2022 through December 31, 2026, is approximately $24.1 million, $13.4 million, $13.3 million, $12.1 million and $10.4 million, respectively.

NOTE 26 — SEVERANCE LIABILITIES

The following table summarizes liabilities related to employee severance:

Severance Liabilities (dollars in millions)

	Number of Employees	Liability
December 31, 2019	133	$17.0
Additions and adjustments	431	33.6
Utilization	(171)	(17.2)
December 31, 2020	393	33.4
Additions and adjustments	(103)	(14.4)
Utilization	(74)	(7.7)
December 31, 2021	216	$11.3

The severance additions primarily related to employee termination benefits. The net benefit in 2021 reflects the reversal of previously recorded restructuring charges related to planned employee reductions, who then resigned prior to their termination date.

NOTE 27 — PARENT COMPANY FINANCIAL STATEMENTS

The following tables present the Parent Company only financial statements:

Condensed Parent Company Only Balance Sheets (dollars in millions)

	December 31, 2021	December 31, 2020
Assets:
Cash and deposits	$73.8	$15.5
Cash held at bank subsidiary	625.1	962.8
Receivables from nonbank subsidiaries	2,571.8	2,543.4
Receivables from bank subsidiaries	304.1	556.5
Investment in nonbank subsidiaries	916.8	898.3
Investment in bank subsidiaries	5,373.9	4,943.0
Other assets	772.1	775.6
Total Assets	$10,637.6	$10,695.1
Liabilities and Equity:
Borrowings	$3,923.8	$4,418.2
Liabilities to nonbank subsidiaries	99.5	219.1
Liabilities to bank subsidiaries	7.0	12.2
Other liabilities	303.9	322.7
Total Liabilities	4,334.2	4,972.2
Total Stockholders’ Equity	6,303.4	5,722.9
Total Liabilities and Equity	$10,637.6	$10,695.1

Condensed Parent Company Only Statements of Operations and Comprehensive Income (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Income
Interest income from nonbank subsidiaries	$64.4	$99.0	$123.4
Interest income from bank subsidiaries	14.3	14.4	16.2
Interest and dividends on interest bearing deposits and investments	—	—	1.7
Dividends from nonbank subsidiaries	175.0	271.0	25.0
Dividends from bank subsidiaries	250.0	—	356.0
Other non-interest income from subsidiaries	87.2	89.0	71.5
Other non-interest (loss) income	(8.4)	15.0	39.7
Total income	582.5	488.4	633.5
Expenses
Interest expense	205.4	208.8	202.8
Interest expense on liabilities to subsidiaries	4.4	6.6	15.4
Other non-interest expenses	140.2	204.1	156.5
Total expenses	350.0	419.5	374.7
Income before income taxes and equity in undistributed net income of subsidiaries	232.5	68.9	258.8
Benefit for income taxes	(41.9)	(42.6)	(160.9)
Income before equity in undistributed net income of subsidiaries	274.4	111.5	419.7
Equity in undistributed net income (loss) of bank subsidiaries	634.7	(449.7)	78.4
Equity in undistributed net income (loss) of nonbank subsidiaries	13.2	(277.1)	31.8
Net income (loss)	922.3	(615.3)	529.9
Other comprehensive (loss) income, net of tax	(199.3)	87.8	126.2
Comprehensive income (loss)	$723.0	$(527.5)	$656.1

Condensed Parent Company Only Statements of Cash Flows (dollars in millions)

	Years Ended December 31,
	2021	2020	2019
Cash Flows from Operations:
Net (loss) income	$922.3	$(615.3)	$529.9
Equity in undistributed loss (earnings) of subsidiaries	(647.9)	726.8	(110.2)
Other operating activities, net	38.9	171.1	(53.0)
Net cash flows provided by operations	313.3	282.6	366.7
Cash Flows from Investing Activities:
(Increase) decrease in investments in and advances to subsidiaries	204.2	(45.0)	(250.7)
Decrease in investment securities and securities purchased under agreements to resell	—	—	100.0
Other investing activities	0.5	(17.1)	(16.9)
Net cash flows (used in) provided by investing activities	204.7	(62.1)	(167.6)
Cash Flows from Financing Activities:
Proceeds from the issuance of term debt	—	500.0	98.6
Repayments of term debt	(500.0)	—	—
Net proceeds from issuance of preferred stock	—	—	195.1
Repurchase of common stock	—	—	(340.9)
Dividends paid	(170.3)	(171.5)	(146.7)
Net change in advances from subsidiaries	(119.1)	63.5	(303.0)
Other financing activities, net	(8.0)	(11.0)	(22.6)
Net cash flows provided by (used in) financing activities	(797.4)	381.0	(519.5)
Net increase (decrease) in cash and cash equivalents	(279.4)	601.5	(320.4)
Cash and cash equivalents, beginning of period	978.3	376.8	697.2
Cash and cash equivalents, end of period	$698.9	$978.3	$376.8

NOTE 28 — SUBSEQUENT EVENTS

On January 3, 2022, First Citizens closed the merger with CIT (the “Merger”), pursuant to an Agreement and Plan of Merger, dated as of October 15, 2020, as amended by Amendment No. 1, dated as of September 30, 2021 (as amended, the “Merger Agreement”), by and among First Citizens, First-Citizens Bank & Trust Company (“FCB”), FC Merger Subsidiary IX, Inc., a direct, wholly owned subsidiary of FCB (“Merger Sub”), and CIT, the parent company of CIT Bank.

Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into CIT, with CIT as the surviving entity (the “First-Step Merger”), and immediately following the effective time of the First-Step Merger (the “Effective Time”), CIT merged with and into FCB, with FCB as the surviving entity (the “Second-Step Merger” and together with the First-Step Merger, the “Mergers”). Immediately following the consummation of the Mergers, CIT Bank merged with and into FCB, with FCB as the surviving bank (together with the Mergers, the “Transaction”).

Common Stock Conversion

Pursuant to the terms of the Merger Agreement, each share of CIT common stock, par value $0.01 per share (“CIT Common Stock”), issued and outstanding, except for certain shares of CIT Common Stock owned by CIT or First Citizens, was converted into the right to receive 0.06200 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of First Citizens Class A Common Stock, par value $1.00 per share (“First Citizens Common Stock”), plus, if applicable, cash in lieu of fractional shares of First Citizens Common Stock.

Preferred Stock Conversion

Pursuant to the terms of the Merger Agreement , each issued and outstanding share of CIT Series A Preferred Stock and CIT Series B Preferred Stock, automatically converted into the right to receive one share of a newly created series of preferred stock, series B, of First Citizens (“First Citizens Series B Preferred Stock”) and one share of a newly created series of preferred stock, series C, of First Citizens (“First Citizens Series C Preferred Stock” and together with the First Citizens Series B Preferred Stock, the “New First Citizens Preferred Stock”), respectively, having such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, of the CIT Series A Preferred Stock and the CIT Series B Preferred Stock, respectively. The non-callable period for the New First Citizens Preferred Stock was extended for five years to January 4, 2027.

Restricted Stock Conversion

Pursuant to the terms of the Merger Agreement, (i) each restricted stock unit award or performance stock unit award in respect of shares of CIT Common Stock, including any deferred restricted stock unit award (each, a “CIT Award”) outstanding, other than a CIT Director RSU Award (defined below), automatically converted into a restricted stock unit in respect of a number of shares of First Citizens Common Stock (a “First Citizens Award”) equal to (a) the number of shares of CIT Common Stock subject to such CIT Award based on target level performance multiplied by (b) the Exchange Ratio, subject to the same terms and conditions applicable to the existing CIT Award (except, in the case of performance stock unit awards, for any performance goals or metrics), and (ii) each restricted stock unit award in respect of shares of CIT Common Stock that (a) was outstanding and unvested, (b) was held by a member of the Board of Directors of CIT, (c) automatically vested upon the Effective Time in accordance with its terms, and (d) was not subject to a deferral election (each, a “CIT Director RSU Award”) automatically converted into the right to receive the Merger Consideration.

Assumption of Debt Securities

In connection with the Merger, FCB assumed, through merger and the execution of instruments of assumption, the senior unsecured notes and subordinated unsecured notes. See Note 10 – Borrowings for outstanding principal balances.